Exhibit 99.1

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of the Annual Report of Bank of America Corporation and its subsidiaries (the Corporation) should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this report. The statements are representative only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which the Corporation operates which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense; changes in the interest rate environment which may reduce interest margins and impact funding sources; changes in foreign exchange rates; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices which may adversely impact the value of financial products including securities, loans, deposits, debt and derivative financial instruments, and other similar financial instruments; political conditions and related actions by the United States abroad which may adversely affect the Corporation’s businesses and economic conditions as a whole; liabilities resulting from litigation and regulatory investigations, including costs, expenses, settlements and judgments; changes in domestic or foreign tax laws, rules and regulations as well as Internal Revenue Service (IRS) or other governmental agencies’ interpretations thereof; various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (FRB), the Office of the Comptroller of Currency, the Federal Deposit Insurance Corporation and state regulators; competition with other local, regional and international banks, thrifts, credit unions and other nonbank financial institutions; ability to grow core businesses; ability to develop and introduce new banking-related products, services and enhancements, and gain market acceptance of such products; mergers and acquisitions and their integration into the Corporation; decisions to downsize, sell or close units or otherwise change the business mix of the Corporation; and management’s ability to manage these and other risks.

The Corporation, headquartered in Charlotte, North Carolina, operates in 29 states and the District of Columbia and has offices located in 43 foreign countries. The Corporation provides a diversified range of banking and nonbanking financial services and products both domestically and internationally through four business segments. In order to more closely align with the scope of our businesses, we have renamed each of our business segments. Consumer and Small Business Banking has been renamed Global Consumer and Small Business Banking, Commercial Banking is now called Global Business and Financial Services, Global Corporate and Investment Banking is now called Global Capital Markets and Investment Banking, and Wealth and Investment Management has been renamed Global Wealth and Investment Management.

At December 31, 2004, the Corporation had $1.1 trillion in assets and approximately 176,000 full-time equivalent employees. Notes to Consolidated Financial Statements referred to in Management’s Discussion and Analysis of Results of Operations and Financial Condition are incorporated by reference into Management’s Discussion and Analysis of Results of Operations and Financial Condition. Certain prior period amounts have been reclassified to conform to current period presentation.

On April 1, 2004, we completed our merger with FleetBoston Financial Corporation (FleetBoston) (the Merger) after obtaining final shareholder and regulatory approvals. The Merger was accounted for under the purchase method of accounting. Accordingly, results for 2004 included nine months of combined company results. Results for 2003 and at December 31, 2003 excluded FleetBoston. For informational and comparative purposes, certain tables have been expanded to include a column entitled FleetBoston, April 1, 2004. This column represents balances acquired from FleetBoston as of April 1, 2004, including purchase accounting adjustments.

On October 15, 2004, we acquired 100 percent of National Processing, Inc. (NPC), for $1.4 billion in cash, creating the second largest merchant processor in the United States.

During the second quarter of 2004, our Board of Directors (the Board) approved a 2-for-1 stock split in the form of a common stock dividend and increased the quarterly cash dividend 12.5 percent from $0.40 to $0.45 per post-split share. The common stock dividend was effective August 27, 2004 to common shareholders of record on August 6, 2004 and the cash dividend was effective September 24, 2004 to common shareholders of record on September 3, 2004. All prior period common share and related per common share information has been restated to reflect the 2-for-1 stock split.

Economic Overview

In 2004, U.S. economic performance was solid, creating a generally healthy environment for banking, while global growth exceeded expectations. In the U.S., real Gross Domestic Product (GDP) grew rapidly, as the negative impact of higher oil prices was more than offset by sound fundamentals and the FRB’s accommodative monetary policy. Consumer spending continued to rise, while consumer credit quality remained healthy. Sustained gains in productivity contributed to rising corporate profits and cash flows. Businesses rebuilt inventories and increased capital spending, particularly for information processing equipment and software. Although overall corporate loan demand remained soft, corporate credit quality improved as the economy strengthened in the second half of the year. Employment grew and the unemployment rate receded, although the pace of job creation was soft relative to GDP growth, reflecting business efforts to constrain operating costs. Housing activity rose to historic levels. Inflation rose modestly but stayed low relative to historic standards. The FRB raised the federal funds rate target from one percent at mid-year to 2.25 percent, but the increases were widely anticipated and bond yields remained low, generating a flatter yield curve.

Performance Overview

For the second year in a row, we achieved record earnings. Net Income totaled $14.1 billion, or $3.69 per diluted common share in 2004, 31 percent and three percent increases, respectively, from $10.8 billion, or $3.57 per diluted common share in 2003.

Business Segment Total Revenue and Net Income

	Total Revenue		Net Income
(Dollars in millions)	2004	2003	2004	2003
Global Consumer and Small Business Banking	$25,121	$19,598	$5,897	$5,254
Global Business and Financial Services	9,240	5,841	3,827	2,067
Global Capital Markets and Investment Banking	9,049	8,334	1,950	1,794
Global Wealth and Investment Management	5,918	4,030	1,584	1,234
All Other	282	754	885	461

Total FTE basis(1)	49,610	38,557	14,143	10,810
FTE adjustment(1)	(716)	(643)	—	—

Total	$48,894	$37,914	$14,143	$10,810

(1)	Total revenue for the segments and All Other is on a fully taxable-equivalent (FTE) basis. For more information on a FTE basis, see Supplemental Financial Data beginning on page 8.

Global Consumer and Small Business Banking

Net Income increased $643 million, or 12 percent, to $5.9 billion in 2004, including the $1.1 billion impact of the Merger. Driving this increase was the $4.8 billion increase in Net Interest Income and a $1.5 billion increase in Card Income. Partially offsetting this was the $3.0 billion increase in Noninterest Expense, a $1.6 billion increase in Provision for Credit Losses and a $1.5 billion decrease in Mortgage Banking Income. The Provision for Credit Losses increased $1.6 billion to $3.3 billion, including higher credit card net charge-offs of $791 million, of which $320 million was attributed to the addition of the FleetBoston credit card portfolio. For more information on Global Consumer and Small Business Banking, see page 11.

Global Business and Financial Services

Net Income increased $1.8 billion, or 85 percent, to $3.8 billion for 2004 including the $982 million impact of the addition of FleetBoston. Both average Loans and Leases, and Deposits grew significantly, with increases of $45.0 billion, or 42 percent, and $36.5 billion, or 65 percent, respectively. Impacting these increases were the $38.1 billion increase in average Loans and Leases and the $27.7 billion increase in average Deposits related to the addition of FleetBoston. Also driving the improved results was the $920 million decrease in Provision for Credit Losses, driven by lower net charge-offs and the continued credit quality improvement in the commercial portfolio. For more information on Global Business and Financial Services, see page 17.

Global Capital Markets and Investment Banking

Net Income increased $156 million, or nine percent, to $2.0 billion in 2004. Contributing to the increase in Net Income was a reduction of $762 million in the Provision for Credit Losses and increases in Trading Account Profits and Investment Banking Income of $441 million and $147 million, respectively. Notable improvements in credit quality in the large corporate portfolio and a 71 percent reduction in net charge-offs drove the $762 million decrease in Provision for Credit Losses. Partially offsetting these increases were the $460 million impact of charges taken for litigation matters in 2004, an increase of $279 million of incentive compensation for market-based activities and the $143 million impact of the charges taken for the mutual fund matter. For more information on Global Capital Markets and Investment Banking, see page 20.

Global Wealth and Investment Management

Net Income increased $350 million, or 28 percent, to $1.6 billion in 2004. The increase in Net Income was driven by the $253 million impact of the addition of FleetBoston and growth in both average Loans and Leases, and Deposits. Total assets under management increased $154.8 billion, or 52 percent, to $451.5 billion at December 31, 2004, due to the addition of $148.9 billion of FleetBoston assets under management and increased market valuation partially offset by outflows, primarily in money market products. For more information on Global Wealth and Investment Management, see page 23.

All Other

Net Income increased $424 million, or 92 percent, to $885 million in 2004. This increase was driven by a $1.1 billion increase in Gains on Sales of Debt Securities. Partially offsetting this increase was the $618 million of Merger and Restructuring Charges. For more information on All Other, see page 25.

Financial Highlights

Net Interest Income

Net Interest Income on a FTE basis increased $7.4 billion to $29.5 billion in 2004. This increase was driven by the impact of the Merger, higher asset and liability management (ALM) portfolio levels (primarily consisting of securities and whole loan mortgages), the impact of higher rates, growth in consumer loan levels (primarily credit card and home equity) and higher core deposit funding levels. Partially offsetting these increases were reductions in the large corporate and foreign loan balances, lower trading-related contributions, lower mortgage warehouse levels and the continued runoff of previously exited consumer businesses. The net interest yield on a FTE basis declined 14 basis points (bps) to 3.26 percent due to the negative impact of increased trading-related balances, which have a lower yield than other earning assets. For more information on Net Interest Income on a FTE basis, see Table I on page 68.

Noninterest Income

Noninterest Income

(Dollars in millions)	2004	2003
Service charges	$6,989	$5,618
Investment and brokerage services	3,627	2,371
Mortgage banking income	414	1,922
Investment banking income	1,886	1,736
Equity investment gains	861	215
Card income	4,588	3,052
Trading account profits	869	409
Other income	863	1,127

Total noninterest income	$20,097	$16,450

Noninterest Income increased $3.6 billion to $20.1 billion in 2004, due primarily to the addition of FleetBoston, which contributed $3.8 billion of Noninterest Income.

•	Service Charges grew $1.4 billion driven by organic account growth and approximately $960 million from the addition of FleetBoston customers.

•	Investment and Brokerage Services increased $1.3 billion due to approximately $1.1 billion related to the addition of the FleetBoston business as well as market appreciation.

•	Mortgage Banking Income decreased $1.5 billion caused by lower production levels, a decrease in the gains on sales of loans to the secondary market and writedowns of the value of Mortgage Servicing Rights (MSRs).

•	Investment Banking Income increased $150 million on increased market share in a variety of products.

•	Equity Investment Gains increased $646 million due to a $576 million increase in Principal Investing gains.

•	Card Income increased $1.5 billion due to increased fees and interchange income, including the $832 million impact from the addition of the FleetBoston card portfolio.

•	Trading Account Profits increased $460 million due to increased customer activity.

•	Other Income decreased $264 million due to the absence of whole mortgage loan sale gains in 2004, partially offset by the addition of FleetBoston.

For more information on Noninterest Income, see Business Segment Operations beginning on page 10.

Gains on Sales of Debt Securities

Gains on Sales of Debt Securities in 2004 were $2.1 billion compared to $941 million in 2003, as we continued to reposition the ALM portfolio in response to interest rate fluctuations and to manage mortgage prepayment risk. For more information on Gains on Sales of Debt Securities, see Market Risk Management beginning on page 54.

Provision for Credit Losses

The Provision for Credit Losses decreased $70 million to $2.8 billion in 2004 driven by lower commercial net charge-offs of $748 million and continued improvements in credit quality in the commercial loan portfolio. Offsetting these decreases were increases in the Provision for Credit Losses in our consumer credit card portfolio. These increases included higher credit card net charge-offs of $791 million, of which $320 million was attributed to the addition of the FleetBoston credit card portfolio. Organic growth, overall seasoning of credit card accounts, the return of securitized loans to the balance sheet, and increases in minimum payment requirements drove higher net charge-offs and Provision for Credit Losses. For more information on credit quality, see Credit Risk Management beginning on page 36.

Noninterest Expense

Noninterest Expense

(Dollars in millions)	2004	2003
Personnel	$13,473	$10,446
Occupancy	2,379	2,006
Equipment	1,214	1,052
Marketing	1,349	985
Professional fees	836	844
Amortization of intangibles	664	217
Data processing	1,325	1,104
Telecommunications	730	571
Other general operating	4,439	2,930
Merger and restructuring charges	618	—

Total noninterest expense	$27,027	$20,155

Noninterest Expense increased $6.9 billion to $27.0 billion in 2004, due primarily to the addition of FleetBoston, which contributed $5.0 billion of Noninterest Expense.

•	Personnel Expense increased $3.0 billion due to the $2.3 billion impact of FleetBoston associates.

•	Marketing Expense increased $364 million due to increased advertising for card programs and increased advertising costs in the Northeast.

•	Amortization of Intangibles increased $447 million driven by the amortization of intangible assets acquired in the Merger.

•	Other General Operating Expense increased $1.5 billion related to the $904 million impact of the addition of FleetBoston, $370 million of litigation expenses incurred during 2004 and the $285 million related to the mutual fund settlement (net of a $90 million reserve established in 2003). This net settlement expense was divided equally between Global Capital Markets and Investment Banking and Global Wealth and Investment Management for business segment reporting purposes.

•	Merger and Restructuring Charges, including an infrastructure initiative, were $618 million in connection with the integration of FleetBoston’s operations. For more information on Merger and Restructuring Charges, see Note 2 of the Consolidated Financial Statements.

For more information on Noninterest Expense, see Business Segment Operations beginning on page 10.

Income Tax Expense

Income Tax Expense was $7.1 billion, reflecting an effective tax rate of 33.4 percent, in 2004 compared to $5.1 billion and 31.8 percent, respectively, in 2003. The difference in the effective tax rate between years resulted primarily from the application of purchase accounting to certain leveraged leases acquired in the Merger, an increase in state tax expense generally related to higher tax rates in the Northeast and the reduction in 2003 of Income Tax Expense resulting from a tax settlement with the IRS. For more information on Income Tax Expense, see Note 17 of the Consolidated Financial Statements.

Assets

Average Loans and Leases increased $116.5 billion, or 33 percent, in 2004. Of this increase, $88.9 billion related to the addition of FleetBoston. The remaining increase was driven by growth in our residential mortgage and consumer credit card portfolios of $16.1 billion and $10.1 billion, respectively. Average Available-for-sale (AFS) Securities increased $79.7 billion, or 114 percent, as a result of investing excess cash from deposit growth and repositioning our ALM portfolio. Additionally, average trading-related assets increased $55.0 billion as we expanded our trading book to accommodate the needs of our clients. For more information, see Table I on page 68.

Liabilities and Shareholders’ Equity

Average core deposits increased $130.7 billion, or 36 percent. Of this increase, $95.6 billion is attributable to the addition of FleetBoston. The remaining increase was attributable to organic growth which resulted from our continued improvements in customer satisfaction, new product offerings and our account growth efforts. At December 31, 2004, our Tier 1 Capital ratio was 8.10 percent, compared to a ratio of 7.85 percent at December 31, 2003. For more information, see Table I on page 68 and Note 14 of the Consolidated Financial Statements.

FleetBoston Merger

Pursuant to the Agreement and Plan of Merger, dated October 27, 2003, between the Corporation and FleetBoston (the Merger Agreement), we acquired 100 percent of the outstanding stock of FleetBoston on April 1, 2004. The Merger created a banking institution with leading market shares throughout the Northeast, Southeast, Southwest and West regions of the United States. FleetBoston’s results of operations were included in the Corporation’s results beginning April 1, 2004.

As provided by the Merger Agreement, approximately 1.069 billion shares of FleetBoston common stock were exchanged for approximately 1.187 billion shares of the Corporation’s common stock, as adjusted for the stock split. At the date of the Merger, this represented approximately 29 percent of the Corporation’s outstanding common stock. FleetBoston shareholders also received cash of $4 million in lieu of any fractional shares of the Corporation’s common stock that would have otherwise been issued on April 1, 2004. Holders of FleetBoston preferred stock received 1.1 million shares of the Corporation’s preferred stock. The purchase price was adjusted to reflect the effect of the 15.7 million shares of FleetBoston common stock that we already owned.

In connection with the Merger, we implemented a plan to integrate our operations with FleetBoston’s. During 2004, including an infrastructure initiative, $618 million was recorded as Merger and Restructuring Charges and $658 million was recorded as an adjustment to Goodwill related to these activities. During 2004, our integration activities progressed according to schedule. We rebranded all banking centers in the former FleetBoston franchise, as well as a majority of outstanding credit cards. In addition, we began to rollout customer service platforms, including Premier Banking, to the Northeast. We also completed several key systems conversions necessary for full integration. For more information on the Merger, see Note 2 of the Consolidated Financial Statements.

Table 1

Five-Year Summary of Selected Financial Data(1)

(Dollars in millions, except per share information)	2004	2003	2002	2001	2000
Income statement
Net interest income	$28,797	$21,464	$20,923	$20,290	$18,349
Noninterest income	20,097	16,450	13,580	14,348	14,582
Total revenue	48,894	37,914	34,503	34,638	32,931
Provision for credit losses	2,769	2,839	3,697	4,287	2,535
Gains on sales of debt securities	2,123	941	630	475	25
Noninterest expense	27,027	20,155	18,445	20,709	18,633
Income before income taxes	21,221	15,861	12,991	10,117	11,788
Income tax expense	7,078	5,051	3,742	3,325	4,271
Net income	14,143	10,810	9,249	6,792	7,517
Average common shares issued and outstanding (in thousands)	3,758,507	2,973,407	3,040,085	3,189,914	3,292,797
Average diluted common shares issued and outstanding (in thousands)	3,823,943	3,030,356	3,130,935	3,251,308	3,329,858

Performance ratios
Return on average assets	1.35%	1.44%	1.41%	1.05%	1.12%
Return on average common shareholders’ equity	16.83	21.99	19.44	13.96	15.96
Total equity to total assets (at year end)	8.97	6.67	7.78	7.87	7.45
Total average equity to total average assets	8.06	6.57	7.28	7.55	7.03
Dividend payout	45.67	39.58	40.07	53.44	45.02

Per common share data
Earnings	$3.76	$3.63	$3.04	$2.13	$2.28
Diluted earnings	3.69	3.57	2.95	2.09	2.26
Dividends paid	1.70	1.44	1.22	1.14	1.03
Book value	24.56	16.63	16.75	15.54	14.74

Average balance sheet
Total loans and leases	$472,645	$356,148	$336,819	$365,447	$392,622
Total assets	1,044,660	749,056	653,774	644,887	670,078
Total deposits	551,559	406,233	371,479	362,653	353,294
Long-term debt	93,330	68,432	66,045	69,622	70,293
Common shareholders’ equity	83,953	49,148	47,552	48,609	47,057
Total shareholders’ equity	84,183	49,204	47,613	48,678	47,132

Capital ratios (at year end)
Risk-based capital:
Tier 1	8.10%	7.85%	8.22%	8.30%	7.50%
Total	11.63	11.87	12.43	12.67	11.04
Leverage	5.82	5.73	6.29	6.55	6.11

Market price per share of common stock
Closing	$46.99	$40.22	$34.79	$31.48	$22.94
High closing	47.44	41.77	38.45	32.50	29.63
Low closing	38.96	32.82	27.08	23.38	19.00

(1)	As a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) on January 1, 2002, we no longer amortizes Goodwill. Goodwill amortization expense was $662 and $635 in 2001 and 2000, respectively.

Supplemental Financial Data

Table 2 provides a reconciliation of the supplemental financial data mentioned below with GAAP financial measures. Other companies may define or calculate supplemental financial data differently.

Operating Basis Presentation

In managing our business, we may at times look at performance excluding certain non-recurring items. For example, as an alternative to Net Income, we view results on an operating basis, which represents Net Income excluding Merger and Restructuring Charges. The operating basis of presentation is not defined by accounting principles generally accepted in the United States (GAAP). We believe that the exclusion of Merger and Restructuring Charges, which represent events outside our normal operations, provides a meaningful period-to-period comparison and is more reflective of normalized operations.

Net Interest Income - FTE Basis

In addition, we view Net Interest Income and related ratios and analysis (i.e. efficiency ratio, net interest yield and operating leverage) on a FTE basis. Although this is a non-GAAP measure, we believe managing the business with Net Interest Income on a FTE basis provides a more accurate picture of the interest margin for comparative purposes. To derive the FTE basis, Net Interest Income is adjusted to reflect tax-exempt interest income on an equivalent before tax basis with a corresponding increase in Income Tax Expense. For purposes of this calculation, we use the federal statutory tax rate of 35 percent. This measure ensures comparability of Net Interest Income arising from both taxable and tax-exempt sources.

Performance Measures

As mentioned above, certain performance measures including the efficiency ratio, net interest yield, and operating leverage utilize Net Interest Income (and thus Total Revenue) on a FTE basis. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates how many basis points we are earning over the cost of funds. Operating leverage measures the total percentage revenue growth minus the total percentage expense growth for the corresponding period. During our annual integrated plan process, we set operating leverage and efficiency targets for the Corporation and each line of business. Targets vary by year and by business and are based on a variety of factors, including: maturity of the business, investment appetite, competitive environment, market factors, and other items (i.e. risk appetite). The aforementioned performance measures and ratios, earnings per common share (EPS), return on average assets, return on average common shareholders’ equity and dividend payout ratio, as well as those measures discussed more fully below are presented in Table 2, Supplemental Financial Data and Reconciliations to GAAP Financial Measures.

Return on Average Equity and Shareholder Value Added

We also evaluate our business based upon return on average equity (ROE) and shareholder value added (SVA) measures. ROE and SVA, both utilize non-GAAP allocation methodologies. ROE measures the earnings contribution of a unit as a percentage of the Shareholders’ Equity allocated to that unit. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital. For more information, see Basis of Presentation on page 11. Both measures are used to evaluate the Corporation’s use of equity (i.e. capital) at the individual unit level and are integral components in the analytics for resource allocation. Using SVA as a performance measure places specific focus on whether incremental investments generate returns in excess of the costs of capital associated with those investments. Investments and initiatives are analyzed using SVA during the annual planning process for maximizing allocation of corporate resources. In addition, profitability, relationship and investment models all use SVA and ROE as key measures to support our overall growth goal.

Table 2

Supplemental Financial Data and Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)	2004	2003	2002	2001	2000
Operating basis(1,2)
Operating earnings	$14,554	$10,810	$9,249	$8,042	$7,863
Operating earnings per common share	3.87	3.63	3.04	2.52	2.39
Diluted operating earnings per common share	3.80	3.57	2.95	2.47	2.36
Shareholder value added	5,983	5,621	3,760	3,087	3,081
Return on average assets	1.39%	1.44%	1.41%	1.25%	1.17%
Return on average common shareholders’ equity	17.32	21.99	19.44	16.53	16.70
Efficiency ratio (fully taxable-equivalent basis)	53.23	52.27	52.56	55.47	54.38
Dividend payout ratio	44.38	39.58	40.07	45.13	43.04

Fully taxable-equivalent basis data
Net interest income	$29,513	$22,107	$21,511	$20,633	$18,671
Total revenue	49,610	38,557	35,091	34,981	33,253
Net interest yield	3.26%	3.40%	3.77%	3.68%	3.20%
Efficiency ratio	54.48	52.27	52.56	59.20	56.03

Reconciliation of net income to operating earnings
Net income	$14,143	$10,810	$9,249	$6,792	$7,517
Merger and restructuring charges	618	—	—	1,700	550
Related income tax benefit	(207)	—	—	(450)	(204)

Operating earnings	$14,554	$10,810	$9,249	$8,042	$7,863

Reconciliation of EPS to operating EPS
Earnings per common share	$3.76	$3.63	$3.04	$2.13	$2.28
Effect of merger and restructuring charges, net of tax benefit	0.11	—	—	0.39	0.11

Operating earnings per common share	$3.87	$3.63	$3.04	$2.52	$2.39

Reconciliation of diluted EPS to diluted operating EPS
Diluted earnings per common share	$3.69	$3.57	$2.95	$2.09	$2.26
Effect of merger and restructuring charges, net of tax benefit	0.11	—	—	0.38	0.10

Diluted operating earnings per common share	$3.80	$3.57	$2.95	$2.47	$2.36

Reconciliation of net income to shareholder value added
Net income	$14,143	$10,810	$9,249	$6,792	$7,517
Amortization of intangibles	664	217	218	878	864
Merger and restructuring charges, net of tax benefit	411	—	—	1,250	346

Cash basis earnings on an operating basis	15,218	11,027	9,467	8,920	8,727
Capital charge	(9,235)	(5,406)	(5,707)	(5,833)	(5,646)

Shareholder value added	$5,983	$5,621	$3,760	$3,087	$3,081

Reconciliation of return on average assets to operating return on average assets
Return on average assets	1.35%	1.44%	1.41%	1.05%	1.12%
Effect of merger and restructuring charges, net of tax benefit	0.04	—	—	0.20	0.05

Operating return on average assets	1.39%	1.44%	1.41%	1.25%	1.17%

Reconciliation of return on average common shareholders’ equity to operating return on average common shareholders’ equity
Return on average common shareholders’ equity	16.83%	21.99%	19.44%	13.96%	15.96%
Effect of merger and restructuring charges, net of tax benefit	0.49	—	—	2.57	0.74

Operating return on average common shareholders’ equity	17.32%	21.99%	19.44%	16.53%	16.70%

Reconciliation of efficiency ratio to operating efficiency ratio (fully taxable-equivalent basis)
Efficiency ratio	54.48%	52.27%	52.56%	59.20%	56.03%
Effect of merger and restructuring charges, net of tax benefit	(1.25)	—	—	(3.73)	(1.65)

Operating efficiency ratio	53.23%	52.27%	52.56%	55.47%	54.38%

Reconciliation of dividend payout ratio to operating dividend payout ratio
Dividend payout ratio	45.67%	39.58%	40.07%	53.44%	45.02%
Effect of merger and restructuring charges, net of tax benefit	(1.29)	—	—	(8.31)	(1.98)

Operating dividend payout ratio	44.38%	39.58%	40.07%	45.13%	43.04%

(1)	Operating basis excludes Merger and Restructuring Charges. Merger and Restructuring Charges were $618 and $550 in 2004 and 2000, respectively. Merger and Restructuring Charges in 2001 represented Provision for Credit Losses of $395 and Noninterest Expense of $1,305, both of which were related to the exit of certain consumer finance businesses.
(2)	As a result of the adoption of SFAS 142 on January 1, 2002, we no longer amortize Goodwill. Goodwill amortization expense was $662 and $635 in 2001 and 2000, respectively.

Core Net Interest Income

In addition, we review core net interest income which adjusts reported Net Interest Income on a FTE basis for the impact of trading-related activities. As discussed in the Global Capital Markets and Investment Banking business segment section beginning on page 20, we evaluate our trading results and strategies based on total trading-related revenue, calculated by combining trading-related Net Interest Income with Trading Account Profits. We also adjust for loans that we originated and sold into revolving credit card, home equity line and commercial loan securitizations. Noninterest Income, rather than Net Interest Income and Provision for Credit Losses, is recorded for assets that have been securitized as we are compensated for servicing the securitized assets and record servicing income and gains or losses on securitizations, where appropriate. An analysis of core net interest income, earning assets and yields, which excludes these two non-core items from reported Net Interest Income on a FTE basis, is shown below.

Table 3

Core Net Interest Income

(Dollars in millions)	2004	2003	2002
Net interest income
As reported (fully taxable-equivalent basis)	$29,513	$22,107	$21,511
Trading-related net interest income	(2,039)	(2,239)	(1,977)
Impact of revolving securitizations	931	313	517

Core net interest income	$28,405	$20,181	$20,051

Average earning assets
As reported	$905,302	$649,548	$570,530
Trading-related earning assets	(227,861)	(172,825)	(121,291)
Impact of revolving securitizations	10,181	3,342	5,943

Core average earning assets	$687,622	$480,065	$455,182

Net interest yield on earning assets
As reported (fully taxable-equivalent basis)	3.26%	3.40%	3.77%
Impact of trading-related activities	0.80	0.76	0.58
Impact of revolving securitizations	0.06	0.03	0.05

Core net interest yield on earning assets	4.12%	4.19%	4.40%

Core net interest income increased $8.2 billion for 2004. Approximately half of the increase was due to the Merger. Other activities within the portfolio affecting core net interest income were higher ALM portfolio levels, the impact of higher rates, higher consumer loan levels (primarily credit card loans and home equity lines) and higher core deposit funding levels, partially offset by reductions in the large corporate and foreign loan balances, and lower mortgage warehouse levels.

Core average earning assets increased $207.6 billion primarily due to higher ALM levels, (primarily securities and mortgages) and higher levels of consumer loans (primarily credit card loans and home equity lines). The increases in these assets were due to both the Merger and organic growth.

The core net interest yield decreased seven bps due to the impact of ALM portfolio repositioning, partially offset by the impact of higher levels of consumer loans and core deposits.

Business Segment Operations

Segment Description

In connection with the Merger, we realigned our business segment reporting to reflect the new business model of the combined company. As a part of this realignment, the segment formerly reported as Consumer and Commercial Banking was split into two new segments, Global Consumer and Small Business Banking and Global Business and Financial Services. We have repositioned Asset Management as Global Wealth and Investment Management, which now includes Premier Banking. Premier Banking was included in Consumer and Commercial Banking in the past, and is made up of our affluent retail customers. This will enable us to service our customers with a diverse offering of wealth management products. Global Capital Markets and

Investment Banking remained relatively unchanged, with the exception of moving the commercial leasing business to Global Business and Financial Services, and moving Latin America to All Other in 2004. In the first quarter 2005, Latin America was moved to Global Business and Financial Services and Business Banking was realigned and included in the results of Global Business and Financial Services, rather than Global Consumer and Small Business Banking. As a result, All Other consists primarily of the former Equity Investments segment, Noninterest Income and Expense amounts associated with the ALM process, including Gains on Sales of Debt Securities, the allowance for credit losses process, the residual impact of methodology allocations, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated. All segment financial information has been restated to conform to the realignments discussed above.

Basis of Presentation

We prepare and evaluate segment results using certain non-GAAP methodologies and performance measures many of which were discussed in Supplemental Financial Data on page 8. The starting point in evaluating results is the operating results of the businesses, which by definition excludes Merger and Restructuring Charges. The segment results also reflect certain revenue and expense methodologies, which are utilized to determine operating income. The Net Interest Income of the business segments includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics. Net Interest Income also reflects an allocation of Net Interest Income generated by assets and liabilities used in our ALM process. The results of business segments will fluctuate based on the performance of corporate ALM activities.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing costs, item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies which reflect utilization.

Equity is allocated to business segments using a risk-adjusted methodology incorporating each unit’s credit, market and operational risk components. The nature of these risks is discussed further beginning on page 36. ROE is calculated by dividing Net Income by allocated equity. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital (i.e. equity). Cash basis earnings on an operating basis are defined as Net Income adjusted to exclude Merger and Restructuring Charges, and Amortization of Intangibles. The charge for use of capital is calculated by multiplying 11 percent (management’s estimate of the shareholders’ minimum required rate of return on capital invested) by average total common shareholders’ equity at the corporate level and by average allocated equity at the business segment level. Average equity is allocated to the business level using a methodology identical to that used in the ROE calculation. Management reviews the estimate of the rate used to calculate the capital charge annually. In 2003, management reduced this rate from 12 percent to 11 percent. We use the Capital Asset Pricing Model to estimate our cost of capital. The change in the cost of capital rate from 12 percent to 11 percent was driven by a decline in long-term Treasury rates, which impacted the risk-free rate component of the calculation.

See Note 19 of the Consolidated Financial Statements for additional business segment information, selected financial information for the business segments and reconciliations to consolidated Total Revenue, Net Income and Total Assets amounts.

Global Consumer and Small Business Banking

Our strategy is to attract, retain and deepen customer relationships. A critical component of that strategy includes continuously improving customer satisfaction. We believe this focus will help us achieve our goal of being recognized as the best retail bank in North America.

Global Consumer and Small Business Banking distributes a wide range of products and services to more than 33 million consumer households and 3 million small business customers in 29 states and the District of Columbia through its network of 5,885 banking centers, 16,791 domestic branded ATMs, and telephone and Internet channels. Within Global Consumer and Small Business Banking, our most significant product lines are Card Services, Consumer Real Estate and Consumer Deposit Products.

Global Consumer and Small Business Banking

(Dollars in millions)	2004	2003
Net interest income (fully taxable-equivalent basis)	$15,882	$11,059
Noninterest income	9,239	8,539

Total revenue	25,121	19,598
Provision for credit losses	3,292	1,694
Gains on sales of debt securities	117	13
Noninterest expense	12,675	9,704

Income before income taxes	9,271	8,213
Income tax expense	3,374	2,959

Net income	5,897	$5,254

Shareholder value added	$3,253	$4,062
Net interest yield (fully taxable-equivalent basis)	5.45%	5.04%
Return on average equity	21.03	43.44
Efficiency ratio (fully taxable-equivalent basis)	50.45	49.51
Average:
Total loans and leases	$121,611	$80,320
Total assets	316,124	233,511
Total deposits	283,481	217,800
Common equity/Allocated equity	28,043	12,093
Year end:
Total loans and leases	138,615	85,107
Total assets	336,832	237,599
Total deposits	299,062	216,068

Total Revenue for Global Consumer and Small Business Banking increased $5.5 billion, or 28 percent, of which FleetBoston contributed $4.1 billion. Provision for Credit Losses increased $1.6 billion to $3.3 billion. Noninterest Expense grew by $3.0 billion, or 31 percent, to $12.7 billion. Net Income rose $643 million, or 12 percent, including the $1.1 billion impact of the addition of FleetBoston. SVA decreased $809 million, or 20 percent. This decrease was caused by an increase in the capital allocation as a result of the Merger partially offset by the increase in cash basis earnings.

Our extensive network of delivery channels including banking centers, ATMs, telephone channel and online banking enable us to provide cost effective, convenient and innovative products to our customers. Active online banking subscribers increased 73 percent in 2004. Approximately half of this growth was due to the addition of FleetBoston.

Net Interest Income increased $4.8 billion largely due to the net effect of the growth in consumer loan and lease, and deposit balances, and ALM activities. Net Interest Income was positively impacted by the $41.3 billion, or 51 percent, increase in average Loans and Leases. This increase was driven by a $15.0 billion, or 53 percent, increase in average on-balance sheet consumer credit card outstandings, a $14.7 billion, or 86 percent, increase in home equity lines and a $7.0 billion, or 29 percent, increase in residential mortgages. The FleetBoston portfolio accounted for $5.0 billion, $11.6 billion and $10.5 billion of the increases, respectively.

Deposit growth positively impacted Net Interest Income. Higher consumer deposit balances from the addition of FleetBoston customers of $59.0 billion, government tax cuts, higher customer retention and our focus on adding new customers drove the $65.7 billion, or 30 percent, increase in average Deposits.

Noninterest Income increased $700 million, or eight percent, to $9.2 billion in 2004. FleetBoston contributed $1.4 billion to Noninterest Income. Overall, this increase was primarily due to a $1.5 billion, or 51 percent, increase in Card Income to $4.4 billion and a $886 million, or 26 percent, increase in Service Charges to $4.3 billion. Card Income increased mainly due to increases in purchase volumes for both credit and debit cards, and increases in average managed credit card outstandings. These increases were due to both the growth of our card businesses, and the addition of the FleetBoston portfolio. The increase in Service Charges was due primarily to the addition of FleetBoston customers and the growth in new accounts. Partially offsetting these increases was a $1.5 billion, or 72 percent, decrease in Mortgage Banking Income to $589 million and a $188 million decrease in Trading Account Profits to a loss of $361 million. The decrease in Mortgage Banking Income was due to decreases in production volume and secondary market sales, combined with the MSR impairments recorded during the second half of the year. The decrease in Trading Account Profits was due to the negative impact of faster prepayment speeds and changes in other assumptions on the value of the Excess Spread Certificates (Certificates) prior to their conversion to MSRs. For more information on the conversion of the Certificates into MSRs, see Note 1 of the Consolidated Financial Statements.

The Provision for Credit Losses increased $1.6 billion to $3.3 billion, including higher credit card net charge-offs of $791 million, of which $320 million was attributed to the addition of the FleetBoston credit card portfolio. Organic growth, overall seasoning of credit card accounts, the return of securitized loans to the balance sheet, and increases in minimum payment requirements drove higher net charge-offs and Provision for Credit Losses. The increase in minimum payment requirements is the result of changes in industry practices and will result in increased charge-offs in 2005. For more information, see Credit Risk Management beginning on page 36.

Noninterest Expense increased $3.0 billion, or 31 percent. Driving this increase were increases in Processing Costs of $1.0 billion, Personnel Expense of $698 million and Other General Operating Expense of $506 million. Personnel Expense increased as a result of higher salaries of $478 million and higher benefit costs of $172 million. The impact of the addition of FleetBoston to Noninterest Expense was $1.7 billion, including $506 million of Personnel Expense and $340 million of Processing Costs.

Card Services

Card Services provides a broad offering of credit cards to an array of customers including consumers and small businesses. Our products include traditional credit cards, a variety of co-branded and affinity card products, as well as purchasing, and travel and entertainment card products. We also provide processing services for merchant card receipts, a business where we are a market leader, due in part to our acquisition of NPC during the fourth quarter of 2004.

We evaluate our Card Services business on both a held and managed basis. Managed card revenue excludes the impact of card securitization activity, which is used as a financing tool. On a held basis, for assets that have been securitized, we record Noninterest Income, rather than Net Interest Income and Provision for Credit Losses, as we are compensated for servicing income and gains or losses on securitizations. Managed card revenue excludes the impact of the securitized credit card portfolio of $134 million and $7 million for 2004 and 2003, respectively. These amounts are the result of the differences in internal and external funding costs as well as the amortization of previously recognized securitization gains. After the revolving period of the securitizations, the card receivables will return to our Balance Sheet. This has the effect of increasing Loans and Leases on our Balance Sheet and increasing Net Interest Income and the Provision for Credit Losses, with a reduction in Noninterest Income.

The following table presents the components of Total Revenue for Card Services on a managed and held basis.

Card Services Revenue

	2004		2003
(Dollars in millions)	Managed	Held	Managed	Held
Net interest income	$5,079	$4,236	$2,856	$2,537
Noninterest income	3,061	3,246	1,930	2,065

Total card services revenue	$8,140	$7,482	$4,786	$4,602

Strong credit card performance and the addition of the FleetBoston card portfolio drove Card Services results. Held credit card revenue increased $2.9 billion, or 63 percent, to $7.5 billion. Driving this increase was the $1.7 billion increase in held Net Interest Income, due to a $15.2 billion, or 54 percent, increase in average held consumer credit card outstandings, partially offset by a decline in average Deposits of $3.3 billion. The increase in held consumer credit card outstandings was due to the addition of over five million new accounts through our branch network and direct marketing programs, and the $5.0 billion impact of the addition of the held FleetBoston consumer credit card portfolio. The decline in Deposits was due to a change in the fee structure in the merchant business for certain accounts from a compensating balance to a fee for service agreement. Managed credit card revenue increased $3.4 billion, or 70 percent, to $8.1 billion. This increase included the $2.2 billion, or 78 percent, increase in managed Net Interest Income. Average managed consumer credit card outstandings were $50.3 billion in 2004 compared to $31.6 billion.

The increase in held credit card Noninterest Income of $1.2 billion resulted from higher interchange fees of $381 million. Interchange fees increased mainly due to a $21.4 billion, or 38 percent, increase in consumer credit card purchase volumes. Also impacting Noninterest Income were increases in late fees of $238 million, merchant discount fees of $197 million, overlimit fees of $107 million and cash advance fees of $64 million. The effect of the addition of FleetBoston on these fee categories was $169 million on interchange fees, $77 million on late fees, $47 million on merchant discount fees, $37 million on overlimit fees, and $24 million on cash advance fees, respectively. Noninterest Income on a managed basis increased $1.1 billion, or 59 percent, during 2004.

The held Provision for Credit Losses increased $1.2 billion, or 68 percent, to $3.0 billion driven by higher net charge-offs of $791 million, of which $320 million was attributable to the addition of the FleetBoston card portfolio. Organic growth, overall seasoning of accounts, the return of securitized loans to the balance sheet and increases in minimum payment requirements drove higher net charge-offs and Provision for Credit Losses. Net losses on the portfolio that was securitized were $524 million and $177 million for 2004 and 2003. The increase was attributable to the addition of the FleetBoston portfolio. For more information, see Credit Risk Management beginning on page 36.

Consumer Real Estate

Consumer Real Estate generates revenue by providing an extensive line of mortgage products and services to customers nationwide. Consumer Real Estate products are available to our customers through a retail network of personal bankers located in 5,885 banking centers, dedicated sales account executives in over 190 locations and through a devoted sales force offering our customers direct telephone and online access to our products. Additionally, we serve our customers through a partnership with more than 7,200 mortgage brokers in all 50 states. The mortgage product offerings for home purchase and refinancing needs include fixed and adjustable rate loans, first and second lien loans, home equity lines of credit, and lot and construction loans. To manage this portfolio, these products are either sold into the secondary mortgage market to investors while we retain the customer relationship and servicing rights or are held in our ALM portfolio.

Consumer Real Estate is managed with a focus on its two primary businesses, first mortgage and home equity. The first mortgage business includes the origination, fulfillment and servicing of first mortgage loan products. The home equity business includes lines of credit and second mortgages. These two businesses provide us with a business model that meets customer mortgage borrowing needs in various interest rate cycles.

The following table shows the revenue components of the Consumer Real Estate business.

Consumer Real Estate Revenue

(Dollars in millions)	2004	2003
Net interest income	$2,168	$1,736
Mortgage banking income(1, 2)	589	2,132
Trading account profits	(349)	(159)
Gains on sales of debt securities	117	—
Other income	61	96

Total consumer real estate revenue	$2,586	$3,805

(1)	Includes gains related to hedge ineffectiveness of cash flow hedges on our mortgage warehouse of $117 and $38 for 2004 and 2003.
(2)	For 2004 and 2003, Mortgage Banking Income included revenue of $175 and $210 for mortgage services provided to other segments that are eliminated in consolidation (in All Other).

Total revenue for the Consumer Real Estate business decreased by $1.2 billion, or 32 percent, in 2004. Net Interest Income increased by $432 million driven by higher average balances in the home equity line and loan portfolio, which grew from $21.7 billion in 2003 to $39.0 billion in 2004. This portfolio growth was attributable to an expanded home equity market through the addition of FleetBoston, which contributed $18.5 billion, and the increased product distribution. The home equity business had a record year in 2004, producing $57.1 billion in loans and lines compared to $23.4 billion in 2003. Partially offsetting this growth, Net Interest Income decreased $90 million in 2004 due to a lower level of escrow deposits held on loans serviced. Average escrow balances declined $2.8 billion during the year.

Mortgage Banking Income decreased from $2.1 billion in 2003 to $589 million. The following summarizes the components of Mortgage Banking Income. Mortgage Banking Income includes the performance of loans sold in the secondary market and the performance of the servicing portfolio.

Mortgage Banking Income

(Dollars in millions)	2004	2003
Production income	$765	$1,919

Servicing income:
Servicing fees and ancillary income	614	348
Amortization of MSRs	(345)	(135)
Net MSR and SFAS 133 derivative hedge adjustments(1)	18	—
Impairment of MSRs	(463)	—

Total net servicing income	(176)	213

Total mortgage banking income	$589	$2,132

(1)	Represents derivative hedge gains of $228, offset by a decrease in the value of the MSRs under SFAS 133 hedges of $210 for 2004. See Note 8 of the Consolidated Financial Statements.

The decrease in Mortgage Banking Income was primarily driven by a decline in the size of the first mortgage production market from the record levels of 2003. In 2004, we produced $87.5 billion residential first mortgages compared to $131.1 billion in the prior year. Of the 2004 volume, $57.5 billion was originated through retail channels and $30.0 billion was originated in our wholesale channel. This compares to 2003 with $91.8 billion originated through retail channels and $39.3 billion originated through wholesale channels. During 2004, approximately 58 percent of the production was refinance activity compared to 84 percent in 2003. Additionally, the market and customer preference has shifted the mix of fixed rate loans to

64 percent in 2004, down from 80 percent in 2003. The decline in the size of the market, excess industry capacity, and the rising interest rate environment also resulted in decreased operating margins. The volume reductions resulted in lower loan sales to the secondary market, which totaled $69.4 billion, a 35 percent decrease from the prior year.

During 2004, impairment charges totaled $463 million, including a $261 million adjustment for changes in valuation assumptions and prepayment adjustments to align with changing market conditions and customer behavioral trends. As an economic hedge to the changes associated with the value of MSRs, a combination of derivatives and AFS securities (e.g. mortgage-backed securities) was utilized. During 2004, Consumer Real Estate realized $117 million in Gains on Sales of Debt Securities and $65 million of Net Interest Income from Securities used as an economic hedge of MSRs. At December 31, 2004, $564 million in MSRs were covered by these economic hedges. The remaining $1.8 billion in MSRs were hedged using a SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) strategy.

Additionally, contributing to Consumer Real Estate revenue, Trading Account Profits decreased by $190 million. Prior to conversion of the Certificates to MSRs in June 2004, changes in the value of the Certificates, MSRs and derivatives used for risk management were recognized as Trading Account Profits. Trading Account Profits included $342 million and $310 million of downward adjustments for changes to valuation assumptions and prepayment adjustments in 2004 and 2003, respectively. For more information on the conversion, see Note 1 of the Consolidated Financial Statements.

Other income includes premiums collected through our mortgage insurance captive and other miscellaneous revenue items.

Servicing income is recognized when cash is received for performing servicing activities for others. Servicing activities primarily include collecting cash for principal, interest and escrow payments from borrowers, and accounting for and remitting principal and interest payments to investors of mortgage-backed securities. Servicing income also includes any ancillary income, such as late fees, derived in connection with these activities. The servicing portfolio includes originated and retained residential mortgages, loans serviced for others and home equity loans. As discussed more fully below, the servicing portfolio ended 2004 at $332.5 billion, an increase of $57.4 billion from December 31, 2003. The addition of FleetBoston customers contributed $33.8 billion of this increase.

We recognize an intangible asset for the MSRs, which represents the right to perform specified residential mortgage servicing activities for others. The amount capitalized as MSRs represents the current fair value of future net cash flows expected to be realized for performing servicing activities. MSRs are amortized as a reduction of actual servicing income received. The following table outlines statistical information on the MSRs:

Mortgage Servicing Rights

	December 31
(Dollars in millions)	2004	2003
MSR data:
Balance(1,2)	$2,359	$2,684
Capitalization rate	1.19%	1.47%
Unpaid balance(3)	$197,795	$183,116
Number of customers (in thousands)	1,582	1,586

(1)	MSRs outside of Global Consumer and Small Business Banking at December 31, 2004 and 2003 were $123 and $78, respectively, in Global Capital Markets and Investment Banking.
(2)	Includes $2,283 of Certificates at December 31, 2003. For more information on the Certificates, see Note 1 of the Consolidated Financial Statements.
(3)	Represents only loans serviced for others.

As of December 31, 2004, the MSR balance was $2.4 billion, or 12 percent lower than at the end of 2003. This value represented 119 bps as a percent of the related unpaid principal balance, a 19 percent decrease from 2003. For more information on MSRs, see Notes 1 and 8 of the Consolidated Financial Statements.

Consumer Deposit Products

Consumer Deposit Products provides a comprehensive range of deposit products to consumers and small businesses. Our deposit products include traditional savings accounts, money market savings accounts, CDs and IRAs, regular and interest checking accounts, and a variety of business checking options. These products are further segmented to address customer specific needs and our multicultural strategy.

We added approximately 2.1 million net new checking accounts and 2.6 million net new savings accounts during 2004. This growth resulted from continued improvement in sales and service results in the Banking Center Channel, improved cross-sale ratios, the introduction of new products, advancement of our multicultural strategy, and access to the former FleetBoston franchise, where we opened 174,000 net new checking and 193,000 net new savings accounts since April 1, 2004. Account growth has occurred through productivity improvements in existing stores, as well as new store openings, which totaled 167 in 2004.

We generate revenue on deposit products through the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics, fees generated on our accounts, and interchange income from our debit cards. Our deposit-taking activities are integrally linked to our liquidity management and ALM interest rate risk management processes. We seek to optimize the value of deposits through both our client-facing asset generation and our ALM investment process. The following table presents the components of Total Revenue for Consumer Deposit Products.

Consumer Deposit Products Revenue

(Dollars in millions)	2004	2003
Net interest income	$6,982	$5,106

Deposit service charges	4,320	3,426
Debit card income	1,232	896

Total noninterest income	5,552	4,322

Total deposit revenue(1)	$12,534	$9,428

(1)	Deposit revenue outside of Global Consumer and Small Business Banking was $1,917 and $1,361, respectively, for 2004 and 2003.

Deposit revenue grew $3.1 billion, or 33 percent. Driving this growth was the addition of FleetBoston, which contributed $2.0 billion of deposit revenue.

Net Interest Income increased $1.9 billion, or 37 percent. The primary driver of the increase was the $65.7 billion, or 30 percent, increase in average Deposits. Of this growth, $59.0 billion was related to the addition of FleetBoston customers through the Merger. The addition of FleetBoston contributed $1.4 billion to Net Interest Income.

Deposit service charges increased $894 million, or 26 percent, due to the $489 million impact of the addition of FleetBoston, and the growth of new accounts across our franchise.

Debit card income increased $336 million, or 38 percent. Driving the increase was growth in transaction activity, evidenced by a 40 percent increase in purchase volumes, partially offset by the negative impact of a lower interchange rate on signature debit card transactions. The impact of the addition of FleetBoston to debit card income was $134 million.

Global Business and Financial Services

This segment provides financial solutions to our clients throughout all stages of their financial cycles. Our strategy is to bring the capabilities of a global financial services organization to the local level. We serve our clients through a variety of businesses including Global Treasury Services, Middle Market Banking, Business Banking, Commercial Real Estate Banking, Leasing, Business Capital, Dealer Financial Services and Latin America.

Global Treasury Services provides integrated working capital management and treasury solutions to clients across the U.S. and 37 countries. Our clients include multi-nationals, middle market companies, correspondent banks, commercial real estate firms and governments. Our services include treasury management, trade finance, foreign exchange, short-term credit facilities and short-term investing. The revenues and operating results where customers and clients are serviced are reflected in this segment, as well as Global Consumer and Small Business Banking, and Global Capital Markets and Investment Banking.

Middle Market Banking provides commercial lending, treasury management products and investment banking services to middle-market companies across the U.S.

Business Banking offers our client-managed small business customers a variety of business solutions to grow and manage their businesses. Products and services include a wide range of credit and treasury management solutions as well as other products and advisory services such as merchant services, card products, payroll and employee benefits.

Commercial Real Estate Banking, with offices in more than 60 cities across the U.S., provides project financing and treasury management to private developers, homebuilders and commercial real estate firms. Commercial Real Estate Banking also includes community development banking, which provides lending and investing services to low- and moderate-income communities.

Leasing provides leasing solutions to small business, middle-market and large corporations in the U.S. and internationally, offering expertise in the municipal, corporate aircraft, healthcare and vendor markets.

Business Capital provides asset-based lending financing solutions customized to meet clients’ capital needs by leveraging their assets on a secured basis in the U.S., Canada and European markets.

Dealer Financial Services provides lending and investing services, including floor plan programs for marine, recreational vehicle and auto dealerships to more than 10,000 dealer clients across the U.S.

Latin America includes our full-service Latin American operations in Brazil, Argentina, Chile and Uruguay. These businesses primarily service indigenous and multinational corporations, small businesses and affluent consumers. For more information on our Latin American operations, see Foreign Portfolio beginning on page 44.

Global Business and Financial Services

(Dollars in millions)	2004	2003
Net interest income (fully taxable-equivalent basis)	$6,535	$4,235
Noninterest income	2,705	1,606

Total revenue	9,240	5,841
Provision for credit losses	(384)	536
Noninterest expense	3,556	2,098

Income before income taxes	6,068	3,207
Income tax expense	2,241	1,140

Net income	$3,827	$2,067

Shareholder value added	$1,285	$1,294
Net interest yield (fully taxable-equivalent basis)	4.09%	3.82%
Return on average equity	15.86	28.30
Efficiency ratio (fully taxable-equivalent basis)	38.49	35.90
Average:
Total loans and leases	$151,439	$106,451
Total assets	183,616	118,044
Total deposits	92,917	56,385
Common equity/Allocated equity	24,131	7,306
Year end:
Total loans and leases	170,753	108,824
Total assets	213,206	121,774
Total deposits	107,514	64,686

Total Revenue for Global Business and Financial Services increased $3.4 billion, or 58 percent, in 2004. The addition of FleetBoston accounted for $2.6 billion of the increase of which Latin America contributed $834 million. The Provision for Credit Losses decreased $920 million, to a negative $384 million. Noninterest Expense increased $1.5 billion to $3.6 billion. Net Income rose $1.8 billion, or 85 percent, including the $982 million impact of the Merger of which Latin America accounted for $310 million. SVA remained relatively flat as the segment’s increased capital allocation, due to Goodwill as a result of the Merger, was offset by the increase in Net Income.

Net Interest Income increased $2.3 billion, largely due to the increase in commercial loan and lease, and deposit balances driven by the addition of FleetBoston earning assets and the net results of ALM activities. The addition of the FleetBoston Latin American business contributed $494 million to Net Interest Income. Net Interest Income was positively impacted by the $45.0 billion, or 42 percent, increase in average outstanding commercial loans. Also contributing to the improvement in Net Interest Income was the $36.5 billion, or 65 percent, increase in average commercial deposits. Impacting these increases was the $38.1 billion effect on average Loans and Leases and the $27.7 billion effect on average Deposits related to the addition of FleetBoston.

During 2004, Noninterest Income increased $1.1 billion, or 68 percent, to $2.7 billion. Included in the results was $877 million of Noninterest Income related to FleetBoston of which Latin America contributed $340 million. Overall, the increase was driven by an increase in Other Noninterest Income, Service Charges and Trading Account Profits. Other Noninterest Income increased $411 million to $591 million the largest driver of which was the Merger, which included higher income from community development tax credit real estate investments of $109 million. Service Charges increased $372 million, or 41 percent, to $1.3 billion primarily a result of the Merger, while Trading Account Profits increased $118 million.

The Provision for Credit Losses declined $920 million to a negative $384 million. The decrease was partially driven by a $380 million, or 57 percent, decrease in net charge-offs including a $113 million reduction in net charge-offs in Latin America. Additionally, notable improvement in credit quality has been achieved in a number of our major businesses. For more information, see Credit Risk Management beginning on page 36.

Noninterest Expense increased $1.5 billion, or 69 percent, due to the $1.4 billion addition of FleetBoston of which Latin America contributed $528 million. Driving the increase was a $618 million increase in total Personnel Expense and a $456 million increase in Processing Costs.

Global Capital Markets and Investment Banking

Our strategy is to align our resources with sectors where we can deliver value-added financial advisory solutions to our issuer and investor clients. This segment provides a broad range of financial services to domestic and international corporations, financial institutions, and government entities. Clients are supported through offices in 35 countries that are divided into four distinct geographic regions: U.S. and Canada; Asia; Europe, Middle East and Africa; and Mexico. Products and services provided include loan originations, mergers and acquisitions advisory, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leveraged finance, structured finance and trade services.

This segment offers clients a comprehensive range of global capabilities through the following three financial services: Global Investment Banking, Global Credit Products and Global Treasury Services.

Global Investment Banking is comprised of Corporate and Investment Banking and Global Capital Markets. Global Investment Banking underwrites and makes markets in equity and equity-linked securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. We also provide debt and equity securities research, loan syndications, mergers and acquisitions advisory services and private placements. Further, we provide risk management solutions for customers using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the businesses may take positions in these products and participate in market-making activities. The Global Investment Banking business is a primary dealer in the U.S. and in several international locations.

Global Credit Products provides credit and lending services for our corporate clients and institutional investors. Global Credit Products is also responsible for actively managing loan and counterparty risk in our large corporate portfolio using available risk mitigation techniques, including credit default swaps.

Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and corporate clients manage their cash flows.

Global Capital Markets and Investment Banking

(Dollars in millions)	2004	2003
Net interest income (fully taxable-equivalent basis)	$4,122	$4,289
Noninterest income	4,927	4,045

Total revenue	9,049	8,334
Provision for credit losses	(459)	303
Losses on sales of debt securities	(10)	(14)
Noninterest expense	6,556	5,327

Income before income taxes	2,942	2,690
Income tax expense	992	896

Net income	$1,950	$1,794

Shareholder value added	$891	$893
Net interest yield (fully taxable-equivalent basis)	1.49%	1.86%
Return on average equity	19.46	21.35
Efficiency ratio (fully taxable-equivalent basis)	72.45	63.91
Average:
Total loans and leases	$34,237	$36,640
Total assets	323,101	272,942
Total deposits	76,884	66,095
Common equity/Allocated equity	10,021	8,404
Year end:
Total loans and leases	33,899	29,104
Total assets	307,451	225,839
Total deposits	79,376	58,504

Total Revenue was $9.0 billion, reflecting a $715 million, or nine percent, increase in 2004. The increase in Market-based revenues was driven by trading-related revenue and Investment Banking Income. The Provision for Credit Losses decreased $762 million to a negative $459 million. Total Noninterest Expense increased $1.2 billion to $6.6 billion. Net Income increased $156 million, or nine percent. SVA was relatively flat in 2004.

Net Interest Income decreased $167 million, or four percent, to $4.1 billion. Driving this decrease was the $200 million, or nine percent, decrease in trading-related Net Interest Income. Despite the growth in trading-related average earning assets during the year, a flattening yield curve decreased the contribution to Net Interest Income. Nontrading-related Net Interest Income increased $33 million, or two percent, as the benefit of the $10.8 billion, or 16 percent, increase in average Deposits was partially offset by the $2.4 billion, or seven percent, decrease in average Loans and Leases. Average Deposits increased despite the withdrawal of compensating balances by the U.S. Treasury due to changes in our compensation agreements with them.

Noninterest Income increased $882 million, or 22 percent. Increases in Trading Account Profits, Investment Banking Income and Service Charges drove the improvement. The following table presents the detail of Investment Banking Income within the segment.

Investment Banking Income

(Dollars in millions)	2004	2003
Securities underwriting	$920	$962
Syndications	521	407
Advisory services	310	229
Other	32	38

Total investment banking income(1)	$1,783	$1,636

(1)	Investment Banking Income recorded in other business units in 2004 and 2003 was $103 and $100.

Investment Banking Income increased $147 million, or nine percent, due to market share increases in high-yield debt, mortgage-backed securities and convertible debt. The continued strong momentum in mergers and acquisitions, and syndicated loans drove the 35 percent and 28 percent increases, respectively, in advisory services and syndication fees.

Trading-related revenue, which includes Net Interest Income from trading-related positions and Trading Account Profits in Noninterest Income, is presented in the following table. Not included are commissions from equity transactions which are recorded in Noninterest Income as Investment and Brokerage Services Income.

Trading-related Revenue

(Dollars in millions)	2004	2003
Net interest income (fully taxable-equivalent basis)	$2,039	$2,239
Trading account profits(1)	1,028	587

Total trading-related revenue(1)	$3,067	$2,826

Trading-related revenue by product
Fixed income	$1,547	$1,352
Interest rate (fully taxable-equivalent basis)	667	954
Foreign exchange	757	551
Equities(2)	195	344
Commodities	45	(45)

Market-based trading-related revenue	3,211	3,156
Credit portfolio hedges(3)	(144)	(330)

Total trading-related revenue(1)	$3,067	$2,826

(1)	Trading Account Profits for the Corporation were $869 and $409 for 2004 and 2003. In 2004, the difference relates to the impact of the valuation of the Certificates, which was partially offset by gains in Global Wealth and Investment Management and Latin America of $86 and $72, respectively. In 2003, the difference relates primarily to the impact of the Certificates. See page 16 for more information on the Certificates. Total trading-related revenue for the Corporation was $2,908 and $2,648 for 2004 and 2003, and was impacted in a similar manner as Trading Account Profits.
(2)	Does not include commissions from equity transactions which were $666 and $648 in 2004 and 2003.
(3)	Includes credit default swaps and related products used for credit risk management.

Market-based trading-related revenue increased by $55 million, or two percent. Fixed income continued to show strong results increasing $195 million, or 14 percent, driven by growth in our commercial mortgage-backed and structured finance activity. Foreign exchange revenue increased $206 million, or 37 percent, due to volatility of the dollar in the latter half of the year and increased customer activity. Commodities revenue increased $90 million due to the absence of the negative impact of the SARS outbreak, which occurred during 2003.

Partially offsetting these increases were declines in interest rate and equities revenues. Interest rate revenues declined by $287 million, or 30 percent, largely due to reduced corporate customer activity and lower trading-related profits as a result of FRB tightening, uncertainty related to the election, declining volatility in the options market and more subdued economic growth than anticipated during the year. Trading-related equities revenues declined by $149 million, or 43 percent. Including commissions on equity transactions, trading-related equities revenues declined $131 million, or 13 percent. The overall decline in trading-related equities revenue was driven by net losses on a single retained stock position in 2004 combined with the absence of gains on a single position that we recorded in 2003.

Total trading-related revenues also included the cost associated with credit portfolio hedges of $144 million in 2004, an improvement of $186 million. The improvement was primarily due to stable spreads in the first half of the year versus spreads tightening throughout 2003.

The Provision for Credit Losses decreased $762 million to a negative $459 million due to notable improvements in credit quality in the large corporate portfolio partially due to the high levels of liquidity in the capital markets, which enabled us to distribute paper more readily. Also contributing to the decrease in the Provision for Credit Losses was the reduction in net charge-offs of $311 million, or 71 percent. Additionally, nonperforming assets declined $589 million, or 58 percent, to $424 million at December 31, 2004. For more information, see Credit Risk Management beginning on page 36.

Noninterest Expense increased $1.2 billion, or 23 percent. This increase was due, in part, to an increase in litigation-related charges of $460 million, including the reversal of legal expenses previously recorded in All Other that were reclassified to this segment. Also impacting Noninterest Expense were higher incentive compensation for market-based activities of $279 million and the mutual fund settlement of $143 million.

Global Wealth and Investment Management

This segment provides tailored investment services to individual and institutional clients in various stages and economic cycles. Our clients are served through five major businesses, Premier Banking, Banc of America Investments (BAI), The Private Bank, Columbia Management Group (CMG) and Other Services, each offering specific products and services based on clients’ needs.

Premier Banking joins with BAI, our full-service retail brokerage business, to bring together personalized banking and investment expertise through priority service with client-dedicated teams. These teams provide comprehensive advice, cash management strategies, and customized investment and financial planning solutions for mass affluent clients. Mass affluent clients have a personal wealth profile that includes investable assets plus a mortgage that exceeds $250,000 or they have at least $100,000 of investable assets.

BAI serves 1.3 million accounts through a network of over 2,100 financial advisors throughout the U.S.

The Private Bank provides integrated wealth management solutions to high-net-worth individuals, mid-market institutions and charitable organizations with investable assets greater than $3 million. Services include investment, trust, banking and lending services.

During the third quarter of 2004, we announced a new business designed to serve the needs of ultra high-net-worth individuals and families. The goal is for this new business to provide a higher level of contact and tailored wealth management solutions to clients with investable assets greater than $50 million. We expect this business to be rolled out during the first quarter of 2005.

CMG is an asset management organization primarily serving the needs of institutional customers. CMG provides asset management services, liquidity strategies and separate accounts. CMG also provides mutual funds offering a full range of investment styles across an array of products including equities, fixed income (taxable and nontaxable) and cash products. In addition to its service of institutional clients, CMG distributes its products and services to individuals through The Private Bank, BAI and nonproprietary channels including other brokerage firms.

Other Services include the Investment Services Group, which provides products and services from traditional capital markets products to alternative investments and Banc of America Specialist, a New York Stock Exchange market-maker. Other Services also included U.S. Clearing which provides retail clearing services to broker/dealers and other correspondent firms. U.S. Clearing was sold in the fourth quarter of 2004.

Global Wealth and Investment Management

(Dollars in millions)	2004	2003
Net interest income (fully taxable-equivalent basis)	$2,854	$1,952
Noninterest income	3,064	2,078

Total revenue	5,918	4,030
Provision for credit losses	(20)	11
Noninterest expense	3,449	2,101

Income before income taxes	2,489	1,918
Income tax expense	905	684

Net income	$1,584	$1,234

Shareholder value added	$782	$854
Net interest yield (fully taxable-equivalent basis)	3.35%	3.52%
Return on average equity	20.17	33.94
Efficiency ratio (fully taxable-equivalent basis)	58.28	52.11
Average:
Total loans and leases	$44,049	$37,675
Total assets	91,443	58,606
Total deposits	83,049	53,996
Common equity/Allocated equity	7,854	3,637
Year end:
Total loans and leases	49,776	38,689
Total assets	121,974	69,370
Total deposits	111,107	62,730

Total Revenue for Global Wealth and Investment Management increased $1.9 billion, or 47 percent, for 2004. The Provision for Credit Losses decreased $31 million to a negative $20 million. Total Noninterest Expense increased $1.3 billion to $3.4 billion. Net Income increased 28 percent to $1.6 billion. SVA decreased $72 million, or eight percent, as the increase in cash basis earnings was more than offset by the increase in the capital allocation that resulted from the Merger.

Net Interest Income increased 46 percent to $2.9 billion due to growth in Deposits in both Premier Banking and The Private Bank, loan growth in The Private Bank, and the addition of FleetBoston earning assets to the portfolio. Net results of ALM activities also drove the increase. Average Deposits increased $29.1 billion, or 54 percent, primarily due to migration of account balances from Consumer Banking to Premier Banking, the impact of the Merger, as well as increased deposit-taking in The Private Bank. Average Loans and Leases increased $6.4 billion, or 17 percent, due to the inclusion of the FleetBoston Loans and Leases and increased loan activity in The Private Bank.

Client Assets

	December 31
(Dollars in billions)	2004	2003
Assets under management	$451.5	$296.7
Client brokerage assets	149.9	88.8
Assets in custody	107.0	49.9

Total client assets	$708.4	$435.4

Assets under management generate fees based on a percentage of their market value. They consist largely of mutual funds and separate accounts, which are comprised of money market products, equities, and taxable and nontaxable fixed income securities. Compared to 2003, assets under management increased $154.8 billion, or 52 percent, due to the addition of $148.9 billion of FleetBoston assets under management and increased market valuation partially offset by outflows primarily in money market products. Client brokerage assets, a source of commission revenue, were up $61.1 billion, or 69 percent, due to the addition of $55.4 billion FleetBoston client brokerage assets. Client brokerage assets consist largely of investments in annuities, money market mutual funds, bonds and equities. Assets in custody increased $57.1 billion, or 114 percent, and represent trust assets administered for customers. The addition of $54.5 billion of assets in custody from FleetBoston drove the increase. Trust assets encompass a broad range of asset types including real estate, private company ownership interest, personal property and investments.

Noninterest Income consists primarily of Investment and Brokerage Services, which represents fees earned on client assets, as well as brokerage commissions and trailer fees. Investment and Brokerage Services revenue increased $1.1 billion, or 71 percent, to $2.7 billion. The increase in Investment and Brokerage Services revenue was primarily due to growth in all client assets categories, driven by the addition of FleetBoston. The impact of FleetBoston on Investment and Brokerage Services was $974 million.

Noninterest Expense increased $1.3 billion, or 64 percent, due to the $889 million increase in expenses related to the inclusion of FleetBoston and this segment’s allocation of the mutual fund settlement, which amounted to approximately $143 million pre-tax. Also impacting Noninterest Expense was an increase in Personnel Expense reflecting the addition of 637 client managers in Premier Banking, additional financial advisors in BAI and increased incentives in BAI due to increased sales and changes to payout schedules.

All Other

Included in All Other is our Equity Investments businesses and Other.

Equity Investments include Principal Investing and other corporate investments. Principal Investing is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages of their lifecycle from start-up to buyout.

Other includes Noninterest Income and Expense amounts associated with the ALM process, including Gains on Sales of Debt Securities, the allowance for credit losses process, the residual impact of methodology allocations, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated.

All Other

(Dollars in millions)	2004	2003
Net interest income (fully taxable-equivalent basis)	$120	$572
Noninterest income	162	182

Total revenue	282	754
Provision for credit losses	340	295
Gains on sales of debt securities	2,016	942
Merger and restructuring charges	618	—
Noninterest expense	173	925

Income before income taxes	1,167	476
Income tax expense	282	15

Net income	885	$461

Shareholder value added	$(228)	$(1,482)

Equity Investments

Equity Investments reported Net Income of $192 million in 2004, a $441 million improvement compared to a $249 million Net Loss in 2003. Total Revenue increased $696 million to $440 million. The improvements were primarily due to higher gains in Principal Investing driven by increasing liquidity in the private equity markets. SVA increased by $364 million, or 77 percent, due to the improvement in the results.

The following table presents the Principal Investing equity portfolio by major industry at December 31, 2004 and 2003:

Principal Investing Equity Portfolio

	December 31		FleetBoston
(Dollars in millions)	2004	2003	April 1, 2004
Consumer discretionary	$2,058	$1,435	$834
Industrials	1,118	876	527
Information technology	1,089	741	391
Telecommunication services	769	639	271
Financials	606	332	146
Healthcare	576	385	211
Materials	421	266	188
Consumer staples	230	245	88
Real estate	229	229	113
Energy	81	29	67
Individual trusts, nonprofits, government	49	48	162
Utilities	24	35	6

Total	$7,250	$5,260	$3,004

Noninterest Income within the Principal Investing portfolio primarily consists of Equity Investment Gains (Losses), and increased $712 million to $594 million. While impairments were relatively unchanged at $445 million, cash gains increased by $576 million to $849 million. Also contributing to the improvement was an increase of $143 million in fair value adjustment gains.

Other

Other recorded $693 million of Net Income in 2004, compared to $710 million in 2003. Total Revenue decreased $1.2 billion to a negative $158 million. The decrease was the result of a $424 million decrease in Net Interest Income, from $733 million to $309 million, primarily caused by a reduction of capital in Other, as more capital has been deployed to the business segments, and by the continued runoff of previously exited businesses. The revenue decrease was also caused by the $744 million decline in Noninterest Income primarily caused by the absence of whole mortgage loan sale gains during 2004. Gains on Sales of Debt Securities increased $1.1 billion to $2.0 billion as we continue to reposition the ALM portfolio in response to interest rate fluctuations and to manage mortgage prepayment risk. Provision for Credit Losses increased $66 million resulting from higher ALM whole loan mortgage portfolio levels, changes to components of the formula and other factors, partially offset by reduced credit costs associated with previously exited businesses. Noninterest Expense decreased $152 million to $662 million, and included Merger and Restructuring Charges of $618 million offset by costs allocated to the segments. For more information on Merger and Restructuring Charges, see Note 2 of the Consolidated Financial Statements.

Managing Risk

Overview

Our management governance structure enables us to manage all major aspects of our business through an integrated planning and review process that includes strategic, financial, associate and risk planning. We derive much of our revenue from managing risk from customer transactions for profit. Through our management governance structure, risk and return are evaluated with a goal of producing sustainable revenue, reducing earnings volatility and increasing shareholder value. Our business exposes us to the following major risks: strategic, liquidity, credit, market and operational.

Strategic risk is the risk that adverse business decisions, ineffective or inappropriate business plans or failure to respond to changes in the competitive environment, business cycles, customer preferences, product obsolescence, execution and/or other intrinsic risks of business will impact our ability to meet our objectives.

Liquidity risk is the inability to accommodate liability maturities and deposit withdrawals, fund asset growth and meet contractual obligations through unconstrained access to funding at reasonable market rates. Credit risk is the risk of loss arising from a borrower’s or counterparty’s inability to meet its obligations. Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions, such as interest rate movements. Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or external events.

Risk Management Processes and Methods

We have established control processes and use various methods to align risk-taking and risk management throughout our organization. These control processes and methods are designed around “three lines of defense”: lines of business; support units (including Risk Management, Compliance, Finance, Personnel and Legal); and Corporate Audit.

Management is responsible for identifying, quantifying, mitigating and managing all risks within their lines of business, while certain enterprise-wide risks are managed centrally. For example, except for trading-related business activities, interest rate risk associated with our business activities is managed centrally in the Corporate Treasury function. Line of business management makes and executes the business plan and is closest to the changing nature of risks and, therefore, we believe is best able to take actions to manage and mitigate those risks. Our lines of business prepare quarterly self-assessment reports to identify the status of risk issues, including mitigation plans, if appropriate. These reports roll up to executive management to ensure appropriate risk management and oversight, and to identify enterprise-wide issues. Our management processes, structures and policies aid us in complying with laws and regulations and provide clear lines for decision-making and accountability. Wherever practical, we attempt to house decision-making authority as close to the customer as possible while retaining supervisory control functions from both in and outside of the lines of business.

The Risk Management organization translates approved business plans into approved limits, approves requests for changes to those limits, approves transactions as appropriate, and works closely with lines of business to establish and monitor risk parameters. Risk Management has assigned a Risk Executive to each of the four lines of business who is responsible for the oversight of all risks associated with that line of business. In addition, Risk Management has assigned Risk Executives to monitor enterprise-wide credit, market and operational risks.

Corporate Audit provides an independent assessment of our management and internal control systems. Corporate Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is materially complete, accurate and reliable; and employees’ actions are in compliance with corporate policies, standards, procedures, and applicable laws and regulations.

We use various methods to manage risks at the line of business levels and corporate-wide. Examples of these methods include planning and forecasting, risk committees and forums, limits, models, and hedging strategies. Planning and forecasting facilitates analysis of actual versus planned results and provides an indication of unanticipated risk level. Generally, risk committees and forums are comprised of line of business, risk management, compliance, legal and finance personnel, among others, who actively monitor performance against plan, limits, potential issues, and introduction of new products. Limits, the amount of exposure that may be taken in a product, relationship, region or industry, seek to align risk goals with those of each line of business and are part of our overall risk management process to help reduce the volatility of market, credit and operational losses. Models are used to estimate market value and net interest income sensitivity, and to estimate both expected and unexpected losses for each product and line of business, where appropriate. Hedging strategies are used to manage the risk of borrower/counterparty concentration risk and to manage market risk in the portfolio.

The formal processes used to manage risk represent only one portion of our overall risk management process. Corporate culture and the actions of our associates are also critical to effective risk management. Through our Code of Ethics, we set a high standard for our associates. The Code of Ethics provides a framework for all of our associates to conduct themselves with the highest integrity in the delivery of our products or services to our customers. We instill a risk-conscious culture through communications, training, policies, procedures, and organizational roles and responsibilities. Additionally, we continue to strengthen the linkage between the associate performance management process and individual compensation to encourage associates to work toward corporate-wide risk goals.

Oversight

The Board evaluates risk through the Chief Executive Officer (CEO) and three committees. The Finance Committee, a committee appointed by the Board, establishes policies and strategies for managing the strategic, liquidity, credit, market and operational risks to corporate earnings and capital. The Asset Quality Committee, a Board committee, reviews credit and selected market risks; and the Audit Committee, a Board committee, provides direct oversight of the corporate audit function and the independent registered public accounting firm. Additionally, senior management oversight of our risk-taking and risk management activities is conducted through three senior management committees: the Risk and Capital Committee (RCC), the Asset and Liability Committee (ALCO) and the Credit Risk Committee (CRC). The RCC, a senior management committee, reviews corporate strategies and corporate objectives, evaluates business performance, and reviews business plans, including capital allocation, for the Corporation and for major businesses. The ALCO, a subcommittee of the Finance Committee, approves limits for trading activities, and was established to manage the risk of loss of value and related Net Interest Income of our trading positions. ALCO also provides oversight for Corporate Treasury’s and Corporate Investment’s process of managing interest rate risk, otherwise known as the ALM process, and reviews hedging techniques. In addition, ALCO provides oversight guidance over our credit hedging program. The CRC, a subcommittee of the Finance Committee, establishes corporate credit practices and limits, including industry and country concentration limits, approval requirements and exceptions. The CRC also reviews business asset quality results versus plan, portfolio management, and the adequacy of the allowance for credit losses. Each committee and subcommittee has the ability to delegate authority to officers of subcommittees to manage specific risks.

Management is in the process of finalizing its plans to address the Basel Committee on Banking Supervision’s new risk-based capital standards (Basel II). The Finance Committee and the Audit Committee provide oversight of management’s plans including the Corporation’s preparedness and compliance with Basel II. For additional information, see Note 14 of the Consolidated Financial Statements.

In 2005, the Finance Committee chartered the Compliance and Operational Risk Committee (CORC) as a subcommittee of the Finance Committee. CORC provides oversight and consistent communication of operational and compliance issues.

The following sections, Strategic Risk Management, Liquidity Risk Management, Credit Risk Management beginning on page 36, Market Risk Management beginning on page 54 and Operational Risk Management beginning on page 61, address in more detail the specific procedures, measures and analyses of the major categories of risk that we manage.

Strategic Risk Management

The Board provides oversight for strategic risk through the CEO and the Finance Committee. We use an integrated business planning process to help manage strategic risk. A key component of the planning process aligns strategies, goals, tactics and resources. The process begins with an assessment that creates a plan for the Corporation, setting the corporate strategic direction. The planning process then cascades through the business units, creating business unit plans that are aligned with the Corporation’s direction. Tactics and metrics are monitored to ensure adherence to the plans. As part of this monitoring, business units perform a quarterly self-assessment further described in the Operational Risk Management section on page 61. This assessment looks at changing market and business conditions, and the overall risk in meeting objectives. Corporate Audit in turn monitors, and independently reviews and evaluates the plans and self-assessments.

One of the key tools for managing strategic risk is capital allocation. Through allocating capital, we effectively manage each business segment’s ability to take on risk. Review and approval of business plans incorporates approval of capital allocation and economic capital usage is monitored through financial and risk reporting.

Liquidity Risk Management

Liquidity is the ongoing ability to accommodate liability maturities and deposit withdrawals, fund asset growth and business operations, and meet contractual obligations through unconstrained access to funding at reasonable market rates. Liquidity management involves forecasting funding requirements and maintaining sufficient capacity to meet the needs and accommodate fluctuations in asset and liability levels due to changes in our business operations or unanticipated events. Sources of liquidity include deposits and other customer-based funding, wholesale market-based funding, and liquidity provided by the sale or securitization of assets.

We manage liquidity at two levels. The first is the liquidity of the parent company, which is the holding company that owns the banking and nonbanking subsidiaries. The second is the liquidity of the banking subsidiaries. The management of liquidity at both levels is essential because the parent company and banking subsidiaries each have different funding needs and sources, and each are subject to certain regulatory guidelines and requirements. Through ALCO, the Finance Committee is responsible for establishing our liquidity policy as well as approving operating and contingency procedures, and monitoring liquidity on an ongoing basis. Corporate Treasury is responsible for planning and executing our funding activities and strategy.

In order to ensure adequate liquidity through the full range of potential operating environments and market conditions, we conduct our liquidity management and business activities in a manner that will preserve and enhance funding stability, flexibility, and diversity. Key components of this operating strategy include a strong focus on customer-based funding, maintaining direct relationships with wholesale market funding providers, and maintaining the ability to liquefy certain assets when, and if requirements warrant.

We develop and maintain contingency funding plans for both the parent company and bank liquidity positions. These plans evaluate our liquidity position under various operating circumstances and allow us to ensure that we would be able to operate through a period of stress when access to normal sources of funding is constrained. The plans project funding requirements during a potential period of stress, specify and quantify sources of liquidity, outline actions and procedures for effectively managing through the problem period, and define roles and responsibilities. They are reviewed and approved annually by ALCO.

Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. The credit ratings of Bank of America Corporation and Bank of America, National Association (Bank of America, N.A.) and Fleet National Bank are reflected in the table below.

Table 4

Credit Ratings

December 31, 2004
	Bank of America Corporation			Bank of America, N.A.		Fleet National Bank
	Senior Debt	Subordinated Debt	Commercial Paper	Short-term Borrowings	Long-term Debt	Short-term Borrowings	Long-term Debt
Moody’s	Aa2	Aa3	P-1	P-1	Aa1	P-1	Aa1
Standard & Poor’s	A+	A	A-1	A-1+	AA-	A-1+	AA-
Fitch, Inc.	AA-	A+	F1+	F1+	AA-	F1+	AA-

On February 1, 2005, Standard & Poor’s raised its credit ratings on Bank of America Corporation and its subsidiaries to AA- on senior debt, A+ on subordinated debt and A-1+ on commercial paper; Bank of America, N.A. to AA on long-term debt; and Fleet National Bank to AA on long-term debt.

Under normal business conditions, primary sources of funding for the parent company include dividends received from its banking and nonbanking subsidiaries, and proceeds from the issuance of senior and subordinated debt, as well as commercial paper and equity. Primary uses of funds for the parent company include repayment of maturing debt and commercial paper, share repurchases, dividends paid to shareholders, and subsidiary funding through capital or debt.

The parent company maintains a cushion of excess liquidity that would be sufficient to fully fund holding company and nonbank affiliate operations for an extended period during which funding from normal sources is disrupted. The primary measure used to assess the parent company’s liquidity is the “Time to Required Funding” during such a period of liquidity disruption. This measure assumes that the parent company is unable to generate funds from debt or equity issuance, receives no dividend income from subsidiaries, and no longer pays dividends to shareholders while continuing to meet nondiscretionary uses needed to maintain bank operations and repayment of contractual principal and interest payments owed by the parent company and affiliated companies. Under this scenario, the amount of time the parent company and its nonbank subsidiaries can operate and meet all obligations before the current liquid assets are exhausted is considered the “Time to Required Funding”. ALCO approves the target range set for this metric, in months, and monitors adherence to the target. Maintaining excess parent company cash that ensures that “Time to Required Funding” remains in the target range is the primary driver of the timing and amount of the Corporation’s debt issuances. As of December 31, 2004 “Time to Required Funding” was 29 months.

Primary sources of funding for the banking subsidiaries include customer deposits, wholesale market-based funding, and asset securitizations. Primary uses of funds for the banking subsidiaries include repayment of maturing obligations, and growth in the ALM and core asset portfolios, including loan demand.

ALCO determines prudent parameters for wholesale market-based borrowing and regularly reviews the funding plan for the bank subsidiaries to ensure compliance with these parameters. The contingency funding plan for the banking subsidiaries evaluates liquidity over a 12-month period in a variety of business environment scenarios assuming different levels of earnings performance and credit ratings as well as public and investor relations factors. Funding exposure related to our role as liquidity provider to certain off-balance sheet financing entities is also measured under a stress scenario. In this analysis, ratings are downgraded such that the off-balance sheet financing entities are not able to issue commercial paper and backup facilities that we provide are drawn upon. In addition, potential draws on credit facilities to issuers with ratings below a certain level are analyzed to assess potential funding exposure.

One ratio used to monitor the stability of our funding composition is the “loan to domestic deposit” (LTD) ratio. This ratio reflects the percent of Loans and Leases that are funded by domestic customer deposits, a relatively stable funding source. A ratio below 100 percent indicates that our loan portfolio is completely funded by domestic customer deposits. The ratio was 93 percent for 2004 compared to 98 percent for 2003. For further discussion, see Deposits and Other Funding Sources below.

We originate loans both for retention on our Balance Sheet and for distribution. As part of our “originate to distribute” strategy, commercial loan originations are distributed through syndication structures, and residential mortgages originated by Consumer Real Estate are frequently distributed in the secondary market. In connection with our balance sheet management activities, we may retain mortgage loans originated as well as purchase and sell loans based on our assessment of market conditions.

Deposits and Other Funding Sources

Deposits are a key source of funding. Table I on page 68 provides information on the average amounts of deposits and the rates paid by deposit category. Average Deposits increased $145.3 billion to $551.6 billion due to a $97.9 billion increase in average domestic interest-bearing deposits, a $31.1 billion increase in average noninterest-bearing deposits and a $16.3 billion increase in average foreign interest-bearing deposits. These increases included the $71.0 billion, $25.3 billion and $5.5 billion impact of the addition of FleetBoston domestic interest-bearing deposits, noninterest-bearing deposits and foreign interest-bearing deposits, respectively. We categorize our deposits into either core or market-based deposits. Core deposits, which are generally customer-based, are an important stable, low-cost funding source and typically react more slowly to interest rate changes than market-based deposits. Core deposits exclude negotiable CDs, public funds, other domestic time deposits and foreign interest-bearing deposits. Average core deposits increased $130.7 billion to $494.1 billion, a 36 percent increase from a year ago, which included $95.6 billion in average core deposits from the addition of FleetBoston. The increase was distributed between NOW and money market deposits, noninterest-bearing deposits, consumer CDs and IRAs, and savings. Average market-based deposit funding increased $14.6 billion to $57.5 billion. The increase was due to a $16.3 billion increase in foreign interest-bearing deposits offset by a $1.7 billion decrease in negotiable CDs, public funds and other domestic time deposits. These increases also reflected the $6.2 billion impact to average market-based deposit funding from the addition of FleetBoston market-based deposit funding. Deposits, on average, represented 53 percent and 54 percent of total sources of funds in 2004 and 2003, respectively.

Table 5 summarizes average deposits by category.

Table 5

Average Deposits

(Dollars in millions)	2004	2003
Deposits by type
Domestic interest-bearing:
Savings	$33,959	$24,538
NOW and money market accounts	214,542	148,896
Consumer CDs and IRAs	94,770	70,246
Negotiable CDs and other time deposits	5,977	7,627

Total domestic interest-bearing	349,248	251,307

Foreign interest-bearing:
Banks located in foreign countries	18,426	13,959
Governments and official institutions	5,327	2,218
Time, savings and other	27,739	19,027

Total foreign interest-bearing	51,492	35,204

Total interest-bearing	400,740	286,511

Noninterest-bearing	150,819	119,722

Total deposits	$551,559	$406,233

Core and market-based deposits
Core deposits	$494,090	$363,402
Market-based deposits	57,469	42,831

Total deposits	$551,559	$406,233

Additional sources of funds include short-term borrowings, Long-term Debt and Shareholders’ Equity. Average short-term borrowings, a relatively low-cost source of funds, were up $87.1 billion to $227.6 billion due to increases in securities sold under agreements to repurchase of $59.4 billion, commercial paper of $18.2 billion, notes payable of $8.6 billion and other short-term borrowings of $2.9 billion. These funds were used to fund asset growth or facilitate trading activities and were partially offset by a decrease of $2.0 billion in federal funds purchased. The increases in average short-term borrowings included the $4.0 billion, $274 million, $18 million, and $1.1 billion impact of the addition of FleetBoston securities sold under agreements to repurchase, commercial paper, notes payable and other short-term borrowings, respectively. Issuances and repayments of Long-term Debt were $21.3 billion and $16.9 billion, respectively, for 2004.

Table 6

Short-term Borrowings

	2004		2003		2002
(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Federal funds purchased
At December 31	$3,108	2.32%	$2,356	0.84%	$5,167	1.15%
Average during year	3,724	1.31	5,736	1.10	5,470	1.63
Maximum month-end balance during year	7,852	—	7,877	—	9,663	—

Securities sold under agreements to repurchase
At December 31	116,633	2.85	75,690	1.12	59,912	1.44
Average during year	161,494	2.08	102,074	1.15	67,751	1.73
Maximum month-end balance during year	191,899	—	124,746	—	99,313	—

Commercial paper
At December 31	25,379	1.71	7,605	1.09	114	1.20
Average during year	21,178	1.45	2,976	1.29	1,025	1.73
Maximum month-end balance during year	26,486	—	9,136	—	1,946	—

Other short-term borrowings
At December 31	53,219	2.49	27,375	1.98	16,599	1.29
Average during year	41,162	1.73	29,672	2.02	24,231	2.90
Maximum month-end balance during year	53,756	—	46,635	—	33,549	—

Obligations and Commitments

We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations. Included in purchase obligations are vendor contracts of $4.9 billion, commitments to purchase securities of $3.3 billion and commitments to purchase loans of $3.8 billion. The most significant of our vendor contracts include communication services, processing services and software contracts. Other long-term liabilities include our obligations related to the Qualified Pension Plans, Nonqualified Pension Plans and Postretirement Health and Life Plans (the Plans). Obligations to the Plans are based on the current and projected obligations of the Plans, performance of the Plans’ assets and any participant contributions, if applicable. During 2004 and 2003, we contributed $303 million and $460 million, respectively, to the Plans, and we expect to make at least $150 million of contributions during 2005. Management believes the effect of the Plans on liquidity is not significant to our overall financial condition. Debt and lease obligations are more fully discussed in Note 11 of the Consolidated Financial Statements.

Table 7 presents total long-term debt and other obligations at December 31, 2004.

Table 7

Long-term Debt and Other Obligations

December 31, 2004
(Dollars in millions)	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years	Total

Long-term debt and capital leases(1)	$9,511	$22,498	$17,298	$48,771	$98,078
Purchase obligations(2)	7,970	1,551	1,303	1,186	12,010
Operating lease obligations	1,373	2,136	1,543	3,384	8,436
Other long-term liabilities	151	—	—	—	151

Total	$19,005	$26,185	$20,144	$53,341	$118,675

(1)	Includes principal payments only and capital lease obligations of $46.
(2)	Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.

Many of our lending relationships contain both funded and unfunded elements. The funded portion is reflected on our Balance Sheet. The unfunded component of these commitments is not recorded on our Balance Sheet until a draw is made under the loan facility.

These commitments, as well as guarantees, are more fully discussed in Note 12 of the Consolidated Financial Statements.

The following table summarizes the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date. At December 31, 2004, charge cards (nonrevolving card lines) to individuals and government entities guaranteed by the U.S. government in the amount of $10.9 billion (related outstandings of $205 million) were not included in credit card line commitments in the table below.

Table 8

Credit Extension Commitments

December 31, 2004
(Dollars in millions)	Expires in 1 year or less	Expires after 1 year through 3 years	Expires after 3 years through 5 years	Expires after 5 years	Total

Loan commitments(1)	$111,412	$63,528	$53,056	$19,098	$247,094
Home equity lines of credit	690	1,599	2,059	55,780	60,128
Standby letters of credit and financial guarantees	24,755	10,472	3,151	4,472	42,850
Commercial letters of credit	5,374	52	20	207	5,653

Legally binding commitments	142,231	75,651	58,286	79,557	355,725
Credit card lines	177,286	8,175	—	—	185,461

Total	$319,517	$83,826	$58,286	$79,557	$541,186

(1)	Equity commitments of $2,052, of which $838 were acquired from FleetBoston, related to obligations to fund existing equity investments were included in loan commitments at December 31, 2004.

On- and Off-balance Sheet Financing Entities

Off-balance Sheet Commercial Paper Conduits

In addition to traditional lending, we also support our customers’ financing needs by facilitating their access to the commercial paper markets. These markets provide an attractive, lower-cost financing alternative for our customers. Our customers sell assets, such as high-grade trade or other receivables or leases, to a commercial paper financing entity, which in turn issues high-grade short-term commercial paper that is collateralized by the assets sold. Additionally, some customers receive the benefit of commercial paper financing rates related to certain lease arrangements. We facilitate these transactions and collect fees from the financing entity for the services it provides including administration, trust services and marketing the commercial paper.

We receive fees for providing combinations of liquidity, standby letters of credit (SBLCs) or similar loss protection commitments, and derivatives to the commercial paper financing entities. These forms of asset support are senior to the first layer of asset support provided by customers through over-collateralization or by support provided by third parties. The rating agencies require that a certain percentage of the commercial paper entity’s assets be supported by both the seller’s over-collateralization and our SBLC in order to receive their respective investment rating. The SBLC would be drawn on only when the over-collateralization provided by the seller is not sufficient to cover losses of the related asset. Liquidity commitments made to the commercial paper entity are designed to fund scheduled redemptions of commercial paper if there is a market disruption or the new commercial paper cannot be issued to fund the redemption of the maturing commercial paper. The liquidity facility has the same legal priority as the commercial paper. We do not enter into any other form of guarantee with these entities.

We manage our credit risk on these commitments by subjecting them to our normal underwriting and risk management processes. At December 31, 2004 and 2003, the Corporation had off-balance sheet liquidity commitments and SBLCs to these entities of $23.8 billion and $21.6 billion, respectively. Substantially all of these liquidity commitments and SBLCs mature within one year. These amounts are included in Table 8. Net revenues earned from fees associated with these off-balance sheet financing entities were approximately $80 million and $72 million for 2004 and 2003, respectively.

From time to time, we may purchase some of the commercial paper issued by certain of these entities for our own account or acting as a dealer on behalf of third parties. Derivative instruments related to these entities are marked to market through the Consolidated Statement of Income. SBLCs are initially recorded at fair value in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees” (FIN 45). Liquidity commitments and SBLCs subsequent to inception are accounted for pursuant to SFAS No. 5, “Accounting for Contingencies” (SFAS 5), and are discussed further in Note 12 of the Consolidated Financial Statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46), which provides a framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. We adopted FIN 46 on July 1, 2003 and consolidated approximately $12.2 billion of assets and liabilities related to certain of our multi-seller asset-backed commercial paper conduits (ABCP). On October 8, 2003, one of these entities, Ranger Funding Company (RFC) (formerly known as Receivables Capital Corporation), entered into a Subordinated Note Purchase Agreement (the Note) with an unrelated third party which reduced our exposure to this entity’s losses under liquidity and credit agreements as these agreements are senior to the Note. This Note was issued in the principal amount of $23 million, an original maturity of five years and pays interest at 23 percent. Proceeds from the issuance of the note were deposited into a separate account and may be used to cover losses incurred by RFC. Upon RFC’s issuance of this Note, we evaluated whether the Corporation continued to be the primary beneficiary of RFC and determined that the unrelated party which purchased the Note absorbed over 50 percent of the expected losses of RFC. We determined the amount of expected loss through mathematical analysis utilizing a Monte Carlo model that incorporates the cash flows from RFC’s assets and utilizes independent loss information. The noteholder is therefore the primary beneficiary of and is required to consolidate the entity. As a result of the sale of the Note, we deconsolidated approximately $8.0 billion of the previously consolidated assets and liabilities of the entity. The impact of this transaction on the Consolidated Statement of Income was the reduction in Interest Income of approximately $1 million and the reclassification of approximately $37 million from Net Interest Income to Noninterest Income for 2003. At December 31, 2004, this entity had total assets of $10.0 billion. Our exposure to this entity is included in the total amount of liquidity agreements and SBLCs noted above. There was no material impact to Net Income or Tier 1 Capital as a result of the adoption of FIN 46 or the subsequent deconsolidation of this entity, and prior periods were not restated. In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R), which is an update of FIN 46. We adopted FIN 46R as of March 31, 2004. As a result of the adoption of FIN 46R, there was no material impact on our results of operations or financial condition.

On-balance Sheet Commercial Paper Conduits

In addition to the off-balance sheet financing entities previously described, we also utilize commercial paper conduits that have been consolidated based on our determination that we are the primary beneficiary of the entities in accordance with FIN 46R. At December 31, 2004 and 2003, the consolidated assets and liabilities of these conduits were reflected in AFS Securities, Other Assets, and Commercial Paper and Other Short-term Borrowings in the Global Capital Markets and Investment Banking business segment. At December 31, 2004 and 2003, we held $7.7 billion and $5.6 billion, respectively, of assets of these entities while our maximum loss exposure associated with these entities, including unfunded lending commitments, was approximately $9.4 billion and $7.6 billion, respectively.

Qualified Special Purpose Entities

In addition, to control our capital position, diversify funding sources and provide customers with commercial paper investments, we will, from time to time, sell assets to off-balance sheet commercial paper entities. The commercial paper entities are Qualified Special Purpose Entities (QSPEs) that have been isolated beyond our reach or that of our creditors, even in the event of bankruptcy or other receivership. The accounting for these entities is governed by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125” (SFAS 140), which provides that QSPEs are not included in the consolidated financial statements of the seller. Assets sold to the entities consist of high-grade corporate or municipal bonds, collateralized debt obligations and asset-backed securities. These entities issue collateralized commercial paper or notes with similar repricing characteristics to third party market participants and passive derivative instruments to us. Assets sold to the entities typically have an investment rating ranging from Aaa/AAA to Aa/AA. We may provide liquidity, SBLCs or similar loss protection commitments to the entity, or we may enter into derivatives with the entity in which we assume certain risks. The liquidity facility and derivatives have the same legal standing with the commercial paper.

The derivatives provide interest rate, currency and a pre-specified amount of credit protection to the entity in exchange for the commercial paper rate. These derivatives are provided for in the legal documents and help to alleviate any cash flow mismatches. In some cases, if an asset’s rating declines below a certain investment quality as evidenced by its investment rating or defaults, we are no longer exposed to the risk of loss. At that time, the commercial paper holders assume the risk of loss. In other cases, we agree to assume all of the credit exposure related to the referenced asset. Legal documents for each entity specify asset quality levels that require the entity to automatically dispose of the asset once the asset falls below the specified quality rating. At the time the asset is disposed, we are required to reimburse the entity for any credit-related losses depending on the pre-specified level of protection provided.

We also receive fees for the services we provide to the entities, and we manage any credit or market risk on commitments or derivatives through normal underwriting and risk management processes. Derivative activity related to these entities is included in Note 4 of the Consolidated Financial Statements. At December 31, 2004 and 2003, the Corporation had off-balance sheet liquidity commitments, SBLCs and other financial guarantees to the entities of $7.4 billion and $7.3 billion, respectively. Substantially all of these liquidity commitments, SBLCs and other financial guarantees mature within one year. These amounts are included in Table 8. Net revenues earned from fees associated with these entities were $61 million and $65 million in 2004 and 2003, respectively.

We generally do not purchase any of the commercial paper issued by these types of financing entities other than during the underwriting process when we act as issuing agent nor do we purchase any of the commercial paper for our own account. Derivative instruments related to these entities are marked to market through the Consolidated Statement of Income. SBLCs are initially recorded at fair value in accordance with FIN 45. Liquidity commitments and SBLCs subsequent to inception are accounted for pursuant to SFAS 5 and are discussed further in Note 12 of the Consolidated Financial Statements.

Credit and Liquidity Risks

Because we provide liquidity and credit support to the commercial paper conduits and QSPEs described above, our credit ratings and changes thereto will affect the borrowing cost and liquidity of these entities. In addition, significant changes in counterparty asset valuation and credit standing may also affect the liquidity of the commercial paper issuance. Disruption in the commercial paper markets may result in our having to fund under these commitments and SBLCs discussed above. We seek to manage these risks, along with all other credit and liquidity risks, within our policies and practices. See Notes 1 and 8 of the Consolidated Financial Statements for additional discussion of off-balance sheet financing entities.

Other Off-balance Sheet Financing Entities

To improve our capital position and diversify funding sources, we also sell assets, primarily loans, to other off-balance sheet QSPEs that obtain financing primarily by issuing term notes. We may retain a portion of the investment grade notes issued by these entities, and we may also retain subordinated interests in the entities which reduce the credit risk of the senior investors. We may provide liquidity support in the form of foreign exchange or interest rate swaps. We generally do not provide other forms of credit support to these entities. In addition to the above, we had significant involvement with VIEs other than the commercial paper conduits. These VIEs were not consolidated because we will not absorb a majority of the expected losses or expected residual returns and are therefore not the primary beneficiary of the VIEs. These entities are described more fully in Note 8 of the Consolidated Financial Statements.

Capital Management

The final component of liquidity risk is capital management, which focuses on the level of Shareholders’ Equity. Shareholders’ Equity was $99.6 billion at December 31, 2004, an increase of $51.7 billion from December 31, 2003. This increase was driven by stock issued for the acquisition of FleetBoston of $46.8 billion, Net Income of $14.1 billion and Common Stock Issued Under Employee Plans and Related Tax Benefits of $3.9 billion, offset by dividends paid of $6.5 billion and common share repurchases of $6.3 billion. For additional information on common share repurchases, see Note 13 of the Consolidated Financial Statements. We will continue to repurchase shares, from time to time, in the open market or in private transactions through our previously approved repurchase plans.

During the second quarter of 2004, the Board approved a 2-for-1 stock split in the form of a common stock dividend and increased the quarterly cash dividend 12.5 percent from $0.40 to $0.45 per post-split share. The common stock dividend was effective August 27, 2004 to common shareholders of record on August 6, 2004 and the cash dividend was effective September 24, 2004 to common shareholders of record on September 3, 2004. All prior period common share and related per common share information has been restated to reflect the 2-for-1 stock split.

As part of the SVA calculation, equity is allocated to business units based on an assessment of risk. The allocated amount of capital varies according to the risk characteristics of the individual business segments and the products they offer. Capital is allocated separately based on the following types of risk: credit, market and operational. Average common equity allocated to business units was $70.1 billion and $31.4 billion in 2004 and 2003, respectively. The increase in average allocated common equity was primarily due to the Merger. Average unallocated common equity (not allocated to business units) was $13.9 billion and $17.7 billion in 2004 and 2003, respectively.

As a regulated financial services company, we are governed by certain regulatory capital requirements. The regulatory Tier 1 Capital ratio was 8.10 percent at December 31, 2004, an increase of 25 bps from a year ago, reflecting higher Tier 1 Capital partially offset by higher risk-weighted assets. The minimum Tier 1 Capital ratio required is four percent. As of December 31, 2004, we were classified as “well-capitalized” for regulatory purposes, the highest classification. For additional information on the regulatory capital ratios along with a description of the components of risk-based capital, capital adequacy requirements and prompt corrective action provisions, see Note 14 of the Consolidated Financial Statements.

The capital treatment of trust preferred securities (Trust Securities) is currently under review by the FRB due to the issuing trust companies being deconsolidated under FIN 46R. On May 6, 2004, the FRB proposed to allow Trust Securities to continue to qualify as Tier 1 Capital with revised quantitative limits that would be effective after a three-year transition period. As a result, we will continue to report Trust Securities in Tier 1 Capital. In addition, the FRB is proposing to revise the qualitative standards for capital instruments included in regulatory capital. The proposed quantitative limits and qualitative standards are not expected to have a material impact to our current Trust Securities position included in regulatory capital.

On July 28, 2004, the FRB and other regulatory agencies issued the Final Capital Rule for Consolidated Asset-backed Commercial Paper Program Assets (the Final Rule). The Final Rule allows companies to exclude from risk-weighted assets, the assets of consolidated ABCP conduits when calculating Tier 1 and Total Risk-based Capital ratios. The Final Rule also requires that liquidity commitments provided by the Corporation to ABCP conduits, whether consolidated or not, be included in the capital calculations. The Final Rule was effective September 30, 2004. There was no material impact to Tier 1 and Risk-based Capital as a result of the adoption of this rule.

Credit Risk Management

Credit risk is the risk of loss arising from a borrower’s or counterparty’s inability to meet its obligations. Credit risk exists in our outstanding loans and leases, derivatives, trading account assets and unfunded lending commitments that include loan commitments, letters of credit and financial guarantees. We define the credit exposure to a borrower or counterparty as the loss potential arising from all product classifications, including loans and leases, standby letters of credit and financial guarantees, derivative and trading account assets, assets held-for-sale and commercial letters of credit. For derivative positions, we use the current mark-to-market value to represent credit exposure without giving consideration to future mark-to-market changes. Our consumer and commercial credit extension and review procedures take into account credit exposures that are both funded and unfunded. For additional information on derivatives and credit extension commitments, see Notes 4 and 12 of the Consolidated Financial Statements.

We manage credit risk based on the risk profile of the borrower or counterparty, repayment sources, the nature of underlying collateral, and other support given current events and conditions. We classify our Loans and Leases as either consumer or commercial and monitor their credit risk separately as discussed below.

Consumer Portfolio Credit Risk Management

Credit risk management for the consumer portfolio begins with initial underwriting and continues throughout a borrower’s credit cycle. Statistical techniques are used to establish product pricing, risk appetite, operating processes and metrics to balance risks and rewards. Consumer exposure is grouped by product and other attributes for purposes of evaluating credit risk. Statistical models are built using detailed behavioral information from external sources such as credit bureaus as well as internal historical experience. These models are essential to our consumer credit risk management process and are used, where applicable, in the determination of credit decisions, collections management procedures, portfolio management decisions, determination of the allowance for consumer loan and lease losses, and economic capital allocation for credit risk.

Table 9 presents outstanding consumer loans and leases for each year in the five-year period ending at December 31, 2004.

Table 9

Outstanding Consumer Loans and Leases

	December 31										FleetBoston April 1, 2004
	2004		2003		2002		2001		2000
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Residential mortgage	$178,103	54.3%	$140,513	58.5%	$108,197	54.8%	$78,203	47.3%	$84,394	44.7%	$34,571	55.2%
Credit card	51,726	15.8	34,814	14.5	24,729	12.5	19,884	12.0	14,094	7.5	6,848	10.9
Home equity lines	50,126	15.3	23,859	9.9	23,236	11.8	22,107	13.4	21,598	11.5	13,799	22.1
Direct/Indirect consumer	40,513	12.3	33,415	13.9	31,068	15.7	30,317	18.4	29,859	15.8	6,113	9.8
Other consumer(1)	7,439	2.3	7,558	3.2	10,355	5.2	14,744	8.9	38,706	20.5	1,272	2.0

Total consumer loans and leases	$327,907	100.0%	$240,159	100.0%	$197,585	100.0%	$165,255	100.0%	$188,651	100.0%	$62,603	100.0%

(1)	Includes consumer finance of $3,395, $3,905, $4,438, $5,331 and $25,799 at December 31, 2004, 2003, 2002, 2001 and 2000, respectively; foreign consumer of $3,563, $1,969, $1,970, $2,092 and $2,308 at December 31, 2004, 2003, 2002, 2001 and 2000, respectively; and consumer lease financing of $481, $1,684, $3,947, $7,321 and $10,599 at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

Concentrations of Consumer Credit Risk

Our consumer credit risk is diversified through our geographic span, diversity of our franchise and our product offerings. In addition, credit decisions are statistically based with tolerances set to decrease the percentage of approvals as the risk profile increases.

We purchase credit protection on certain portions of our consumer portfolio. Beginning in 2003, we entered into several transactions to purchase credit protection on a portion of our residential mortgage loan portfolio. These transactions are designed to enhance our overall risk management strategy. In 2004, we entered into a similar transaction for a portion of our indirect automobile loan portfolio. At December 31, 2004 and 2003, approximately $88.7 billion and $63.4 billion of residential mortgage and indirect automobile loans were credit protected. Our regulatory risk-weighted assets were reduced as a result of these transactions because we transferred a portion of our credit risk to unaffiliated parties. These transactions had the cumulative effect of reducing our risk-weighted assets by $25.5 billion and $18.6 billion at December 31, 2004 and 2003, respectively, and resulted in 26 bp increases in our Tier 1 Capital ratio at both December 31, 2004 and 2003.

Consumer Portfolio Credit Quality Performance

Credit card charge-offs increased in 2004 as a result of organic card portfolio growth, continued seasoning of accounts and the return of previously securitized loans to the balance sheet. Consumer credit quality remained strong in all other categories.

As presented in Table 10, nonperforming consumer loans and leases increased $100 million to $738 million, and represented 0.23 percent of consumer loans and leases at December 31, 2004 compared to $638 million, representing 0.27 percent of consumer loans and leases at December 31, 2003. The increase in nonperforming consumer loans and leases was driven by loan growth and the addition of $127 million of nonperforming consumer loans and leases on April 1, 2004 related to FleetBoston, partially offset by consumer loan sales of $95 million. Broad-based growth in the consumer portfolio more than offset the increase in consumer nonperforming assets, resulting in an improvement in the nonperforming ratios.

Table 10

Nonperforming Consumer Assets(1)

	December 31					FleetBoston April 1, 2004
(Dollars in millions)	2004	2003	2002	2001	2000
Nonperforming consumer loans and leases
Residential mortgage	$554	$531	$612	$556	$551	$55
Home equity lines	66	43	66	80	32	13
Direct/Indirect consumer	33	28	30	27	19	10
Other consumer	85	36	25	16	1,104	49

Total nonperforming consumer loans and leases	738	638	733	679	1,706	127
Consumer foreclosed properties	69	81	99	334	182	—

Total nonperforming consumer assets(2)	$807	$719	$832	$1,013	$1,888	$127

Nonperforming consumer loans and leases as a percentage of outstanding consumer loans and leases	0.23%	0.27%	0.37%	0.41%	0.90%	0.20%
Nonperforming consumer assets as a percentage of outstanding consumer loans, leases and foreclosed properties	0.25	0.30	0.42	0.61	1.00	0.20

(1)	In 2004, $40 in Interest Income was estimated to be contractually due on nonperforming consumer loans and leases.
(2)	Balances do not include $28, $16, $41, $646 and $0 of nonperforming consumer loans held-for-sale, included in Other Assets at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

Credit card loans are charged off at 180 days past due or 60 days from notification of bankruptcy filing and are not classified as nonperforming. Unsecured consumer loans and deficiencies in non-real estate secured loans and leases are charged off at 120 days past due and not classified as nonperforming. Real estate secured consumer loans are placed on nonaccrual and classified as nonperforming at 90 days past due. The amount deemed uncollectible on real estate secured loans is charged off at 180 days past due.

Table 11 presents the additions and reductions to nonperforming assets in the consumer portfolio during 2004 and 2003.

Table 11

Nonperforming Consumer Assets Activity

(Dollars in millions)	2004	2003
Nonperforming loans and leases, and foreclosed properties
Balance, January 1	$719	$832

Additions to nonperforming assets:
FleetBoston balance, April 1, 2004	127	—
New nonaccrual loans and leases, and foreclosed properties	1,476	1,583
Transfers from assets held-for-sale(1)	1	5

Total additions	1,604	1,588

Reductions in nonperforming assets:
Paydowns and payoffs	(376)	(447)
Sales	(219)	(265)
Returns to performing status(2)	(793)	(878)
Charge-offs(3)	(128)	(111)

Total reductions	(1,516)	(1,701)

Total net additions to (reductions in) nonperforming assets	88	(113)

Nonperforming consumer assets, December 31	$807	$719

(1)	Includes assets held-for-sale that were foreclosed and transferred to foreclosed properties.
(2)	Consumer loans are generally returned to performing status when principal or interest is less than 90 days past due.
(3)	Consumer credit card and consumer non-real estate loans and leases are not classified as nonperforming; therefore, the charge-offs on these loans are not included above.

On-balance sheet consumer loans and leases past due 90 days or more and still accruing interest totaled $1.2 billion at December 31, 2004. This amount included $1.1 billion of credit card loans. When the FleetBoston portfolio was acquired on April 1, 2004, it included consumer loans and leases past due 90 days or more and still accruing interest of $116 million including credit card loans of $98 million. At December 31, 2003, the comparable amount was $698 million, which included $616 million of credit card loans.

Nonperforming consumer asset sales in 2004 were $219 million, comprised of $95 million of nonperforming consumer loans and $124 million of consumer foreclosed properties. Nonperforming consumer asset sales in 2003 totaled $265 million, comprised of $141 million of nonperforming consumer loans and $124 million of consumer foreclosed properties.

During the fourth quarter of 2004, we sold $1.1 billion of credit card loans included in our held-for-sale portfolio that were acquired as part of the FleetBoston acquisition.

Table 12 presents consumer net charge-offs and net charge-off ratios for 2004 and 2003.

Table 12

Consumer Net Charge-offs and Net Charge-off Ratios(1)

	2004		2003
(Dollars in millions)	Amount	Percent	Amount	Percent
Residential mortgage	$36	0.02%	$40	0.03%
Credit card	2,305	5.31	1,514	5.37
Home equity lines	15	0.04	12	0.05
Direct/Indirect consumer	208	0.55	181	0.55
Other consumer	193	2.51	255	2.89

Total consumer	$2,757	0.93%	$2,002	0.91%

(1)	Percentage amounts are calculated as net charge-offs divided by average outstanding loans and leases during the year for each loan category.

On-balance-sheet credit card net charge-offs increased $791 million to $2.3 billion in 2004. The $6.8 billion of credit card loans acquired from FleetBoston on April 1, 2004 accounted for $320 million in net charge-offs. Other causes of the increase in credit card charge-offs were organic growth, the continued seasoning of accounts, and the return of $4.2 billion of previously securitized loan balances to the balance sheet. Formerly securitized credit card loans are recorded on the balance sheet after the revolving period of the securitization, which has the effect of increasing loans on the balance sheet, increasing Net Interest Income, Provision for Credit Losses and net charge-offs, while reducing Noninterest Income.

Included in Other Assets were consumer loans held-for-sale of $6.1 billion and $6.8 billion at December 31, 2004 and 2003, respectively. Included in these balances were nonperforming consumer loans held-for-sale of $28 million and $16 million at December 31, 2004 and 2003, respectively.

Commercial Portfolio Credit Risk Management

Credit risk management for the commercial portfolio begins with an assessment of the credit risk profile of the borrower or counterparty based on an analysis of the borrower’s or counterparty’s financial position. As part of the overall credit risk assessment of a borrower or counterparty, each commercial credit exposure or transaction is assigned a risk rating and is subject to approval based on defined credit approval standards. Subsequent to loan origination, risk ratings are monitored on an ongoing basis. If necessary, they are adjusted to reflect changes in the borrower’s or counterparty’s financial condition, cash flow or financial situation. We use risk rating aggregations to measure and evaluate concentrations within portfolios. Risk ratings are a factor in determining the level of assigned economic capital and the allowance for credit losses. In making decisions regarding credit, we consider risk rating, collateral, country, industry and single name concentration limits while also balancing the total borrower or counterparty relationship and SVA.

Our lines of business and Risk Management personnel use a variety of tools to continuously monitor a borrower’s or counterparty’s ability to perform under its obligations. Adjustments in credit exposures are made as a result of this ongoing analysis and review. Additionally, we utilize syndication of exposure to other entities, loan sales and other risk mitigation techniques to manage the size and risk profile of the loan portfolio.

Table 13 presents outstanding commercial loans and leases for each year in the five-year period ending at December 31, 2004.

Table 13

Outstanding Commercial Loans and Leases

	December 31										FleetBoston April 1, 2004
	2004		2003		2002		2001		2000
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial - domestic	$122,095	62.9%	$91,491	69.7%	$99,151	68.3%	$110,981	67.7%	$138,367	68.0%	$31,796	51.6%
Commercial real estate(1)	32,319	16.7	19,367	14.7	20,205	13.9	22,655	13.8	26,436	13.0	9,982	16.2
Commercial lease financing	21,115	10.9	9,692	7.4	10,386	7.2	11,404	7.0	11,888	5.8	10,720	17.4
Commercial - foreign	18,401	9.5	10,754	8.2	15,428	10.6	18,858	11.5	26,851	13.2	9,160	14.8

Total commercial loans and leases	$193,930	100.0%	$131,304	100.0%	$145,170	100.0%	$163,898	100.0%	$203,542	100.0%	$61,658	100.0%

(1)	Includes domestic commercial real estate loans of $31,879, $19,043, $19,910, $22,272 and $26,154 at December 31, 2004, 2003, 2002, 2001 and 2000, respectively; and foreign commercial real estate loans of $440, $324, $295, $383 and $282 at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

Concentrations of Commercial Credit Risk

Portfolio credit risk is evaluated and managed with a goal that concentrations of credit exposure do not result in undesirable levels of risk. We review, measure, and manage concentrations of credit exposure by industry, product, geography and customer relationship. Distribution of Loans and Leases by loan size is an additional measure of the portfolio risk diversification. We also review, measure, and manage commercial real estate loans by geographic location and property type. In addition, within our international portfolio, we evaluate borrowings by region and by country. Tables 14 through 19 summarize these concentrations. These activities play an important role in managing credit risk concentrations and for other risk mitigation purposes.

From the perspective of portfolio risk management, customer concentration management is most relevant in Global Capital Markets and Investment Banking. Within Global Capital Markets and Investment Banking, concentrations continue to be addressed through the underwriting and ongoing monitoring processes, the established strategy of “originate to distribute” and partly through the purchase of credit protection through credit derivatives. We utilize various risk mitigation tools to economically hedge our risk to certain credit counterparties. Credit derivatives are financial instruments that we purchase for protection against the deterioration of credit quality. At December 31, 2004, we had $13.1 billion of credit protection. The total cost of the premium of the credit derivatives portfolio was $84 million and $68 million for 2004 and 2003, respectively. Two widely used tools are credit default swaps and collateralized loan obligations (CLOs) in which a layer of loss is sold to third parties. Earnings volatility increases due to accounting asymmetry as we mark to market the credit default swaps, as required by SFAS 133, and CLOs through Trading Account Profits, while the loans are recorded at historical cost less allowance for credit losses or, if held-for-sale, the lower of cost or market. The cost of credit portfolio hedges including the negative mark-to-market was $144 million and $330 million for 2004 and 2003, respectively.

Table 14 shows commercial utilized credit exposure by industry based on Standard & Poor’s industry classifications and includes commercial loans and leases, SBLCs and financial guarantees, derivatives, assets held-for-sale and commercial letters of credit. As shown in the following table, commercial utilized credit exposure is diversified across a range of industries.

Table 14

Commercial Utilized Credit Exposure by Industry

	December 31		FleetBoston April 1, 2004
(Dollars in millions)	2004	2003
Real estate(1)	$36,672	$22,228	$12,957
Diversified financials	25,932	20,427	3,557
Banks	25,265	25,088	1,040
Retailing	23,149	15,152	6,539
Education and government	17,429	13,919	1,629
Individuals and trusts	16,110	14,307	2,627
Materials	14,123	8,860	5,079
Consumer durables and apparel	13,427	8,313	3,482
Leisure and sports, hotels and restaurants	13,331	10,099	2,940
Transportation	13,234	9,355	3,268
Healthcare equipment and services	12,643	7,064	4,939
Capital goods	12,633	8,244	4,355
Commercial services and supplies	11,944	7,206	3,866
Food, beverage and tobacco	11,687	9,134	2,552
Energy	7,579	4,348	2,044
Media	6,232	4,701	2,616
Insurance	5,851	3,638	2,822
Religious and social organizations	5,710	4,272	475
Utilities	5,615	5,012	1,948
Food and staples retailing	3,610	1,837	1,456
Technology hardware and equipment	3,398	1,941	1,463
Software and services	3,292	1,655	770
Telecommunication services	3,030	2,526	883
Automobiles and components	1,894	1,326	746
Pharmaceuticals and biotechnology	994	466	590
Household and personal products	371	302	195
Other	3,132	1,474	3,751

Total	$298,287	$212,894	$78,589

(1)	Industries are viewed from a variety of perspectives to best isolate the perceived risks. For purposes of this table, the real estate industry is defined based upon the borrowers’ or counterparties’ primary business activity using operating cash flow and primary source of repayment as key factors.

Table 15 presents the non-real estate outstanding commercial loans and leases by industry. As shown in the table, the non-real estate commercial loan and lease portfolio is diversified across a range of industries.

Table 15

Non-real Estate Outstanding Commercial Loans and Leases by Industry

	December 31		FleetBoston April 1, 2004
(Dollars in millions)	2004	2003
Retailing	$16,908	$11,474	$4,287
Diversified financials	12,454	6,469	2,135
Individuals and trusts	12,357	10,510	2,681
Transportation	11,135	7,715	2,806
Education and government	10,134	7,874	1,155
Capital goods	9,673	5,729	4,073
Materials	9,547	5,704	4,191
Commercial services and supplies	9,362	5,701	2,876
Food, beverage and tobacco	9,344	6,942	2,326
Leisure and sports, hotels and restaurants	8,987	7,477	2,488
Healthcare equipment and services	7,972	4,052	3,460
Real estate(1)	6,140	4,413	3,608
Energy	4,627	2,516	1,740
Consumer durables and apparel	4,564	2,161	2,269
Media	4,468	2,821	2,566
Religious and social organizations	3,951	2,975	431
Utilities	3,274	2,635	1,431
Food and staples retailing	2,701	1,364	1,349
Technology hardware and equipment	2,482	1,260	1,142
Software and services	2,430	948	713
Telecommunication services	2,382	1,967	812
Banks	2,044	1,199	454
Automobiles and components	1,643	1,029	570
Insurance	1,478	840	492
Other(2)	1,554	6,162	1,621

Total	$161,611	$111,937	$51,676

(1)	Commercial product loans and leases to borrowers in the real estate industry for which the ultimate source of repayment is not dependent on the sale, lease, rental or refinancing of real estate.
(2)	Other includes loans and leases to the pharmaceutical, biotechnology, household and personal products industries. Reduction in the Other category was primarily attributable to a revision in the methodology for assigning industries to margin loan and commercial credit card exposure. These exposures were previously assigned to Other.

Table 16 presents outstanding commercial real estate loans by geographic region and by property type. The amounts outstanding exclude commercial loans and leases secured by owner-occupied real estate. Therefore, the amounts exclude outstanding loans and leases that were made on the general creditworthiness of the borrower for which real estate was obtained as security and for which the ultimate repayment of the credit is not dependent on the sale, lease, rental or refinancing of the real estate. As shown in the table, the commercial real estate loan portfolio is diversified in terms of geographic region and property type.

Table 16

Outstanding Commercial Real Estate Loans(1)

	December 31		FleetBoston April 1, 2004
(Dollars in millions)	2004	2003
By Geographic Region(2)
Northeast	$6,700	$683	$3,732
California	6,293	4,705	567
Florida	3,562	2,663	215
Southeast	3,448	2,642	387
Southwest	3,265	2,725	389
Northwest	2,038	1,976	68
Midwest	1,860	1,431	347
Midsouth	1,379	1,139	152
Other states(3)	1,184	448	3,234
Geographically diversified	2,150	631	769
Non-U.S.	440	324	122

Total	$32,319	$19,367	$9,982

By Property Type
Residential	$5,992	$3,631	$314
Office buildings	5,434	3,431	2,649
Apartments	4,940	3,411	1,687
Shopping centers/retail	4,490	2,295	1,474
Land and land development	2,388	1,494	155
Industrial/warehouse	2,263	1,790	351
Hotels/motels	909	548	531
Multiple use	744	560	269
Resorts	252	261	—
Other	4,907	1,946	2,552

Total	$32,319	$19,367	$9,982

(1)	For purposes of this table, commercial real estate product reflects loans dependent on the sale, lease or refinance of real estate as the final source of repayment.
(2)	Distribution is based on geographic location of collateral. Geographic regions are in the U.S. unless otherwise noted.
(3)	The reduction in Other states subsequent to April 1, 2004 is the result of a more granular distribution of the FleetBoston portfolio to other geographic regions including the Northeast.

Foreign Portfolio

Table 17 sets forth total foreign exposure broken out by region at December 31, 2004 and 2003. Total foreign exposure is defined to include credit exposure, net of local liabilities, plus securities and other investments for all exposure with a country of risk other than the United States.

Table 17

Regional Foreign Exposure(1)

	December 31		FleetBoston April 1, 2004
(Dollars in millions)	2004	2003
Europe	$62,428	$39,496	$5,003
Latin America(2,3)	10,823	5,791	7,568
Asia Pacific(2,4)	10,736	9,547	443
Middle East	527	584	82
Africa	238	108	41
Other(5)	5,327	4,374	865

Total	$90,079	$59,900	$14,002

(1)	The balances above reflect the subtraction of local funding or liabilities from local exposures as allowed by the Federal Financial Institutions Examination Council (FFIEC).
(2)	Exposures for Latin America and Asia Pacific have been reduced by $196 and $14, respectively, at December 31, 2004, and $173 and $13, respectively, at December 31, 2003. Such amounts represent the fair value of U.S. Treasury securities held as collateral outside the country of exposure.
(3)	Includes Bermuda and Cayman Islands.
(4)	Includes Australia and New Zealand.
(5)	Other includes Canada and supranational entities.

Our total foreign exposure was $90.1 billion at December 31, 2004, an increase of $30.2 billion from December 31, 2003. Our foreign exposure was concentrated in Europe, which accounted for $62.4 billion, or 69 percent, of total foreign exposure. The increase in total foreign exposure is due to growth in Europe and the addition of exposure associated with FleetBoston. Growth of exposure in Europe during 2004 was mostly in Western Europe and was distributed across a variety of industries with the largest concentration in the banking sector that accounted for approximately 53 percent of the growth. At December 31, 2004 and 2003, the United Kingdom and Germany were the only countries whose total cross-border outstandings exceeded 0.75 percent of our total assets. Our second largest foreign exposure was in Latin America, which accounted for $10.8 billion, or 12 percent, of total foreign exposure. Growth of exposure in Latin America during 2004 was due to the addition of operations associated with FleetBoston. Latin America, including Brazil and Argentina, may continue to experience economic, political and social uncertainties, which may impact market, credit, and transfer risk of this region. For more information on our Latin America exposure, see the discussion of emerging markets on page 45.

As shown in Table 18, at December 31, 2004 and 2003, Germany had total cross-border exposure of $12.0 billion and $6.9 billion, respectively, representing 1.08 percent and 0.95 percent of total assets, respectively. At December 31, 2004 and 2003, the United Kingdom had total cross-border exposure of $11.9 billion and $10.1 billion, respectively, representing 1.07 percent and 1.41 percent of total assets, respectively. The largest concentration of the exposure to both of these countries was with banks.

Table 18

Cross-border Exposure Exceeding One Percent of Total Assets(1,2)

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Cross - border Exposure	Exposure as a Percentage of Total Assets
Germany	2004 2003 2002	$659 441 334	$6,251 3,436 2,898	$5,081 2,978 2,534	$11,991 6,855 5,766	1.08 0.95 0.89%

United Kingdom	2004 2003 2002	$74 143 167	$3,239 3,426 2,492	$8,606 6,552 6,758	$11,919 10,121 9,417	1.07 1.41 1.46%

(1)	Exposure includes cross-border claims by our foreign offices as follows: loans, accrued interest receivable, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unused commitments, SBLCs, commercial letters of credit and formal guarantees. Sector definitions are based on the FFIEC instructions for preparing the Country Exposure Report.
(2)	The total cross-border exposure for Germany and United Kingdom at December 31, 2004 includes derivatives exposure of $3,641 and $2,564, respectively, against which we hold collateral totaling $1,477 and $1,788, respectively.

As shown in Table 19, at December 31, 2004, foreign exposure to borrowers or counterparties in emerging markets increased 42 percent to $15.5 billion, or 17 percent, of total foreign exposure, from $10.9 billion, or 18 percent, of total exposure at the end of 2003. At December 31, 2004, 58 percent of the emerging markets exposure was in Latin America compared to 42 percent at December 31, 2003. The increase in Latin America was attributable to the addition of the $6.7 billion FleetBoston portfolio on April 1, 2004. This growth was partially offset by continued reductions in Loans and Leases, and trading activity exposure in Argentina, Brazil and Chile. Our 24.9 percent investment in Grupo Financiero Santander Serfin (GFSS) accounted for $1.9 billion of reported exposure in Mexico.

The company’s largest exposure in Latin America was in Brazil. Our exposure in Brazil at December 31, 2004 and 2003, included $1.4 billion and $331 million, respectively, of traditional cross-border credit exposure (Loans and Leases, letters of credit, etc.), and $1.8 billion and $193 million, respectively, of local country exposure net of local liabilities. Nonperforming assets in Brazil were $38 million at December 31, 2004, compared to $39 million at December 31, 2003. For 2004 and 2003, net charge-offs totaled $59 million and $33 million, respectively.

We have risk mitigation instruments associated with certain exposures for Brazil, including structured trade transactions intended to mitigate transfer risk of $950 million and third party funding of $286 million, resulting in our total foreign exposure net of risk mitigation for Brazil of $2.2 billion.

Our exposure in Argentina at December 31, 2004 and 2003, included $286 million and $135 million, respectively, of traditional cross-border credit exposure (Loans and Leases, letters of credit, etc.), and $16 million and $24 million, respectively, of local country exposure net of local liabilities. Also included in Argentina’s December 31, 2004 balance were $89 million of securities. At December 31, 2004, Argentina nonperforming assets, including securities, were $350 million compared to $107 million at December 31, 2003. For 2004, net recoveries for Argentina totaled $3 million compared to net charge-offs of $82 million in 2003.

At December 31, 2004, 41 percent of the emerging markets exposure was in Asia Pacific compared to 55 percent at December 31, 2003. Asia Pacific emerging markets exposure was largely unchanged. Increases in Taiwan and Hong Kong were offset by decreases in South Korea, Singapore and Other Asia Pacific. The increase in Taiwan was attributable to higher short-term placements with other financial institutions, and commercial loans and leases. The increase in Hong Kong was due to higher swaps and derivatives exposure to other financial institutions. Higher commercial loans and leases also contributed to the increase in Hong Kong.

Table 19 sets forth regional foreign exposure to selected countries defined as emerging markets.

Table 19

Selected Emerging Markets(1)

(Dollars in millions)	Loans and Leases, and Loan Commitments	Other Financing(2)	Derivative Assets	Securities/ Other Investments(3,4)	Total Cross- border Exposure(5)	Local Country Exposure Net of Local Liabilities(6)	Total Foreign Exposure December 31, 2004	Increase/ (Decrease) from December 31, 2003	Fleet- Boston April 1, 2004
Region/Country
Latin America
Brazil	$1,179	$268	$19	$122	$1,588	$1,837	$3,425	$2,754	$3,838
Mexico(7)	578	148	136	2,004	2,866	—	2,866	83	570
Chile	215	122	1	3	341	839	1,180	1,049	1,186
Argentina	181	105	—	89	375	16	391	80	542
Other Latin America(8)	311	180	144	248	883	192	1,075	358	579

Total Latin America	2,464	823	300	2,466	6,053	2,884	8,937	4,324	6,715

Asia Pacific
India	311	268	140	225	944	548	1,492	(73)	9
South Korea	290	477	89	213	1,069	314	1,383	(235)	158
Taiwan	214	114	82	42	452	875	1,327	786	26
Hong Kong	225	57	307	129	718	401	1,119	249	6
Singapore	200	23	70	47	340	—	340	(227)	21
Other Asia Pacific(8)	81	80	58	278	497	157	654	(222)	50

Total Asia Pacific	1,321	1,019	746	934	4,020	2,295	6,315	278	270

Central and Eastern Europe(8)	7	30	31	173	241	—	241	(29)	—

Total	$3,792	$1,872	$1,077	$3,573	$10,314	$5,179	$15,493	$4,573	$6,985

(1)	There is no generally accepted definition of emerging markets. The definition that we use includes all countries in Latin America excluding Cayman Islands and Bermuda; all countries in Asia Pacific excluding Japan, Australia and New Zealand; and all countries in Central and Eastern Europe excluding Greece.
(2)	Includes acceptances, SBLCs, commercial letters of credit and formal guarantees.
(3)	Amounts outstanding for Other Latin America and Other Asia Pacific have been reduced by $196 and $14, respectively, at December 31, 2004 and $173 and $13, respectively, at December 31, 2003. Such amounts represent the fair value of U.S. Treasury securities held as collateral outside the country of exposure.
(4)	Cross-border resale agreements are presented based on the domicile of the counterparty because the counterparty has the legal obligation for repayment. For regulatory reporting under FFIEC guidelines, cross-border resale agreements are presented based on the domicile of the issuer of the securities that are held as collateral.
(5)	Cross-border exposure includes amounts payable to us by borrowers or counterparties with a country of residence other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting rules.
(6)	Local country exposure includes amounts payable to us by borrowers with a country of residence in which the credit is booked, regardless of the currency in which the claim is denominated. Management subtracts local funding or liabilities from local exposures as allowed by the FFIEC. Total amount of local country exposure funded by local liabilities at December 31, 2004 was $17,189 compared to $5,336 at December 31, 2003. Local country exposure funded by local liabilities at December 31, 2004 in Latin America and Asia Pacific was $9,098 and $8,091, respectively, of which $4,240 was in Brazil, $3,432 in Hong Kong, $2,596 in Singapore, $1,662 in Argentina, $1,210 in Chile and $1,092 in Mexico. There were no other countries with local country exposure funded by local liabilities greater than $500.
(7)	Includes $1,859 related to GFSS acquired in the first quarter of 2003.
(8)	Other Latin America, Other Asia Pacific, and Central and Eastern Europe include countries each with total foreign exposure of less than $300.

Commercial Portfolio Credit Quality Performance

Overall commercial credit quality continued to improve in 2004 due to an improving economy and high levels of liquidity in the capital markets. All major commercial asset quality performance indicators showed positive trends. Net charge-offs, nonperforming assets and criticized exposure continued to decline. As presented in Table 20, commercial criticized credit exposure decreased $2.4 billion, or 19 percent, to $10.2 billion at December 31, 2004. The net decrease was driven by $16.8 billion of paydowns, payoffs, credit quality improvements, loan sales and net charge-offs; partially offset by the addition of $7.1 billion of FleetBoston commercial criticized exposure on April 1, 2004 and $7.3 billion of newly criticized exposure.

The decrease in 2004 was centered in Global Capital Markets and Investment Banking and Global Business and Financial Services. These businesses combined to reduce commercial criticized exposure by $2.2 billion during 2004, despite the addition of the FleetBoston commercial criticized exposure balance of $6.8 billion on April 1, 2004, related to these businesses. Reductions were concentrated in the utilities, aerospace and defense, and telecommunications industries.

Table 20 presents commercial criticized exposure at December 31, 2004 and 2003.

Table 20

Commercial Criticized Exposure(1)

	December 31				FleetBoston April 1, 2004
	2004		2003
(Dollars in millions)	Amount	Percent(2)	Amount	Percent(2)	Amount	Percent(2)
Commercial - domestic	$6,340	3.38%	$8,044	5.73%	$4,830	9.86%
Commercial real estate	1,028	2.54	983	3.89	406	4.08
Commercial lease financing	1,347	6.38	1,011	10.43	768	5.42
Commercial - foreign	1,534	3.12	2,612	6.97	1,057	10.01

Total commercial criticized exposure	$10,249	3.44%	$12,650	5.94%	$7,061	8.44%

(1)	Criticized exposure corresponds to the Special Mention, Substandard and Doubtful asset categories defined by regulatory authorities. Exposure amounts include loans and leases, SBLCs and financial guarantees, derivative assets, assets held-for-sale and commercial letters of credit.
(2)	Commercial criticized exposure is taken as a percentage of total commercial utilized exposure which includes loans and leases, SBLCs and financial guarantees, derivative assets, assets held-for-sale and commercial letters of credit.

We routinely review the loan and lease portfolio to determine if any credit exposure should be placed on nonperforming status. An asset is placed on nonperforming status when it is determined that full collection of principal and/or interest in accordance with its contractual terms is not probable. As presented in Table 21, nonperforming commercial assets decreased $654 million to $1.6 billion at December 31, 2004 due primarily to the $760 million decrease in the nonperforming commercial loans and leases despite the addition of the $944 million FleetBoston nonperforming commercial loans and leases at April 1, 2004. The decrease in 2004 was centered in Global Capital Markets and Investment Banking and Global Business and Financial Services. These businesses combined to reduce nonperforming commercial loans and leases by $566 million during 2004, despite the addition of the FleetBoston commercial nonperforming loan and lease balance of $874 million on April 1, 2004, related to these businesses. The decreases in total nonperforming commercial loans and leases resulted from paydowns and payoffs of $1.4 billion, charge-offs of $640 million, loan sales of $515 million and returns to performing status of $348 million, partially offset by new nonaccrual loan inflows of $1.3 billion and the addition of nonperforming loans and leases from the FleetBoston portfolio. Increased levels of paydowns and payoffs compared to 2003 resulted from the improvement in credit quality experienced in 2004.

Nonperforming commercial – domestic loans decreased by $533 million and represented 0.70 percent of commercial – domestic loans at December 31, 2004 compared to 1.52 percent at December 31, 2003. Nonperforming commercial – foreign loans decreased $311 million and represented 1.45 percent of commercial – foreign loans at December 31, 2004 compared to 5.37 percent at December 31, 2003. The improvement in the percentage of nonperforming commercial – domestic loans to the total commercial –domestic loans was driven by the growth in commercial – domestic loans and the addition of the FleetBoston portfolio.

Nonperforming commercial asset sales in 2004 were $601 million, comprised of $515 million of nonperforming commercial loans, $74 million of commercial foreclosed properties and $12 million of nonperforming securities. Nonperforming commercial asset sales in 2003 totaled $1.6 billion, comprised of $1.5 billion of nonperforming commercial loans and $123 million of commercial foreclosed properties.

Table 21 presents nonperforming commercial assets for each year in the five-year period ending at December 31, 2004.

Table 21

Nonperforming Commercial Assets(1)

	December 31					FleetBoston April 1, 2004
(Dollars in millions)	2004	2003	2002	2001	2000
Nonperforming commercial loans and leases
Commercial - domestic	$855	$1,388	$2,621	$2,991	$2,715	$317
Commercial real estate	87	142	164	243	239	80
Commercial lease financing	266	127	160	134	65	51
Commercial - foreign	267	578	1,359	459	482	496

Total nonperforming commercial loans and leases	1,475	2,235	4,304	3,827	3,501	944
Nonperforming securities(2)	140	—	—	—	—	135
Commercial foreclosed properties	33	67	126	68	67	13

Total nonperforming commercial assets(3)	$1,648	$2,302	$4,430	$3,895	$3,568	$1,092

Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases	0.76%	1.70%	2.96%	2.33%	1.72%	1.53%
Nonperforming commercial assets as a percentage of outstanding commercial loans, leases and foreclosed properties	0.85	1.75	3.05	2.38	1.75	1.77

(1)	In 2004, $111 in Interest Income was estimated to be contractually due on nonperforming commercial loans and leases, and troubled debt restructured loans.
(2)	Primarily related to international securities held in the AFS securities portfolio.
(3)	Balances do not include $123, $186, $73, $289 and $84 of nonperforming commercial assets, primarily commercial loans held-for-sale included in Other Assets at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

Table 22 presents the additions and reductions to nonperforming assets in the commercial portfolio during 2004 and 2003.

Table 22

Nonperforming Commercial Assets Activity

(Dollars in millions)	2004	2003
Nonperforming loans and leases, and foreclosed properties
Balance, January 1	$2,302	$4,430

Additions to nonperforming assets:
FleetBoston balance, April 1, 2004	957	—
New nonaccrual	1,294	2,134
Advances	82	199

Total additions	2,333	2,333

Reductions in nonperforming assets:
Paydowns and payoffs	(1,405)	(1,221)
Sales	(589)	(1,583)
Returns to performing status(1)	(348)	(197)
Charge-offs(2)	(640)	(1,352)
Transfers to assets held-for-sale	(145)	(108)

Total reductions	(3,127)	(4,461)

Total net reductions in nonperforming assets	(794)	(2,128)

Nonperforming securities(3)
Balance, January 1	—	—

Additions to nonperforming assets:
FleetBoston balance, April 1, 2004	135	—
New nonaccrual	56	—
Reductions in nonperforming assets:
Paydowns and payoffs	(39)	—
Sales	(12)	—

Total net securities additions to nonperforming assets	140	—

Nonperforming commercial assets, December 31	$1,648	$2,302

(1)	Commercial loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well secured and is in the process of collection.
(2)	Certain loan and lease products, including commercial credit card, are not classified as nonperforming; therefore, the charge-offs on these loans are not included above.
(3)	Primarily related to international securities held in the AFS securities portfolio.

Domestic commercial loans past due 90 days or more and still accruing interest were $121 million at December 31, 2004 compared to $108 million at December 31, 2003. The increase was driven by the addition of the FleetBoston past due portfolio of $28 million on April 1, 2004.

Table 23 presents commercial net charge-offs and net charge-off ratios for 2004 and 2003.

Table 23

Commercial Net Charge-offs and Net Charge-off Ratios(1)

	2004		2003
(Dollars in millions)	Amount	Percent	Amount	Percent
Commercial - domestic	$177	0.15%	$633	0.68%
Commercial real estate	(3)	(0.01)	41	0.20
Commercial lease financing	9	0.05	124	1.23
Commercial - foreign	173	1.05	306	2.36

Total commercial	$356	0.20%	$1,104	0.81%

(1)	Percentage amounts are calculated as net charge-offs divided by average outstanding loans and leases during the year for each loan category.

Commercial — domestic loan net charge-offs, as presented in Table 23, decreased $456 million to $177 million in 2004, reflecting overall improvement in the portfolio.

Commercial — foreign loan net charge-offs were $173 million in 2004 compared to $306 million in 2003. The decrease reflected lower net charge-offs in Argentina, the United Kingdom and Italy. The industry with the largest decrease in net charge-offs was utilities. The country with the largest net charge-offs in 2004 was Italy.

At December 31, 2004 and 2003, our credit exposure related to Parmalat Finanziaria S.p.A. and its related entities (Parmalat) was less than $1 million and $274 million, respectively; the latter number included $30 million of derivatives. Nonperforming loans related to Parmalat were less than $1 million and $226 million at December 31, 2004 and 2003, respectively.

Included in Other Assets were commercial loans held-for-sale and leveraged lease partnership interests of $1.3 billion and $198 million, respectively, at December 31, 2004 and $1.6 billion and $332 million, respectively, at December 31, 2003. Included in these balances were nonperforming loans held-for-sale and leveraged lease partnership interests of $100 million and $23 million, respectively, at December 31, 2004 and $183 million and $3 million, respectively, at December 31, 2003.

Provision for Credit Losses

The Provision for Credit Losses was $2.8 billion in 2004, a two percent decline, despite the addition of the FleetBoston portfolio. The consumer portion of the Provision for Credit Losses increased to $3.6 billion in 2004 driven by consumer net charge-offs of $2.8 billion. Organic growth, overall seasoning of credit card accounts, the return of securitized loans to the balance sheet, and increases in minimum payment requirements drove higher consumer net charge-offs and consumer provision. The commercial portion of the Provision for Credit Losses was a negative $623 million in 2004 with commercial net charge-offs of $356 million. The commercial provision decreased due to continued commercial credit quality improvement. The Provision for Credit Losses included a negative $70 million related to changes in the general portion of the Allowance for Loan and Lease Losses due to improved economic conditions. The Provision for Credit Losses also included a negative $99 million related to changes in the reserve for unfunded lending commitments due to continued commercial credit quality improvement and improved economic conditions.

We expect that continued seasoning of credit card accounts, the return of approximately $4.5 billion of securitized loans to the balance sheet in 2005 and increased minimum payment requirements will result in higher levels of consumer net charge-offs in 2005. Commercial net charge-offs may return to more normalized levels during 2005. These anticipated increases in net charge-offs, coupled with less dramatic improvement in commercial credit quality than experienced in 2004, are expected to result in increases in the consumer and commercial portions of the Provision for Credit Losses in 2005.

Allowance for Credit Losses

Allowance for Loan and Lease Losses

The Allowance for Loan and Lease Losses is allocated based on three components. We evaluate the adequacy of the Allowance for Loan and Lease Losses based on the combined total of these three components.

The first component of the Allowance for Loan and Lease Losses covers those commercial loans that are either nonperforming or impaired. An allowance is allocated when the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of that loan. For purposes of computing the specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical loss experience for the respective product type and risk rating of the loans.

The second component of the Allowance for Loan and Lease Losses covers performing commercial loans and leases, and consumer loans. The allowance for commercial loans and leases is established by product type after analyzing historical loss experience, by internal risk rating, current economic conditions and performance trends within each portfolio segment. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. As of December 31, 2004, this resulted in an immaterial decrease to the commercial allowance for loan losses from updating the historical loss experience. The allowance for consumer loans is based on aggregated portfolio segment evaluations, generally by product type. Loss forecast models are utilized for consumer products that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores. These consumer loss forecast models are updated on a quarterly basis in order to incorporate information reflective of the current economic environment. As of December 31, 2004, this resulted in an immaterial increase to the allowance for consumer loan and lease losses from updating the loss forecast models.

The third, or general component of the Allowance for Loan and Lease Losses is maintained to cover uncertainties that affect our estimate of probable losses. These uncertainties include the imprecision inherent in the forecasting methodologies, as well as domestic and global economic uncertainty and large single name defaults or event risk. We assess these components, and consider other current events, like the Merger, and other conditions, to determine the overall level of the third component. The relationship of the third component to the total Allowance for Loan and Lease Losses may fluctuate from period to period.

We monitor differences between estimated and actual incurred loan and lease losses. This monitoring process includes periodic assessments by senior management of loan and lease portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the Allowance for Loan and Lease Losses are made by charges to the Provision for Credit Losses. Credit exposures deemed to be uncollectible are charged against the Allowance for Loan and Lease Losses. Recoveries of previously charged off amounts are credited to the Allowance for Loan and Lease Losses.

The Allowance for Loan and Lease Losses for the consumer portfolio as presented in Table 25 increased $1.3 billion to $3.8 billion from December 31, 2003 due to the addition of $592 million on April 1, 2004 of FleetBoston allowance for consumer loan and lease losses, and continued organic growth in consumer loans, primarily credit card. The Allowance for Loan and Lease Losses on the credit card portfolio increased $1.2 billion to $2.8 billion driven by the $466 million addition related to the FleetBoston on-balance sheet card portfolio on April 1, 2004, organic credit card portfolio growth, the return of previously securitized credit card balances to the balance sheet and increases in the minimum payment requirements.

The allowance for commercial loan and lease losses as presented in Table 25 was $3.2 billion at December 31, 2004, a $726 million increase from December 31, 2003. This increase was due to the addition on April 1, 2004 of $1.7 billion of FleetBoston allowance for commercial loans and leases to the portfolio partially offset by reductions resulting from improvement in the commercial loan portfolio. Commercial credit quality continues to improve as reflected in the continued declines in both commercial criticized exposure and commercial nonperforming loans and leases. Specific reserves on commercial impaired loans decreased $189 million, or 48 percent, in 2004, reflecting the decrease in our investment in specific loans considered impaired of $910 million to $1.2 billion at December 31, 2004. The net decrease of $910 million included the addition of FleetBoston impaired loans on April 1, 2004 of $914 million offset by net decreases of $1.8 billion in 2004. The decreased levels of criticized, nonperforming and impaired loans, and the respective reserves were driven by overall improvement in commercial credit quality, including paydowns and payoffs, loan sales, net charge-offs and returns to performing status.

The general portion of the Allowance for Loan and Lease Losses increased $438 million during 2004. The addition of FleetBoston general reserves on April 1, 2004 accounted for $508 million of the increase. Although uncertainty regarding the depth and pace of the economic recovery existed early in the year, the fourth quarter demonstrated a strengthening of the economy, which led to a reduction in general reserves of $70 million in 2004.

Reserve for Unfunded Lending Commitments

In addition to the Allowance for Loan and Lease Losses, we also estimate probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. Unfunded lending commitments are subject to individual reviews, and are analyzed and segregated by risk according to the Corporation’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information result in the estimation of the reserve for unfunded lending commitments. The reserve for unfunded lending commitments is included in Accrued Expenses and Other Liabilities on the Consolidated Balance Sheet.

We monitor differences between estimated and actual incurred credit losses. This monitoring process includes periodic assessments by senior management of credit portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the reserve for unfunded lending commitments are made by charges to the Provision for Credit Losses. Credit exposures (excluding derivatives) deemed to be uncollectible are charged against the reserve.

The reserve for unfunded lending commitments decreased $14 million from December 31, 2003, primarily due to improved economic conditions and improvement in the level of criticized letters of credit, partially offset by the addition of $85 million of reserves on April 1, 2004 associated with FleetBoston unfunded lending commitments.

Table 24 presents a rollforward of the allowance for credit losses for five years ending December 31, 2004.

Table 24

Allowance for Credit Losses

(Dollars in millions)	2004	2003	2002	2001	2000
Allowance for loan and lease losses, January 1	$6,163	$6,358	$6,278	$6,365	$6,314

FleetBoston balance, April 1, 2004	2,763	—	—	—	—
Loans and leases charged off
Residential mortgage	(62)	(64)	(56)	(39)	(36)
Credit card	(2,536)	(1,657)	(1,210)	(753)	(392)
Home equity lines	(38)	(38)	(40)	(32)	(29)
Direct/Indirect consumer	(344)	(322)	(355)	(389)	(395)
Other consumer(1)	(295)	(343)	(395)	(1,216)	(582)

Total consumer	(3,275)	(2,424)	(2,056)	(2,429)	(1,434)

Commercial - domestic	(504)	(857)	(1,625)	(2,021)	(1,396)
Commercial real estate	(12)	(46)	(45)	(46)	(31)
Commercial lease financing	(39)	(132)	(168)	(99)	(17)
Commercial - foreign	(262)	(408)	(566)	(249)	(117)

Total commercial	(817)	(1,443)	(2,404)	(2,415)	(1,561)

Total loans and leases charged off	(4,092)	(3,867)	(4,460)	(4,844)	(2,995)

Recoveries of loans and leases previously charged off
Residential mortgage	26	24	14	13	9
Credit card	231	143	116	81	54
Home equity lines	23	26	14	13	9
Direct/Indirect consumer	136	141	145	139	149
Other consumer	102	88	99	135	197

Total consumer	518	422	388	381	418

Commercial - domestic	327	224	314	167	122
Commercial real estate	15	5	7	7	20
Commercial lease financing	30	8	9	4	4
Commercial - foreign	89	102	45	41	31

Total commercial	461	339	375	219	177

Total recoveries of loans and leases previously charged off	979	761	763	600	595

Net charge-offs	(3,113)	(3,106)	(3,697)	(4,244)	(2,400)

Provision for loan and lease losses(2)	2,868	2,916	3,801	4,163	2,576
Transfers(3)	(55)	(5)	(24)	(6)	(125)

Allowance for loan and lease losses, December 31	8,626	6,163	6,358	6,278	6,365

Reserve for unfunded lending commitments, January 1	416	493	597	473	514
FleetBoston balance, April 1, 2004	85	—	—	—	—
Provision for unfunded lending commitments	(99)	(77)	(104)	124	(41)

Reserve for unfunded lending commitments, December 31	402	416	493	597	473

Total	$9,028	$6,579	$6,851	$6,875	$6,838

Loans and leases outstanding at December 31	$521,837	$371,463	$342,755	$329,153	$392,193
Allowance for loan and lease losses as a percentage of loans and leases outstanding at December 31	1.65%	1.66%	1.85%	1.91%	1.62%
Consumer allowance for loan and lease losses as a percentage of consumer loans and leases outstanding at December 31	1.17	1.06	0.95	1.12	0.97
Commercial allowance for loan and lease losses as a percentage of commercial loans and leases outstanding at December 31	1.64	1.87	2.43	2.16	1.81
Average loans and leases outstanding during the year	$472,645	$356,148	$336,819	$365,447	$392,622
Net charge-offs as a percentage of average loans and leases outstanding during the year	0.66%	0.87%	1.10%	1.16%	0.61%
Allowance for loan and lease losses as a percentage of nonperforming loans and leases at December 31	390	215	126	139	122
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs	2.77	1.98	1.72	1.48	2.65

(1)	Includes $635 related to the exit of the subprime real estate lending business in 2001.
(2)	Includes $395 related to the exit of the subprime real estate lending business in 2001.
(3)	Includes primarily transfers to loans held-for-sale.

For reporting purposes, we allocate the allowance for credit losses across products. However, the allowance is available to absorb any credit losses without restriction. Table 25 presents our allocation by product type.

Table 25

Allocation of the Allowance for Credit Losses by Product Type

	December 31										FleetBoston April 1, 2004
	2004		2003		2002		2001		2000
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Allowance for loan and lease losses
Residential mortgage	$199	2.3%	$149	2.4%	$108	1.7%	$145	2.3%	$151	2.4%	$40	1.4%
Credit card	2,757	32.0	1,602	26.0	1,031	16.2	821	13.1	549	8.6	466	16.9
Home equity lines	92	1.1	61	1.0	49	0.8	83	1.3	77	1.2	17	0.6
Direct/Indirect consumer	405	4.7	340	5.5	361	5.7	367	5.8	320	5.0	43	1.6
Other consumer	382	4.4	384	6.2	332	5.2	443	7.1	733	11.5	26	0.9

Total consumer	3,835	44.5	2,536	41.1	1,881	29.6	1,859	29.6	1,830	28.7	592	21.4

Commercial - domestic	1,382	16.0	1,257	20.4	2,231	35.1	1,901	30.3	1,926	30.3	704	25.5
Commercial real estate	505	5.9	413	6.7	439	6.9	905	14.4	980	15.4	264	9.6
Commercial lease financing	365	4.2	207	3.4	n/a	n/a	n/a	n/a	n/a	n/a	84	3.0
Commercial - foreign	926	10.7	575	9.3	855	13.4	730	11.6	778	12.2	611	22.1

Total commercial(1)	3,178	36.8	2,452	39.8	3,525	55.4	3,536	56.3	3,684	57.9	1,663	60.2

General	1,613	18.7	1,175	19.1	952	15.0	883	14.1	851	13.4	508	18.4

Allowance for loan and lease losses	8,626	100.0%	6,163	100.0%	6,358	100.0%	6,278	100.0%	6,365	100.0%	2,763	100.0%

Reserve for unfunded lending commitments	402		416		493		597		473		85

Total	$9,028		$6,579		$6,851		$6,875		$6,838		$2,848

(1)	Includes allowance for loan and lease losses of commercial impaired loans of $202, $391, $919, $763 and $640 at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.
n/a	= Not available; included in commercial - domestic at December 31, 2002, 2001 and 2000.

Problem Loan Management

Banc of America Strategic Solutions, Inc. (SSI) is a majority-owned consolidated subsidiary of Bank of America, N.A., a wholly owned subsidiary of the Corporation, which manages problem asset resolution and the coordination of exit strategies. This may include bulk sales, collateralized debt obligations and other resolutions of domestic commercial distressed assets and, beginning in 2004, certain consumer distressed loans.

During 2004 and 2003, Bank of America, N.A. sold commercial loans with a gross book balance of approximately $1.0 billion and $3.0 billion, respectively, to SSI. In addition, in December of 2004, Bank of America, N.A. and NationsCredit Financial Services Corporation sold manufactured housing loans with a gross book balance of $2.9 billion, to SSI. For tax purposes, under the Code, the sales were treated as a taxable exchange. The sales had no financial statement impact on us because the sales were transfers among entities under common control, and there was no change in the individual loan resolution strategies.

Market Risk Management

Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions such as market movements. This risk is inherent in the financial instruments associated with our operations and/or activities including loans, deposits, securities, short-term borrowings, long-term debt, trading account assets and liabilities, and derivatives. Market-sensitive assets and liabilities are generated through loans and deposits associated with our traditional banking business, our customer and proprietary trading operations, our ALM process, credit risk mitigation activities, and mortgage banking activities.

Our traditional banking loan and deposit products are nontrading positions and are reported at amortized cost for assets or the amount owed for liabilities (historical cost). While the accounting rules require a historical cost view of traditional banking assets and liabilities, these positions are still subject to changes in economic value based on varying market conditions. Interest rate risk is the effect of changes in the economic value of our loans and deposits, as well as our other interest rate sensitive instruments, and is reflected in the levels of future income and expense produced by these positions versus levels that would be generated by current levels of interest rates. We seek to mitigate interest rate risk as part of the ALM process.

We seek to mitigate trading risk within our prescribed risk appetite using hedging techniques. Trading positions are reported at estimated market value with changes reflected in income. Trading positions are subject to various risk factors, which include exposures to interest rates and foreign exchange rates, as well as mortgage, equity market, commodity and issuer credit risk factors. We seek to mitigate these risk exposures by utilizing a variety of financial instruments. The following discusses the key risk components along with respective risk mitigation techniques.

Interest Rate Risk

Interest rate risk represents exposures we have to instruments whose values vary with the level of interest rates. These instruments include, but are not limited to, loans, debt securities, certain trading-related assets and liabilities, deposits, borrowings and derivative instruments. We seek to mitigate risks associated with the exposures in a variety of ways that typically involve taking offsetting positions in cash or derivative markets. The cash and derivative instruments allow us to seek to mitigate risks by reducing the effect of movements in the level of interest rates, changes in the shape of the yield curve as well as changes in interest rate volatility. Hedging instruments used to mitigate these risks include related derivatives such as options, futures, forwards and swaps.

Foreign Exchange Risk

Foreign exchange risk represents exposures we have to changes in the values of current holdings and future cash flows denominated in other currencies. The types of instruments exposed to this risk include investments in foreign subsidiaries, foreign currency-denominated loans, foreign currency-denominated securities, future cash flows in foreign currencies arising from foreign exchange transactions, and various foreign exchange derivative instruments whose values fluctuate with changes in currency exchange rates or foreign interest rates. Instruments used to mitigate this risk are foreign exchange options, currency swaps, futures, forwards and deposits. These instruments help insulate us against losses that may arise due to volatile movements in foreign exchange rates or interest rates.

Mortgage Risk

Our exposure to mortgage risk takes several forms. First, we trade and engage in market-making activities in a variety of mortgage securities, including whole loans, pass-through certificates, commercial mortgages, and collateralized mortgage obligations. Second, we originate a variety of asset-backed securities, which involves the accumulation of mortgage-related loans in anticipation of eventual securitization. Third, we may hold positions in mortgage securities and residential mortgage loans as part of the ALM portfolio. Fourth, we create MSRs as part of our mortgage activities. See Notes 1 and 8 of the Consolidated Financial Statements for additional information on MSRs. These activities generate market risk since these instruments are sensitive to changes in the level of market interest rates, changes in mortgage prepayments and interest rate volatility. Options, futures, forwards, swaps, swaptions, U.S. Treasury securities and mortgage-backed securities are used to hedge mortgage risk by seeking to mitigate the effects of changes in interest rates.

Equity Market Risk

Equity market risk arises from exposure to securities that represent an ownership interest in a corporation in the form of common stock or other equity-linked instruments. The instruments held that would lead to this exposure include, but are not limited to, the following: common stock, listed equity options (puts and calls), over-the-counter equity options, equity total return swaps, equity index futures and convertible bonds. We seek to mitigate the risk associated with these securities via hedging on a portfolio or name basis that focuses on reducing volatility from changes in stock prices. Instruments used for risk mitigation include options, futures, swaps, convertible bonds and cash positions.

Commodity Risk

Commodity risk represents exposures we have to products traded in the petroleum, natural gas, metals and power markets. Our principal exposure to these markets emanates from customer-driven transactions. These transactions consist primarily of futures, forwards, swaps and options. We seek to mitigate exposure to the commodity markets with instruments including, but not limited to, options, futures and swaps in the same or similar commodity product, as well as cash positions.

Issuer Credit Risk

Our portfolio is exposed to issuer credit risk where the value of an asset may be adversely impacted for various reasons directly related to the issuer, such as management performance, financial leverage or reduced demand for the issuer’s goods or services. Perceived changes in the creditworthiness of a particular debtor or sector can have significant effects on the replacement costs of both cash and derivative positions. We seek to mitigate the impact of credit spreads, credit migration and default risks on the market value of the trading portfolio with the use of credit default swaps, and credit fixed income and similar securities.

Trading Risk Management

Trading-related revenues represent the amount earned from our trading positions, which include trading account assets and liabilities, as well as derivative positions and, prior to the conversion of the Certificates into MSRs, market value adjustments to the Certificates and the MSRs. Trading positions are taken in a diverse range of financial instruments and markets. Trading account assets and liabilities, and derivative positions are reported at fair value. MSRs are reported at lower of cost or market. For more information on fair value, see Complex Accounting Estimates beginning on page 62. For additional information on MSRs, see Notes 1 and 8 of the Consolidated Financial Statements. Trading Account Profits represent the net amount earned from our trading positions and, as reported in the Consolidated Statement of Income, do not include the Net Interest Income recognized on trading positions, or the related funding charge or benefit. Trading Account Profits can be volatile and are largely driven by general market conditions and customer demand. Trading Account Profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment.

The histogram of daily revenue or loss below is a graphic depiction of trading volatility and illustrates the level of trading-related revenue for 2004. Trading-related revenue encompasses both proprietary trading and customer-related activities. In 2004, positive trading-related revenue was recorded for 87 percent of trading days. Furthermore, only five percent of the total trading days had losses greater than $10 million, and the largest loss was $27 million. This can be compared to 2003 and 2002 as follows:

•	In 2003, positive trading-related revenue was recorded for 88 percent of trading days and only four percent of total trading days had losses greater than $10 million, and the largest loss was $41 million.

•	In 2002, positive trading-related revenue was recorded for 86 percent of trading days and only five percent of total trading days had losses greater than $10 million, and the largest loss was $32 million.

The above histogram does not include two losses greater than $50 million associated with MSRs as the losses were related to model changes rather than market changes in the portfolio. For additional information on MSRs, see Notes 1 and 8 of the Consolidated Financial Statements.

To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use Value-at-Risk (VAR) modeling and stress testing. VAR is a key statistic used to measure and manage market risk. Trading limits and VAR are used to manage day-to-day risks and are subject to testing where we compare expected performance to actual performance. This testing provides us a view of our models’ predictive accuracy. All limit excesses are communicated to senior management for review.

A VAR model estimates a range of hypothetical scenarios within which the next day’s profit or loss is expected. These estimates are impacted by the nature of the positions in the portfolio and the correlation within the portfolio. Within any VAR model, there are significant and numerous assumptions that will differ from company to company. Our VAR model assumes a 99 percent confidence level. Statistically this means that losses will exceed VAR, on average, one out of 100 trading days, or two to three times each year.

In addition to reviewing our underlying model assumptions with senior management, we seek to mitigate the uncertainties related to these assumptions and estimates through close monitoring and by updating the assumptions and estimates on an ongoing basis. If the results of our analysis indicate higher than expected levels of risk, proactive measures are taken to adjust risk levels.

The following graph shows actual losses did not exceed VAR in 2004. Actual losses exceeded VAR twice during 2003.

Table 26 presents average, high and low daily VAR for 2004 and 2003.

Table 26

Trading Activities Market Risk

	Twelve Months Ended December 31
	2004			2003
(Dollars in millions)	Average VAR	High VAR(1)	Low VAR(1)	Average VAR	High VAR(1)	Low VAR(1)
Foreign exchange	$3.6	$8.1	$1.4	$4.1	$7.8	$2.1
Interest rate	26.2	51.5	10.7	27.0	65.2	15.1
Credit(2)	35.7	61.4	21.9	20.7	32.6	14.9
Real estate/mortgage(3)	10.5	26.0	4.6	14.1	41.4	3.6
Equities	21.8	51.5	7.9	19.9	53.8	6.6
Commodities	6.5	10.2	3.8	8.7	19.3	4.1
Portfolio diversification	(56.3)	—	—	(60.9)	—	—

Total trading portfolio	$48.0	$78.5	$29.4	$33.6	$91.0	$11.2

Total market-based trading portfolio(4)	$44.1	$79.0	$23.7	$33.2	$82.0	$11.8

(1)	The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.
(2)	Credit includes credit fixed income and credit default swaps used for credit risk management. Average VAR for credit default swaps was $23.5 and $20.9 in 2004 and 2003, respectively.
(3)	Real estate/mortgage includes capital market real estate and the Certificates. Effective June 1, 2004, Real estate/mortgage no longer includes the Certificates. For additional information on the Certificates, see Note 1 of the Consolidated Financial Statements.
(4)	Total market-based trading portfolio excludes credit default swaps used for credit risk management, net of the effect of diversification.

Approximately $4 million of the increase in average VAR for 2004 was attributable to the addition of FleetBoston in the second quarter of 2004. The remaining increase in average VAR for 2004 was primarily due to increases in the average risk taken in credit and equities. The increase in equities was mainly due to the increased economic risk from customer-facilitated transactions that were held in inventory during portions of 2004. The increase in credit was mainly due to an increase in credit protection purchased to hedge the credit risk in our commercial credit portfolio.

Stress Testing

Because the very nature of a VAR model suggests results can exceed our estimates, we “stress test” our portfolio. Stress testing estimates the value change in our trading portfolio due to abnormal market movements. Various stress scenarios are run regularly against the trading portfolio to verify that, even under extreme market moves, we will preserve our capital; to determine the effects of significant historical events; and to determine the effects of specific, extreme hypothetical, but plausible events. The results of the stress scenarios are calculated daily and reported to senior management as part of the regular reporting process. The results of certain specific, extreme hypothetical scenarios are presented to ALCO.

Interest Rate Risk Management

Interest rate risk represents the most significant market risk exposure to our nontrading financial instruments. Our overall goal is to manage interest rate sensitivity so that movements in interest rates do not adversely affect Net Interest Income. Interest rate risk is measured as the potential volatility in our Net Interest Income caused by changes in market interest rates. Client facing activities, primarily lending and deposit-taking, create interest rate sensitive positions on our Balance Sheet. Interest rate risk from these activities as well as the impact of ever-changing market conditions, is mitigated using the ALM process.

Sensitivity simulations are used to estimate the impact on Net Interest Income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations estimate levels of short-term financial instruments, debt securities, loans, deposits, borrowings and derivative instruments. In addition, these simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth and pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. In addition to Net Interest Income sensitivity simulations, market value sensitivity measures are also utilized.

The Balance Sheet Management group maintains a Net Interest Income forecast utilizing different rate scenarios, with the base case utilizing the forward market curve. The Balance Sheet Management group constantly updates the Net Interest Income forecast for changing assumptions and differing outlooks based on economic trends and market conditions.

The Balance Sheet Management group reviews the impact on Net Interest Income of parallel and nonparallel shifts in the yield curve over different time horizons. The overall interest rate risk position and strategies are reviewed on an ongoing basis with ALCO. At December 31, 2004, we remain positioned for future rising interest rates and curve flattening to the extent implied by the forward market curve.

The estimated impact to Net Interest Income over the subsequent year from December 31, 2004, resulting from a 100 bp gradual (over 12 months) parallel increase or decrease in interest rates from the forward market curve calculated as of December 31, 2004 was (1.5) percent and 0.5 percent, respectively. The estimated impact to Net Interest Income over the subsequent year from December 31, 2003, resulting from a 100 bp gradual (over 12 months) parallel increase or decrease in interest rates from the forward market curve calculated as of December 31, 2003, was (1.1) percent and 1.2 percent, respectively.

As part of the ALM process, we use securities, residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity.

Securities

The securities portfolio is integral to our ALM process. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity and regulatory requirements, and the relative mix of our cash and derivative positions. During 2004 and 2003, we purchased securities of $232.6 billion and $195.9 billion, respectively, sold $105.0 billion and $171.5 billion, respectively, and received paydowns of $31.8 billion and $27.2 billion, respectively. Not included in the purchases above were $46.7 billion of forward purchase contracts of both mortgage-backed securities and mortgage loans at December 31, 2004 settling from January 2005 to February 2005 with an average yield of 5.26 percent, and $65.2 billion of forward purchase contracts of both mortgage-backed securities and mortgage loans at December 31, 2003 that settled from January 2004 to February 2004 with an average yield of 5.79 percent. There were also $25.8 billion of forward sale contracts of mortgage-backed securities at December 31, 2004 settling from January 2005 to February 2005 with an average yield of 5.47 percent compared to $8.0 billion at December 31, 2003 that settled in February 2004 with an average yield of 6.14 percent. These forward purchase and sale contracts were accounted for as derivatives and designated as cash flow hedges with their net-of-tax unrealized gains and losses included in Accumulated Other Comprehensive Income (OCI). For additional information on derivatives designated as cash flow hedges, see Note 4 of the Consolidated Financial Statements. The forward purchase and sale contracts at December 31, 2004 and 2003 were also included in Table IV on pages 70 and 71. During the year, we continuously monitored the interest rate risk position of the portfolio and repositioned the securities portfolio in order to manage prepayment risk and to take advantage of interest rate fluctuations. Through sales in the securities portfolio, we realized $2.1 billion and $941 million in Gains on Sales of Debt Securities in 2004 and 2003, respectively.

Residential Mortgage Portfolio

In 2004 and 2003, we purchased $65.9 billion and $92.8 billion, respectively, of residential mortgages for our ALM portfolio and interest rate risk management. Not included in the purchases above were $3.3 billion of forward purchase commitments of mortgage loans at December 31, 2004 settling from January 2005 to February 2005 and $4.6 billion at December 31, 2003 that settled in January 2004. These commitments, included in Table IV on pages 70 and 71, were accounted for as derivatives and designated as cash flow hedges, and their net-of-tax unrealized gains and losses were included in Accumulated OCI. During 2004, there were no sales of whole mortgage loans. In 2003, we sold $27.5 billion of whole mortgage loans and recognized $772 million in gains on the sales included in Other Noninterest Income. Additionally, during the same periods, we received paydowns of $44.4 billion and $62.8 billion, respectively.

Interest Rate and Foreign Exchange Derivative Contracts

Interest rate and foreign exchange derivative contracts are utilized in our ALM process and serve as an efficient, low-cost tool to mitigate our risk. We use derivatives to hedge or offset the changes in cash flows or market values of our Balance Sheet. See Note 4 of the Consolidated Financial Statements for additional information on our hedging activities.

Our interest rate contracts are generally nonleveraged generic interest rate and basis swaps, options, futures, and forwards. In addition, we use foreign currency contracts to mitigate the foreign exchange risk associated with foreign currency-denominated assets and liabilities, as well as our equity investments in foreign subsidiaries. Table IV, on pages 70 and 71, reflects the notional amounts, fair value, weighted average receive fixed and pay fixed rates, expected maturity, and estimated duration of our ALM derivatives at December 31, 2004 and 2003.

Consistent with our strategy of managing interest rate sensitivity to mitigate changes in value of other financial instruments, the notional amount of our net received fixed interest rate swap position decreased $11.7 billion to $9.5 billion at December 31, 2004 compared to December 31, 2003. The net option position increased $238.9 billion to $323.8 billion at December 31, 2004 compared to December 31, 2003 to offset interest rate risk in other portfolios. The changes in our swap and option positions were part of our interest sensitivity management.

Mortgage Banking Risk Management

We manage changes in the value of MSRs by entering into derivative financial instruments and by purchasing and selling securities. MSRs are assets created when the underlying mortgage loan is sold to investors and we retain the right to service the loan. As of December 31, 2004, the MSR balance was $2.5 billion, or 10 percent lower than December 31, 2003.

We designate certain derivatives such as purchased options and interest rate swaps as fair value hedges of specified MSRs under SFAS 133. At December 31, 2004, the amount of MSRs identified as being hedged by derivatives in accordance with SFAS 133 was approximately $1.8 billion. The notional amount of the derivative contracts designated as SFAS 133 hedges of MSRs at December 31, 2004 was $18.5 billion. The changes in the fair values of the derivative contracts are substantially offset by changes in the fair values of the MSRs that are hedged by these derivative contracts. During 2004, derivative hedge gains of $228 million were offset by a decrease in the value of the MSRs of $210 million resulting in $18 million of hedge ineffectiveness.

From time to time, we hold additional derivatives and certain securities (i.e. mortgage-backed securities) as economic hedges of MSRs, which are not designated as SFAS 133 accounting hedges. During 2004, Gains on Sales of Debt Securities of $117 million and $65 million of Interest Income from Securities used as an economic hedge of MSRs were realized. At December 31, 2004, the amount of MSRs covered by such economic hedges was $564 million. The carrying value of AFS Securities held as economic hedges of MSRs was $1.9 billion at December 31, 2004. The related net-of-tax unrealized gain on these AFS Securities, which is recorded in Accumulated OCI, was $13 million at December 31, 2004.

See Notes 1 and 8 of the Consolidated Financial Statements for additional information.

Operational Risk Management

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, including system conversions and integration, and external events. Successful operational risk management is particularly important to a diversified financial services company like ours because of the very nature, volume and complexity of our various businesses.

In keeping with our management governance structure, the lines of business are responsible for all the risks within the business including operational risks. Such risks are managed through corporate-wide or line of business specific policies and procedures, controls, and monitoring tools. Examples of these include personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis, business recovery planning, and new product introduction processes.

We approach operational risk from two perspectives, enterprise-wide and line of business-specific. The Compliance and Operational Risk Committee (CORC), chartered in 2005 as a subcommittee of the Finance Committee, provides consistent communication and oversight of significant operational and compliance issues and oversees the adoption of best practices. Two groups within Risk Management, Compliance Risk Management and Enterprise Operational Risk, facilitate the consistency of effective policies, industry best practices, controls and monitoring tools for managing and assessing operational risks across the Corporation. These groups also work with the line of business executives and their risk counterparts to implement appropriate policies, processes and assessments at the line of business level and support groups. Compliance and operational risk awareness is also driven across the Corporation through training and strategic communication efforts. For selected risks, we establish specialized support groups, for example, Information Security and Supply Chain Management. These specialized groups develop corporate-wide risk management practices, such as an information security program and a supplier program to ensure suppliers adopt appropriate policies and procedures when performing work on behalf of the Corporation. These specialized groups also assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses.

At the line of business level, the Line of Business Risk Executives are responsible for adherence to corporate practices and oversight of all operational risks in the line of business they support. Operational and compliance risk management, working in conjunction with senior line of business executives, have developed key tools to help manage, monitor and summarize operational risk. One tool the businesses and executive management utilize is a corporate-wide self-assessment process, which helps to identify and evaluate the status of risk issues, including mitigation plans, if appropriate. Its goal is to continuously assess changing market and business conditions and evaluate all operational risks impacting the line of business. The self-assessment process assists in identifying emerging operational risk issues and determining at the line of business or corporate level how they should be managed. In addition to information gathered from the self-assessment process, key operational risk indicators have been developed and are used to help identify trends and issues on both a corporate and a line of business level.

More generally, we mitigate operational risk through a broad-based approach to process management and process improvement. Improvement efforts are focused on reduction of variation in outputs. We have a dedicated Quality and Productivity team to manage and certify the process management and improvement efforts.

Recent Accounting and Reporting Developments

See Note 1 of the Consolidated Financial Statements for a discussion of recent accounting and reporting developments.

Complex Accounting Estimates

Our significant accounting principles as described in Note 1 of the Consolidated Financial Statements are essential in understanding Management’s Discussion and Analysis of Results of Operations and Financial Condition. Many of our significant accounting principles require complex judgments to estimate values of assets and liabilities. We have procedures and processes to facilitate making these judgments.

The more judgmental estimates are summarized below. We have identified and described the development of the variables most important in the estimation process that, with the exception of accrued taxes, involves mathematical models to derive the estimates. In many cases, there are numerous alternative judgments that could be used in the process of determining the inputs to the model. Where alternatives exist, we have used the factors that we believe represent the most reasonable value in developing the inputs. Actual performance that differs from our estimates of the key variables could impact Net Income. Separate from the possible future impact to Net Income from input and model variables, the value of our lending portfolio and market sensitive assets and liabilities may change subsequent to the balance sheet measurement, often significantly, due to the nature and magnitude of future credit and market conditions. Such credit and market conditions may change quickly and in unforeseen ways and the resulting volatility could have a significant, negative effect on future operating results. These fluctuations would not be indicative of deficiencies in our models or inputs.

Allowance for Credit Losses

The allowance for credit losses is our estimate of probable losses in the loans and leases portfolio and within our unfunded lending commitments. Changes to the allowance for credit losses are reported in the Consolidated Statement of Income in the Provision for Credit Losses. Our process for determining the allowance for credit losses is discussed in the Credit Risk Management section beginning on page 36 and Note 1 of the Consolidated Financial Statements. Due to the variability in the drivers of the assumptions made in this process, estimates of the portfolio’s inherent risks and overall collectibility change with changes in the economy, individual industries, countries and individual borrowers’ or counterparties’ ability and willingness to repay their obligations. The degree to which any particular assumption affects the allowance for credit losses depends on the severity of the change and its relationship to the other assumptions.

Key judgments used in determining the allowance for credit losses include: (i) risk ratings for pools of commercial loans and leases, (ii) market and collateral values and discount rates for individually evaluated loans, (iii) product type classifications for both consumer and commercial loans and leases, (iv) loss rates used for both consumer and commercial loans and leases, (v) adjustments made to assess current events and conditions, (vi) considerations regarding domestic and global economic uncertainty, and (vii) overall credit conditions.

Our Allowance for Loan and Lease Losses is sensitive to the risk rating assigned to commercial loans and leases and to the loss rates used for both the consumer and commercial portfolios. Assuming a downgrade of one level in the internal risk rating for commercial loans and leases, except loans already risk rated Doubtful as defined by regulatory authorities, the Allowance for Loan and Lease Losses for the commercial portfolio would increase by approximately $1.6 billion at December 31, 2004. The Allowance for Loan and Lease Losses as a percentage of loan and lease outstandings at December 31, 2004 was 1.65 percent and this hypothetical increase in the allowance would raise the ratio to approximately 2.0 percent. A 10 percent increase in the loss rates used on both the consumer and commercial loan and lease portfolios would increase the Allowance for Loan and Lease Losses at December 31, 2004 by approximately $370 million, of which $250 million would relate to consumer and $120 million to commercial.

These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings or the increases in loss rates but are provided as hypothetical scenarios to assess the sensitivity of the Allowance for Loan and Lease Losses to changes in key inputs. We believe the risk ratings and loss severities currently in use are appropriate and that the probability of a downgrade of one level of the internal credit ratings for commercial loans and leases within a short period of time is remote.

The process of determining the level of the allowance for credit losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Fair Value of Financial Instruments

Trading Account Assets and Liabilities are recorded at fair value, which is primarily based on actively traded markets where prices are based on either direct market quotes or observed transactions. Liquidity is a significant factor in the determination of the fair value of Trading Account Assets or Liabilities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more rating agencies. At December 31, 2004, $4.4 billion of Trading Account Assets were fair valued using these alternative approaches, representing five percent of total Trading Account Assets at December 31, 2004. An immaterial amount of Trading Account Liabilities were fair valued using these alternative approaches at December 31, 2004.

Trading Account Profits, which represent the net amount earned from our trading positions, can be volatile and are largely driven by general market conditions and customer demand. Trading Account Profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time. To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use trading limits, stress testing and tools such as VAR modeling, which estimates a range within which the next day’s profit or loss is expected, to measure and manage market risk. At December 31, 2004, the amount of our VAR was $47 million based on a 99 percent confidence interval. For more information on VAR, see pages 57 through 59.

The fair values of Derivative Assets and Liabilities traded in the over-the-counter market are determined using quantitative models that require the use of multiple market inputs including interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors, which are used to value the position. The predominance of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are unobservable, in which case quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values.

The fair values of Derivative Assets and Liabilities include adjustments for market liquidity, counterparty credit quality, future servicing costs and other deal specific factors, where appropriate. To ensure the prudent application of estimates and management judgment in determining the fair value of Derivative Assets and Liabilities, various processes and controls have been adopted, which include: a Model Validation Policy that requires a review and approval of quantitative models used for deal pricing, financial statement fair value determination and risk quantification; a Trading Product Valuation Policy that requires verification of all traded product valuations; and a periodic review and substantiation of daily profit and loss reporting for all traded products. These processes and controls are performed independently within the business segment. At December 31, 2004, the fair values of Derivative Assets and Liabilities determined by these quantitative models were $10.3 billion and $7.3 billion, respectively. These amounts reflect the full fair value of the derivatives and do not isolate the discrete value associated with the subjective valuation variable. Further, they represent five percent and four percent of Derivative Assets and Liabilities, respectively, before the impact of legally enforceable master netting agreements. For the period ended December 31, 2004, there were no changes to the quantitative models, or uses of such models, that resulted in a material adjustment to the Consolidated Statement of Income.

AFS Securities are recorded at fair value, which is generally based on direct market quotes from actively traded markets.

Principal Investing

Principal Investing is included within Equity Investments and is discussed in more detail in Business Segment Operations beginning on page 25. Principal Investing is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages, from start-up to buyout. These investments are made either directly in a company or held through a fund. Some of these companies may need access to additional cash to support their long-term business models. Market conditions and company performance may impact whether funding is available from private investors or the capital markets.

Investments with active market quotes are carried at estimated fair value; however, the majority of our investments do not have publicly available price quotations. At December 31, 2004, we had nonpublic investments of $7.0 billion, or approximately 96 percent of the total portfolio. Valuation of these investments requires significant management judgment. Management determines values of the underlying investments based on multiple methodologies including in-depth semi-annual reviews of the investee’s financial statements and financial condition, discounted cash flows, the prospects of the investee’s industry, and current overall market conditions for similar investments. In addition, on a quarterly basis as events occur or information comes to the attention of management that indicates a change in the value of an investment is warranted, investments are adjusted from their original invested amount to estimated fair values at the balance sheet date with changes being recorded in Equity Investment Gains (Losses) in the Consolidated Statement of Income. Investments are not adjusted above the original amount invested unless there is clear evidence of a fair value in excess of the original invested amount. This evidence is often in the form of a recent transaction in the investment. As part of the valuation process, senior management reviews the portfolio and determines when an impairment needs to be recorded. The Principal Investing portfolio is not material to our Consolidated Balance Sheet, but the impact of the valuation adjustments may be material to our operating results for any particular quarter.

Accrued Income Taxes

As more fully described in Notes 1 and 17 of the Consolidated Financial Statements, we account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109). Accrued income taxes, reported as a component of Accrued Expenses and Other Liabilities on our Consolidated Balance Sheet, represents the net amount of current income taxes we expect to pay to or receive from various taxing jurisdictions attributable to our operations to date. We currently file income tax returns in more than 100 jurisdictions and consider many factors—including statutory, judicial and regulatory guidance—in estimating the appropriate accrued income taxes for each jurisdiction.

In applying the principles of SFAS 109, we monitor the state of relevant tax authorities and change our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities. These revisions of our estimate of accrued income taxes, which also may result from our own income tax planning and from the resolution of income tax controversies, can materially affect our operating results for any given quarter.

Goodwill

The nature of and accounting for Goodwill is discussed in detail in Notes 1 and 9 of the Consolidated Financial Statements. Goodwill is reviewed for potential impairment at the reporting unit level on an annual basis, or in interim periods if events or circumstances indicate a potential impairment. The reporting units utilized for this test were those that are one level below the business segments identified beginning on page 10. The impairment test is performed in two phases. The first step of the Goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including Goodwill. If the fair value of the reporting unit exceeds its carrying amount, Goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s Goodwill (as defined in SFAS 142) with the carrying amount of that Goodwill. An impairment loss is recorded to the extent that the carrying amount of Goodwill exceeds its implied fair value.

The fair values of the reporting units were determined using a combination of valuation techniques consistent with the income approach and the market approach. For purposes of the income approach, discounted cash flows were calculated by taking the net present value of estimated cash flows using a combination of historical results, estimated future cash flows and an appropriate price to earnings multiple. We use our internal forecasts to estimate future cash flows and actual results may differ from forecasted results. However, these differences have not been material and we believe that this methodology provides a reasonable means to determine fair values. Cash flows were discounted using a discount rate based on expected equity return rates, which was 11 percent for 2004. Expected rates of equity returns were estimated based on historical market returns and risk/return rates for similar industries of the reporting unit. For purposes of the market approach, valuations of reporting units were based on actual comparable market transactions and market earnings multiples for similar industries of the reporting unit.

Our evaluations for the year ended December 31, 2004 indicated there was no impairment of our Goodwill.

2003 Compared to 2002

The following discussion and analysis provides a comparison of our results of operations for 2003 and 2002. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. In addition, Tables 1 and 2 contain financial data to supplement this discussion.

Overview

Net Income

Net Income totaled $10.8 billion, or $3.57 per diluted common share, in 2003 compared to $9.2 billion, or $2.95 per diluted common share, in 2002. The return on average common shareholders’ equity was 21.99 percent in 2003 compared to 19.44 percent in 2002. These earnings provided sufficient cash flow to allow us to return $9.8 billion and $8.5 billion in 2003 and 2002, respectively, in capital to shareholders in the form of dividends and share repurchases, net of employee stock options exercised.

Net Interest Income

Net Interest Income on a FTE basis increased $596 million to $22.1 billion in 2003. This increase was driven by higher ALM portfolio levels (consisting of securities, whole loan mortgages and derivatives), higher consumer loan levels, larger trading-related contributions, higher mortgage warehouse and higher core deposit funding levels. Partially offsetting these increases was the impact of lower interest rates and reductions in the large corporate, foreign and exited consumer loan businesses portfolios. The net interest yield on a FTE basis declined 37 bps to 3.40 percent in 2003 due to the negative impact of increases in lower-yielding trading-related assets and declining rates offset partially by our ALM portfolio repositioning.

Noninterest Income

Noninterest Income increased $2.9 billion to $16.5 billion in 2003, due to increases in Mortgage Banking Income of $1.2 billion, Equity Investment Gains of $495 million, Other Noninterest Income of $484 million, Card Income of $432 million, and Service Charges of $342 million. The increase in Mortgage Banking Income was driven by gains from higher volumes of mortgage loans sold into the secondary market and improved profit margins. Other Noninterest Income of $1.1 billion included gains of $772 million, an increase of $272 million over 2002, as we sold whole loan mortgages to manage prepayment risk due to the longer than anticipated low interest rate environment. Additionally, Other Noninterest Income included the equity in the earnings of our investment in GFSS of $122 million.

Gains on Sales of Debt Securities

Gains on Sales of Debt Securities in 2003 and 2002, were $941 million and $630 million, respectively, as we continued to reposition the ALM portfolio in response to interest rate fluctuations.

Provision for Credit Losses

The Provision for Credit Losses declined $858 million to $2.8 billion in 2003 due to an improvement in the commercial portfolio partially offset by a stable but growing consumer portfolio. This improvement was driven by reduced levels of inflows to nonperforming assets in Global Capital Markets and Investment Banking, together with loan sales and payoffs facilitated by high levels of liquidity in the capital markets.

Noninterest Expense

Noninterest Expense increased $1.7 billion in 2003 from 2002, driven by higher personnel costs, increased Professional Fees including legal expense and increased Marketing Expense. Higher personnel costs resulted from increased costs of employee benefits of $504 million and revenue-related incentives of $435 million. Employee benefits expense increased due to stock option expense of $120 million in 2003 and the impacts of a change in the expected long-term rates of return on plan assets to 8.5 percent for 2003 from 9.5 percent in 2002 and a change in the discount rate to 6.75 percent in 2003 from 7.25 percent in 2002 for the Bank of America Pension Plan. The increase in Professional Fees of $319 million was driven by an increase in litigation accruals of $220 million associated with pending litigation principally related to securities matters. Marketing Expense increased by $232 million due to higher advertising costs, as well as marketing investments in direct marketing for the credit card business. In addition, recorded in other expense during 2003 was a $100 million charge related to issues surrounding our mutual fund practices.

Income Tax Expense

Income Tax Expense was $5.1 billion, reflecting an effective tax rate of 31.8 percent, in 2003 compared to $3.7 billion and 28.8 percent, respectively, in 2002. The 2002 effective tax rate was impacted by a $488 million reduction in Income Tax Expense resulting from a settlement with the IRS generally covering tax years ranging from 1984 to 1999 but including tax returns as far back as 1971.

Business Segment Operations

Global Consumer and Small Business Banking

Total Revenue increased $2.5 billion, or 15 percent, in 2003 compared to 2002. Overall deposit and loan growth contributed to the $621 million, or six percent, increase in Net Interest Income. This increase was offset by the compression of deposit interest margins and the results of ALM activities. Increases in

Mortgage Banking Income of 117 percent, Service Charges of 15 percent and Card Income of 18 percent drove the $1.9 billion, or 29 percent, increase in Noninterest Income. These increases were offset by a decrease in Trading Account Profits. Net Income rose $836 million, or 19 percent, due to the increases in Net Interest Income and Noninterest Income discussed above, offset by an increase in the Provision for Credit Losses. Higher provision in the credit card loan portfolio, offset by a decline in provision for other consumer loans resulted in a $395 million, or 30 percent, increase in the Provision for Credit Losses.

Global Business and Financial Services

Total Revenue increased $165 million, or three percent, in 2003 compared to 2002. Net Interest Income remained relatively flat. Increases in Other Noninterest Income of 64 percent, Investment Banking Income of seven percent, and Service Charges of five percent drove the $182 million, or 13 percent, increase in Noninterest Income. These increases were offset by a decrease in Trading Account Profits. Provision for Credit Losses decreased $396 million, or 42 percent. Net Income rose $464 million, or 29 percent, due to the increase in Noninterest Income and the lower Provision for Credit Losses discussed above.

Global Capital Markets and Investment Banking

Total Revenue increased $133 million, or two percent, in 2003 compared to 2002 driven by an increase in Noninterest Income. Net Interest Income remained relatively flat at $4.3 billion as average Loans and Leases declined $12.0 billion, or 25 percent and average Deposits increased $1.4 billion, or two percent. Noninterest Income increased $189 million, or five percent, resulting from increases in Investment Banking Income, Service Charges, Investment and Brokerage Services, and Equity Investment Gains offset by declines in Trading Account Profits. In 2003, Net Income increased $192 million, or 12 percent, due to the increase in Noninterest Income and lower Provision for Credit Losses offset by an increase in Noninterest Expense. Provision for Credit Losses declined $465 million to $303 million due to continued improvements in credit quality. Noninterest Expense increased by $402 million, or eight percent, driven by costs associated with downsizing operations in South America and Asia and restructuring locations outside the U.S., higher market-based compensation, increases in litigation expenses and reserves, and the allocation of the charge related to issues surrounding our mutual fund practices.

Global Wealth and Investment Management

Total Revenue increased $401 million, or 11 percent, in 2003. Net Interest Income remained relatively flat as growth in Deposits and increased loan spreads were offset by the net results of ALM activities. Noninterest Income increased $372 million, or 22 percent, an increase in Equity Investment Gains of $198 million related to gains from securities sold that were received in satisfaction of debt that had been restructured and charged off in prior periods, and higher asset management fees. Net Income increased $351 million, or 40 percent. This increase was due to the increase in Noninterest Income and lower Provision for Credit Losses. Provision for Credit Losses decreased $309 million, driven by one large charge-off recorded in 2002. The allocation of the charge related to issues surrounding our mutual fund practices and increased expenses associated with the addition of financial advisors were the drivers of the $182 million, or nine percent, increase in Noninterest Expense.

All Other

In 2003 compared to 2002, Total Revenue in Equity Investments increased $190 million, or 43 percent, in 2003 compared to 2002 due to an improvement in Equity Investment Gains. Equity Investments had a Net Loss of $249 million in 2003 compared to a Net Loss of $330 million in 2002. In 2003, Principal Investing recorded cash gains of $273 million and fair value adjustment gains of $47 million, offset by impairment charges of $438 million. Noninterest Income primarily consists of Equity Investment Gains (Losses). Total Revenue in Other increased $51 million, or five percent, in 2003 compared to 2002. Net Income decreased $363 million, or 34 percent. Net Interest Income increased $17 million, or two percent. Noninterest Income increased $35 million resulting from increases in gains on whole mortgage loan sales. Gains on Sales of Debt Securities increased $234 million to $942 million in 2003, as we continued to reposition the ALM portfolio in response to changes in interest rates. Noninterest Expense increased $342 million, or 72 percent.

Statistical Financial Information

Table I

Average Balances and Interest Rates - Fully Taxable-equivalent Basis

	2004			2003			2002
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate

Earning assets
Time deposits placed and other short-term investments	$14,254	$362	2.54%	$9,056	$172	1.90%	$10,038	$243	2.42%
Federal funds sold and securities purchased under agreements to resell	128,981	2,043	1.58	78,857	1,373	1.74	45,640	870	1.91
Trading account assets	104,616	4,092	3.91	97,222	4,005	4.12	79,562	3,806	4.78
Securities	150,171	7,326	4.88	70,666	3,131	4.43	73,715	4,006	5.43
Loans and leases(1):
Residential mortgage	167,298	9,074	5.42	127,059	6,872	5.41	97,204	6,423	6.61
Credit card	43,435	4,653	10.71	28,210	2,886	10.23	21,410	2,195	10.25
Home equity lines	39,400	1,835	4.66	22,890	1,040	4.55	22,807	1,213	5.32
Direct/Indirect consumer	38,078	2,093	5.50	32,593	1,964	6.03	30,264	2,145	7.09
Other consumer(2)	7,717	594	7.70	8,865	588	6.63	12,554	930	7.41

Total consumer	295,928	18,249	6.17	219,617	13,350	6.08	184,239	12,906	7.01

Commercial - domestic	114,644	7,126	6.22	93,458	6,729	7.20	102,835	7,011	6.82
Commercial real estate	28,085	1,263	4.50	20,042	862	4.30	21,569	1,060	4.91
Commercial lease financing	17,483	819	4.68	10,061	395	3.92	11,227	505	4.49
Commercial - foreign	16,505	849	5.15	12,970	460	3.54	16,949	678	4.00

Total commercial	176,717	10,057	5.69	136,531	8,446	6.19	152,580	9,254	6.06

Total loans and leases	472,645	28,306	5.99	356,148	21,796	6.12	336,819	22,160	6.58

Other earning assets	34,635	1,814	5.24	37,599	1,729	4.60	24,756	1,557	6.29

Total earning assets (3)	905,302	43,943	4.85	649,548	32,206	4.96	570,530	32,642	5.72

Cash and cash equivalents	28,511			22,637			21,166
Other assets, less allowance for loan and lease losses	110,847			76,871			62,078

Total assets	$1,044,660			$749,056			$653,774

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$33,959	$119	0.35%	$24,538	$108	0.44%	$21,691	$138	0.64%
NOW and money market deposit accounts	214,542	1,921	0.90	148,896	1,236	0.83	131,841	1,369	1.04
Consumer CDs and IRAs	94,770	2,533	2.67	70,246	2,784	3.96	67,695	2,968	4.39
Negotiable CDs, public funds and other time deposits	5,977	290	4.85	7,627	130	1.70	4,237	128	3.03

Total domestic interest-bearing deposits	349,248	4,863	1.39	251,307	4,258	1.69	225,464	4,603	2.04

Foreign interest-bearing deposits(4):
Banks located in foreign countries	18,426	1,040	5.64	13,959	403	2.89	15,464	442	2.86
Governments and official institutions	5,327	97	1.82	2,218	31	1.40	2,316	43	1.86
Time, savings and other	27,739	275	0.99	19,027	216	1.14	18,769	346	1.84

Total foreign interest-bearing deposits	51,492	1,412	2.74	35,204	650	1.85	36,549	831	2.27

Total interest-bearing deposits	400,740	6,275	1.57	286,511	4,908	1.71	262,013	5,434	2.07

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	227,558	4,434	1.95	140,458	1,871	1.33	98,477	1,982	2.01
Trading account liabilities	35,326	1,317	3.73	37,176	1,286	3.46	31,600	1,260	3.99
Long-term debt	93,330	2,404	2.58	68,432	2,034	2.97	66,045	2,455	3.72

Total interest-bearing liabilities(3)	756,954	14,430	1.91	532,577	10,099	1.90	458,135	11,131	2.43

Noninterest-bearing sources:
Noninterest-bearing deposits	150,819			119,722			109,466
Other liabilities	52,704			47,553			38,560
Shareholders’ equity	84,183			49,204			47,613

Total liabilities and shareholders’ equity	$1,044,660			$749,056			$653,774

Net interest spread			2.94			3.06			3.29
Impact of noninterest-bearing sources			0.32			0.34			0.48

Net interest income/yield on earning assets		$29,513	3.26%		$22,107	3.40%		$21,511	3.77%

(1)	Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis.
(2)	Includes consumer finance of $3,735, $4,137 and $5,031 in 2004, 2003 and 2002, respectively; foreign consumer of $3,020, $1,977 and $2,021 in 2004, 2003 and 2002, respectively; and consumer lease financing of $962, $2,751 and $5,502 in 2004, 2003 and 2002, respectively.

(3)	Interest income includes the impact of interest rate risk management contracts, which increased interest income on the underlying assets $2,400, $2,972 and $1,983 in 2004, 2003 and 2002, respectively. These amounts were substantially offset by corresponding decreases in the income earned on the underlying assets. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on the underlying liabilities $888, $305 and $141 in 2004, 2003 and 2002, respectively. These amounts were substantially offset by corresponding decreases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see “Interest Rate Risk Management” beginning on page 59.
(4)	Primarily consists of time deposits in denominations of $100,000 or more.

Table II

Analysis of Changes in Net Interest Income - Fully Taxable-equivalent Basis

	From 2003 to 2004			From 2002 to 2003
	Due to Change in(1)		Net Change	Due to Change in(1)		Net Change
(Dollars in millions)	Volume	Rate		Volume	Rate
Increase (decrease) in interest income
Time deposits placed and other short-term investments	$99	$91	$190	$(24)	$(47)	$(71)
Federal funds sold and securities purchased under agreements to resell	871	(201)	670	636	(133)	503
Trading account assets	305	(218)	87	841	(642)	199
Securities	3,522	673	4,195	(169)	(706)	(875)
Loans and leases:
Residential mortgage	2,179	23	2,202	1,976	(1,527)	449
Credit card	1,557	210	1,767	697	(6)	691
Home equity lines	753	42	795	5	(178)	(173)
Direct/Indirect consumer	332	(203)	129	166	(347)	(181)
Other consumer	(76)	82	6	(273)	(69)	(342)

Total consumer			4,899			444

Commercial - domestic	1,525	(1,128)	397	(637)	355	(282)
Commercial real estate	346	55	401	(76)	(122)	(198)
Commercial lease financing	290	134	424	(53)	(57)	(110)
Commercial - foreign	124	265	389	(159)	(59)	(218)

Total commercial			1,611			(808)

Total loans and leases			6,510			(364)

Other earning assets	(136)	221	85	808	(636)	172

Total interest income			$11,737			$(436)

Increase (decrease) in interest expense
Domestic interest-bearing deposits:
Savings	$41	$(30)	$11	$19	$(49)	$(30)
NOW and money market deposit accounts	545	140	685	180	(313)	(133)
Consumer CDs and IRAs	969	(1,220)	(251)	116	(300)	(184)
Negotiable CDs, public funds and other time deposits	(28)	188	160	103	(101)	2

Total domestic interest-bearing deposits			605			(345)

Foreign interest-bearing deposits:
Banks located in foreign countries	130	507	637	(43)	4	(39)
Governments and official institutions	44	22	66	(2)	(10)	(12)
Time, savings and other	100	(41)	59	4	(134)	(130)

Total foreign interest-bearing deposits			762			(181)

Total interest-bearing deposits			1,367			(526)

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	1,156	1,407	2,563	841	(952)	(111)
Trading account liabilities	(64)	95	31	223	(197)	26
Long-term debt	738	(368)	370	91	(512)	(421)

Total interest expense			4,331			(1,032)

Net increase in net interest income			$7,406			$596

(1)	The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume or rate for that category. The unallocated change in rate or volume variance has been allocated between the rate and volume variances.

Table III

Selected Loan Maturity Data(1)

	December 31, 2004
(Dollars in millions)	Due in 1 Year or Less	Due After 1 Year Through 5 Years	Due After 5 Years	Total
Commercial - domestic	$45,238	$50,037	$26,820	$122,095
Commercial real estate - domestic	11,564	17,312	3,003	31,879
Foreign(2)	16,088	4,855	1,461	22,404

Total selected loans	$72,890	$72,204	$31,284	$176,378

Percent of total	41.4%	40.9%	17.7%	100.0%

Sensitivity of loans to changes in interest rates for loans due after one year:
Fixed interest rates		$7,975	$12,672
Floating or adjustable interest rates		64,229	18,612

Total		$72,204	$31,284

(1)	Loan maturities are based on the remaining maturities under contractual terms.
(2)	Loan maturities include other consumer, commercial—foreign and commercial real estate loans.

Table IV

Asset and Liability Management Interest Rate and Foreign Exchange Contracts

December 31, 2004
	Fair Value	Expected Maturity							Average Estimated Duration
(Dollars in millions, average estimated duration in years)		Total	2005	2006	2007	2008	2009	Thereafter
Cash flow hedges
Receive fixed interest rate swaps(1)	$(1,413)								4.16
Notional amount		$122,274	$—	$2,927	$21,098	$44,223	$22,237	$31,789
Weighted average fixed rate		3.68%	—%	3.46%	2.94%	3.47%	3.73%	4.43%
Pay fixed interest rate swaps(1)	(2,248)								4.77
Notional amount		$157,837	$39	$6,320	$62,584	$16,136	$10,289	$62,469
Weighted average fixed rate		4.24%	5.01%	3.54%	3.58%	3.91%	3.85%	5.13%
Basis swaps	(4)
Notional amount		$6,700	$500	$4,400	$—	$—	$—	$1,800
Option products(2)	3,492
Notional amount(3)		323,835	145,200	90,000	17,500	58,404	—	12,731
Foreign exchange contracts	9
Notional amount		16	—	—	—	16	—	—
Futures and forward rate contracts (4)	287
Notional amount(3)		(10,889)	10,111	(21,000)	—	—	—	—

Total net cash flow positions	$123

Fair value hedges
Receive fixed interest rate swaps(1)	$534								5.14
Notional amount		$45,050	$2,580	$4,363	$2,500	$2,694	$3,364	$29,549
Weighted average fixed rate		5.02%	4.78%	5.23%	4.53%	3.47%	4.44%	5.25%
Foreign exchange contracts	2,739
Notional amount		$13,590	$71	$1,529	$55	$1,571	$2,091	$8,273

Total net fair value positions	$3,273

Closed interest rate contracts(5)	1,328

Total ALM contracts	$4,724

Table IV

Asset and Liability Management Interest Rate and Foreign Exchange Contracts

December 31, 2003
		Expected Maturity
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2004	2005	2006	2007	2008	Thereafter	Average Estimated Duration
Cash flow hedges
Receive fixed interest rate swaps(1)	$(2,184)								5.22
Notional amount		$122,547	$—	$2,000	$—	$33,848	$33,561	$53,138
Weighted average fixed rate		3.46%	—%	2.10%	—%	3.08%	2.97%	4.06%
Pay fixed interest rate swaps(1)	(2,101)								5.51
Notional amount		$134,654	$—	$3,641	$14,501	$39,142	$13,501	$63,869
Weighted average fixed rate		4.00%	—%	2.09%	2.92%	3.33%	3.77%	4.81%
Basis swaps	38
Notional amount		$16,356	$9,000	$500	$4,400	$45	$590	$1,821

Option product(2)	1,582

Notional amount(3)		84,965	1,267	50,000	3,000	—	30,000	698

Futures and forward rate contracts(4)	1,911
Notional amount(3)		106,760	86,760	20,000	—	—	—	—

Total net cash flow positions	$(754)

Fair value hedges

Receive fixed interest rate swaps(1)	$980								6.12
Notional amount		$34,225	$—	$2,580	$4,363	$2,500	$2,638	$22,144
Weighted average fixed rate		4.96%	—%	4.78%	5.22%	4.53%	3.46%	5.16%
Pay fixed interest rate swaps(1)	(2)								3.70
Notional amount		$924	$81	$47	$80	$112	$149	$455
Weighted average fixed rate		6.00%	6.04%	4.84%	4.54%	7.61%	4.77%	6.38%
Foreign exchange contracts	1,129
Notional amount		$7,364	$100	$488	$468	$(379)	$1,560	$5,127

Futures and forward rate contracts(4)	(3)

Notional amount(3)		(604)	(604)	—	—	—	—	—

Total net fair value positions	$2,104

Closed interest rate contracts(5)	839

Total ALM contracts	$2,189

(1)	At December 31, 2004, $39.9 billion of the receive fixed interest rate swap notional and $75.9 billion of the pay fixed interest swap notional represented forward starting swaps that will not be effective until their respective contractual start dates. At December 31, 2003, $14.2 billion of the receive fixed interest rate swap notional and $114.5 billion of the pay fixed interest rate swap notional represented forward starting swaps that will not be effective until their respective contractual start dates.
(2)	Option products include caps, floors, swaptions and exchange-traded options on index futures contracts. These strategies may include option collars or spread strategies, which involve the buying and selling of options on the same underlying security or interest rate index.
(3)	Reflects the net of long and short positions.
(4)	Futures and forward rate contracts include Eurodollar futures, U.S. Treasury futures, and forward purchase and sale contracts. Included are $50.0 billion of forward purchase contracts, and $25.6 billion of forward sale contracts of mortgage-backed securities and mortgage loans, at December 31, 2004, as discussed on page 60. At December 31, 2003, the forward purchase and sale contracts of mortgage-backed securities and mortgage loans amounted to $69.8 billion and $8.0 billion, respectively.
(5)	Represents the unamortized net realized deferred gains associated with closed contracts. As a result, no notional amount is reflected for expected maturity. The $1.3 billion and $839 million deferred gains as of December 31, 2004 and 2003, respectively, on closed interest rate contracts primarily consisted of gains on closed ALM swaps and forward contracts. Of the $1.3 billion unamortized net realized deferred gains, a gain of $836 million was included in Accumulated OCI, a gain of $514 million was included as a basis adjustment of Long-term Debt, and a loss of $22 million was primarily included as a basis adjustment to mortgage loans, AFS Securities and Long-term Debt at December 31, 2004. As of December 31, 2003, a gain of $238 million was included in Accumulated OCI, a gain of $631 million was primarily included as a basis adjustment of long-term debt, and a loss of $30 million was included as a basis adjustment to mortgage loans.

Table V

Non-exchange Traded Commodity Contracts

(Dollars in millions)	Asset Positions	Liability Positions
Net fair value of contracts outstanding, January 1, 2004	$1,724	$1,473
Effects of legally enforceable master netting agreements	3,344	3,344

Gross fair value of contracts outstanding, January 1, 2004	5,068	4,817
Contracts realized or otherwise settled	(2,196)	(2,347)
Fair value of new contracts(1)	2,129	1,991
Other changes in fair value	1,643	1,440

Gross fair value of contracts outstanding, December 31, 2004	6,644	5,901
Effects of legally enforceable master netting agreements	(4,449)	(4,449)

Net fair value of contracts outstanding, December 31, 2004	$2,195	$1,452

(1)	Includes the fair value of $0 of asset and $4 of liability positions of new contracts assumed in the Merger.

Table VI

Non-exchange Traded Commodity Contract Maturities

	December 31, 2004
(Dollars in millions)	Asset Positions	Liability Positions
Maturity of less than 1 year	$1,741	$1,688
Maturity of 1-3 years	3,946	3,353
Maturity of 4-5 years	862	751
Maturity in excess of 5 years	95	109

Gross fair value of contracts	6,644	5,901
Effects of legally enforceable master netting agreements	(4,449)	(4,449)

Net fair value of contracts outstanding	$2,195	$1,452

Table VII

Selected Quarterly Financial Data

	2004 Quarters				2003 Quarters
(Dollars in millions, except per share information)	Fourth	Third	Second	First	Fourth	Third	Second	First
Income statement
Net interest income	$7,750	$7,665	$7,581	$5,801	$5,586	$5,304	$5,365	$5,209
Noninterest income	5,964	4,922	5,481	3,730	4,049	4,446	4,262	3,693
Total revenue	13,714	12,587	13,062	9,531	9,635	9,750	9,627	8,902
Provision for credit losses	706	650	789	624	583	651	772	833
Gains on sales of debt securities	101	732	795	495	139	233	296	273
Noninterest expense	7,334	7,021	7,242	5,430	5,288	5,077	5,065	4,725
Income before income taxes	5,775	5,648	5,826	3,972	3,903	4,255	4,086	3,617
Income tax expense	1,926	1,884	1,977	1,291	1,177	1,333	1,348	1,193
Net income	3,849	3,764	3,849	2,681	2,726	2,922	2,738	2,424
Average common shares issued and outstanding (in thousands)	4,032,979	4,052,304	4,062,384	2,880,306	2,926,494	2,980,206	2,988,187	2,998,811
Average diluted common shares issued and outstanding (in thousands)	4,106,040	4,121,375	4,131,290	2,933,402	2,978,962	3,039,282	3,046,612	3,052,576

Performance ratios
Return on average assets	1.33%	1.37%	1.41%	1.29%	1.42%	1.50%	1.44%	1.40%
Return on average common shareholders’ equity	15.63	15.56	16.63	22.16	22.42	23.74	21.86	19.92
Total equity to total assets (period end)	8.97	9.14	9.35	6.10	6.67	6.98	6.78	7.51
Total average equity to total average assets	8.51	8.79	8.52	5.84	6.32	6.34	6.62	7.06
Dividend payout	47.45	48.75	42.60	43.21	42.70	40.85	35.06	39.64

Per common share data
Earnings	$0.95	$0.93	$0.95	$0.93	$0.93	$0.98	$0.92	$0.81
Diluted earnings	0.94	0.91	0.93	0.91	0.92	0.96	0.90	0.79
Dividends paid	0.45	0.45	0.40	0.40	0.40	0.40	0.32	0.32
Book value	24.56	24.14	23.51	16.85	16.63	16.92	17.03	16.69

Average balance sheet
Total loans and leases	$515,463	$503,078	$497,158	$374,077	$371,071	$357,288	$350,279	$345,662
Total assets	1,152,551	1,096,683	1,094,459	833,192	764,186	771,255	759,906	699,926
Total deposits	609,936	587,878	582,305	425,075	418,840	414,569	405,307	385,760
Long-term debt	99,588	98,361	96,395	78,852	70,596	66,788	68,927	67,399
Common shareholders’ equity	97,828	96,120	92,943	48,632	48,238	48,816	50,212	49,343
Total shareholders’ equity	98,100	96,392	93,266	48,686	48,293	48,871	50,269	49,400

Capital ratios (period end)
Risk-based capital:
Tier 1	8.10%	8.08%	8.20%	7.73%	7.85%	8.25%	8.08%	8.20%
Total	11.63	11.71	11.97	11.46	11.87	12.17	11.95	12.29
Leverage	5.82	5.92	5.83	5.43	5.73	5.95	5.92	6.24

Market price per share of common stock
Closing	$46.99	$43.33	$42.31	$40.49	$40.22	$39.02	$39.52	$33.42
High closing	47.44	44.98	42.72	41.38	41.25	41.77	39.95	36.24
Low closing	43.62	41.81	38.96	39.15	36.43	37.44	34.00	32.82

Table VIII

Quarterly Average Balances and Interest Rates - Fully Taxable-equivalent Basis

	Fourth Quarter 2004			Third Quarter 2004
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$15,620	$128	3.24%	$14,726	$127	3.45%
Federal funds sold and securities purchased under agreements to resell	149,226	712	1.90	128,339	484	1.50
Trading account assets	110,585	1,067	3.85	98,459	975	3.96
Securities	171,173	2,083	4.87	169,515	2,095	4.94
Loans and leases(1):
Residential mortgage	178,879	2,459	5.49	175,046	2,371	5.41
Credit card	49,366	1,351	10.88	45,818	1,265	10.98
Home equity lines	48,336	609	5.01	44,309	514	4.62
Direct/Indirect consumer	39,526	551	5.55	38,951	538	5.49
Other consumer(2)	7,557	153	8.07	7,693	152	7.91

Total consumer	323,664	5,123	6.31	311,817	4,840	6.19

Commercial - domestic	121,412	1,917	6.28	122,093	1,855	6.04
Commercial real estate	31,355	392	4.98	30,792	344	4.44
Commercial lease financing	20,204	254	5.01	20,125	233	4.64
Commercial - foreign	18,828	272	5.76	18,251	245	5.34

Total commercial	191,799	2,835	5.88	191,261	2,677	5.57

Total loans and leases	515,463	7,958	6.15	503,078	7,517	5.95

Other earning assets	35,937	456	5.08	34,266	460	5.33

Total earning assets(3)	998,004	12,404	4.96	948,383	11,658	4.90

Cash and cash equivalents	31,028			29,469
Other assets, less allowance for loan and lease losses	123,519			118,831

Total assets	$1,152,551			$1,096,683

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$36,927	$36	0.39%	$36,823	$35	0.38%
NOW and money market deposit accounts	234,596	589	1.00	233,602	523	0.89
Consumer CDs and IRAs	109,243	711	2.59	101,250	668	2.63
Negotiable CDs, public funds and other time deposits	7,563	81	4.27	5,654	69	4.85

Total domestic interest-bearing deposits	388,329	1,417	1.45	377,329	1,295	1.37

Foreign interest-bearing deposits(4):
Banks located in foreign countries	17,953	275	6.11	17,864	307	6.83
Governments and official institutions	5,843	33	2.21	5,021	22	1.80
Time, savings and other	30,459	104	1.36	29,513	87	1.17

Total foreign interest-bearing deposits	54,255	412	3.02	52,398	416	3.16

Total interest-bearing deposits	442,584	1,829	1.64	429,727	1,711	1.58

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	252,384	1,543	2.43	226,025	1,152	2.03
Trading account liabilities	37,387	352	3.74	37,706	333	3.51
Long-term debt	99,588	724	2.91	98,361	626	2.54

Total interest-bearing liabilities(3)	831,943	4,448	2.13	791,819	3,822	1.92

Noninterest-bearing sources:
Noninterest-bearing deposits	167,352			158,151
Other liabilities	55,156			50,321
Shareholders’ equity	98,100			96,392

Total liabilities and shareholders’ equity	$1,152,551			$1,096,683

Net interest spread			2.83			2.98
Impact of noninterest-bearing sources			0.35			0.32

Net interest income/yield on earning assets		$7,956	3.18%		$7,836	3.30%

(1)	Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis.
(2)	Includes consumer finance of $3,473, $3,644, $3,828 and $3,999 in the fourth, third, second and first quarters of 2004, and $3,938 in the fourth quarter of 2003, respectively; foreign consumer of $3,523, $3,304, $3,256 and $1,989 in the fourth, third, second and first quarters of 2004, and $1,939 in the fourth quarter of 2003, respectively; and consumer lease financing of $561, $745, $1,058 and $1,491 in the fourth, third, second and first quarters of 2004 and $1,860 in the fourth quarter of 2003, respectively.

	Second Quarter 2004			First Quarter 2004			Fourth Quarter 2003
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$14,384	$59	1.65%	$12,268	$48	1.57%	$11,231	$49	1.71%
Federal funds sold and securities purchased under agreements to resell	124,383	413	1.33	113,761	434	1.53	96,713	506	2.08
Trading account assets	104,391	1,025	3.94	105,033	1,025	3.91	94,630	926	3.91
Securities	159,797	1,925	4.82	99,755	1,223	4.91	59,197	742	5.01
Loans and leases(1):
Residential mortgage	173,158	2,284	5.29	141,898	1,960	5.53	142,482	1,931	5.41
Credit card	43,160	1,167	10.88	35,303	870	9.92	32,734	810	9.83
Home equity lines	40,424	450	4.48	24,379	262	4.31	23,206	255	4.36
Direct/Indirect consumer	39,763	540	5.44	34,045	464	5.49	33,422	478	5.67
Other consumer(2)	8,142	169	8.32	7,479	120	6.42	7,737	124	6.37

Total consumer	304,647	4,610	6.07	243,104	3,676	6.07	239,581	3,598	5.98

Commercial - domestic	123,970	1,843	5.98	90,946	1,511	6.68	90,309	1,612	7.08
Commercial real estate	30,311	317	4.20	19,815	210	4.26	19,616	211	4.27
Commercial lease financing	20,086	237	4.72	9,459	95	4.00	9,971	93	3.71
Commercial - foreign	18,144	237	5.24	10,753	95	3.57	11,594	101	3.45

Total commercial	192,511	2,634	5.50	130,973	1,911	5.87	131,490	2,017	6.09

Total loans and leases	497,158	7,244	5.85	374,077	5,587	6.00	371,071	5,615	6.02

Other earning assets	38,407	494	5.17	29,914	404	5.42	33,938	367	4.32

Total earning assets(3)	938,520	11,160	4.77	734,808	8,721	4.76	666,780	8,205	4.90

Cash and cash equivalents	30,320			23,187			22,975
Other assets, less allowance for loan and lease losses	125,619			75,197			74,431

Total assets	$1,094,459			$833,192			$764,186

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$35,864	$31	0.34%	$26,159	$17	0.27%	$25,494	$19	0.30%
NOW and money market deposit accounts	233,702	488	0.84	155,835	321	0.83	155,369	400	1.02
Consumer CDs and IRAs	93,017	587	2.54	75,341	567	3.03	73,246	476	2.58
Negotiable CDs, public funds and other time deposits	4,737	66	5.60	5,939	74	5.01	6,195	44	2.81

Total domestic interest-bearing deposits	367,320	1,172	1.28	263,274	979	1.50	260,304	939	1.43

Foreign interest-bearing deposits(4):
Banks located in foreign countries	18,945	287	6.10	18,954	171	3.62	13,225	177	5.34
Governments and official institutions	5,739	23	1.58	4,701	19	1.63	2,654	11	1.58
Time, savings and other	29,882	47	0.64	21,054	37	0.71	20,019	51	1.02

Total foreign interest-bearing deposits	54,566	357	2.63	44,709	227	2.04	35,898	239	2.65

Total interest-bearing deposits	421,886	1,529	1.46	307,983	1,206	1.57	296,202	1,178	1.58

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	235,701	1,019	1.74	195,866	720	1.48	144,082	515	1.42
Trading account liabilities	31,620	298	3.78	34,543	334	3.90	38,298	317	3.28
Long-term debt	96,395	563	2.34	78,852	491	2.49	70,596	450	2.55

Total interest-bearing liabilities(3)	785,602	3,409	1.74	617,244	2,751	1.79	549,178	2,460	1.78

Noninterest-bearing sources:
Noninterest-bearing deposits	160,419			117,092			122,638
Other liabilities	55,172			50,170			44,077
Shareholders’ equity	93,266			48,686			48,293

Total liabilities and shareholders’ equity	$1,094,459			$833,192			$764,186

Net interest spread			3.03			2.97			3.12
Impact of noninterest-bearing sources			0.28			0.29			0.31

Net interest income/yield on earning assets		$7,751	3.31%		$5,970	3.26%		$5,745	3.43%

(3)	Interest income includes the impact of interest rate risk management contracts, which increased interest income on the underlying assets $496, $531, $658 and $715 in the fourth, third, second and first quarters of 2004 and $884 in the fourth quarter of 2003, respectively. These amounts were substantially offset by corresponding decreases in the income earned on the underlying assets. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on the underlying liabilities $155, $217, $333 and $183 in the fourth, third, second and first quarters of 2004 and $90 in the fourth quarter of 2003, respectively. These amounts were substantially offset by corresponding decreases in the interest paid on the underlying liabilities. For further information on interest rate contracts, see “Interest Rate Risk Management” beginning on page 59.
(4)	Primarily consists of time deposits in denominations of $100,000 or more.